     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      THE DELICIOUS FROOKIE COMPANY, INC.*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 5149                                06-1255882
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                               2070 MAPLE STREET
                          DES PLAINES, ILLINOIS 60018
                                 (847) 699-3200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MICHAEL J. KIRBY
                            CHIEF EXECUTIVE OFFICER
                      THE DELICIOUS FROOKIE COMPANY, INC.
                               2070 MAPLE STREET
                          DES PLAINES, ILLINOIS 60018
                                 (847) 699-3200

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                   STEVEN WOLOSKY, ESQ.                                       DAVID ALAN MILLER, ESQ.
                 JEFFREY S. SPINDLER, ESQ.                                     PETER M. ZIEMBA, ESQ.
          OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP                             GRAUBARD MOLLEN & MILLER
                      505 PARK AVENUE                                            600 THIRD AVENUE
                 NEW YORK, NEW YORK 10022                                    NEW YORK, NEW YORK 10016
                      (212) 753-7200                                              (212) 818-8800

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                         PROPOSED         PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE      MAXIMUM OFFERING    AGGREGATE OFFERING       AMOUNT OF
                TO BE REGISTERED                    REGISTERED       PRICE PER SHARE           PRICE           REGISTRATION FEE
------------------------------------------------ ----------------- -------------------- -------------------- --------------------
Common Stock, $0.01 par value ("Common
  Stock")(1)....................................     4,025,000           $6.50(2)          $26,162,500.00(2)      $7,717.94
---------------------------------------------------------------------------------------------------------------------------------
Representative's Warrant to purchase Common
  Stock.........................................      350,000             $.001                   $350.00            (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying Representative's
  Warrant(4)....................................      350,000             $7.80             $2,730,000.00          $805.35
---------------------------------------------------------------------------------------------------------------------------------
Common Stock(5).................................     1,084,000           $6.50(2)           $7,046,000.00(2)      $2,078.57
---------------------------------------------------------------------------------------------------------------------------------
Common Stock(6)(7)..............................     1,000,000           $6.50(2)           $6,500,000.00(2)      $1,917.50
---------------------------------------------------------------------------------------------------------------------------------
Total...........................................                                                                  $12,519.36
=================================================================================================================================

(1) Includes 400,000 shares to be sold by certain selling stockholders and up to 525,000 shares of Common Stock to be sold upon exercise of the Underwriters' over-allotment option, of which up to 400,000 shares may be sold by the Company and up to 125,000 shares may be sold by certain selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) No registration fee required pursuant to Rule 457(g).

(4) Pursuant to Rule 416, there are also being registered such additional securities as may be required for issuance pursuant to the anti-dilution provisions of the Representative's Warrant.

(5) Shares of Common Stock registered for resale by certain selling stockholders from time to time and not as part of the underwritten offering.

(6) Shares of Common Stock underlying options (the "Options") to purchase currently issued and outstanding shares of Common Stock held by certain former principal stockholders of the Company.

(7) Pursuant to Rule 416, there are also being registered such additional securities as may be required for sale pursuant to the anti-dilution provisions of the Options.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
---------------
* The current name of the Registrant is The Delicious Frookie Company, Inc. The Registrant intends to change its name to DFS Brands, Inc. after the filing of this Registration Statement and prior to the effective date hereof.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two prospectuses.

     The first prospectus is to be used in connection with the underwritten public offering of (i) 3,100,000 shares of the Registrant's Common Stock to be sold by the Registrant and (ii) 400,000 shares of the Registrant's Common Stock to be sold by certain Selling Stockholders, as well as 525,000 additional shares that may be sold upon exercise of the Underwriters' over-allotment option (of which up to 400,000 shares may be sold by the Company and up to 125,000 shares may be sold by such Selling Stockholders).

     The second prospectus is to be used in connection with the sale from time to time by certain securityholders of the Company of 2,084,000 shares of the Registrant's Common Stock. Such second prospectus will consist of (i) the cover page and inside cover page immediately following the first prospectus, (ii) pages 2 through 48 of the first prospectus (other than the legend on page 2, "The Offering" subsection of the "Prospectus Summary" and the sections entitled "Use of Proceeds," "Selling Stockholders," "Concurrent Offering" and "Underwriting") and pages F-1 through F-39 of the first prospectus, and (iii) pages A-1 through A-5 and the back cover page, which immediately follow the inside cover page of the second prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 1998

                                3,500,000 SHARES

                      THE DELICIOUS FROOKIE COMPANY, INC.

                                     [LOGO]

                                  COMMON STOCK

     Of the 3,500,000 shares of common stock, $.01 par value per share (the "Common Stock"), of The Delicious Frookie Company, Inc., a Delaware corporation (the "Company"), offered hereby, 3,100,000 shares are being sold by the Company and 400,000 shares are being sold by certain selling stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."

     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $5.50 and $6.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the shares. The Company has applied for quotation of the Common Stock on the Nasdaq SmallCap Market under the symbol "DFSB" and has applied for listing of the Common Stock on the Chicago Stock Exchange under the symbol "DFB".

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 7 HEREOF.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================================
                                                        UNDERWRITING
                                  PRICE TO             DISCOUNTS AND            PROCEEDS TO         PROCEEDS TO SELLING
                                   PUBLIC              COMMISSIONS(1)            COMPANY(2)           STOCKHOLDERS(2)
-------------------------------------------------------------------------------------------------------------------------
Per Share................            $                       $                       $                       $
-------------------------------------------------------------------------------------------------------------------------
Total(3).................            $                       $                       $                       $
=========================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Does not reflect additional compensation to Gaines, Berland Inc. (the "Representative") in the form of (i) a non-accountable expense allowance of $630,000 (at an assumed initial public offering price of $6.00 per share) to be paid on a pro rata basis by the Company and the Selling Stockholders ($724,500 if the over-allotment option is exercised in full) and (ii) warrants to purchase an aggregate of 350,000 shares of Common Stock at 120% of the Price to Public for four years beginning one year after the effective date of the Registration Statement of which this Prospectus is a part. For additional information with respect to the arrangements between the Company, the Selling Stockholders and the Representative, see "Underwriting."

(2) Before deducting offering expenses payable by the Company and the Selling
    Stockholders, estimated to be $          and $          , respectively.

(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 525,000 shares of Common Stock (400,000 shares by the Company and 125,000 shares by the Selling Stockholders in the aggregate on a pro rata basis) solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $          , $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Gaines, Berland Inc., New York, New York,
on or about             , 1998.
                            ------------------------
                              GAINES, BERLAND INC.
               The date of this Prospectus is             , 1998

                          [INSIDE COVER OF PROSPECTUS]
             [This page contains photos of the Company's products]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     This Prospectus includes trademarks of entities other than the Company, which have reserved all rights with respect to their respective trademarks.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All references in this Prospectus to the term "Company" refer to The Delicious Frookie Company, Inc. and its predecessors. Unless otherwise indicated, all information contained in this Prospectus gives effect to the conversion of the Company's Class B Common Stock into Class A Common Stock and the reclassification of the Class A Common Stock as Common Stock on December 18, 1997. Where indicated, information contained in this Prospectus gives pro forma effect ("Pro Forma") to the acquisition of Salerno Foods, L.L.C. ("Salerno") on April 3, 1998. Certain industry information contained in this Prospectus is based on information reported by Information Resources Inc. ("IRI"), a service that provides the Company with cookie and cracker industry data. This IRI data excludes retail sales through convenience stores and club stores and vending sales. Investors should carefully consider the information set forth under "Risk Factors" beginning on page 7.

                                  THE COMPANY

     The Delicious Frookie Company, Inc. develops, markets and sells cookies, crackers and related food products under the Delicious(R), Salerno(R), Mama's(R) and Frookie(R) labels, as well as licensed names including Skippy(R), Land O' Lakes(R), Butterfinger(TM), Chiquita(TM), Heath(R), Chuck E. Cheese(R), Eskimo Pie(R), Raisinets(TM) and Ringling Bros. and Barnum & Bailey(TM) ("Ringling Bros."). Pro Forma, the Company is the seventh largest cookie company in the United States based on retail sales for the 52 weeks ended December 28, 1997 according to IRI. The Company's product lines include more than 17 different cookie, cracker and snack categories comprising more than 260 stock keeping units ("SKUs"). These products are sold primarily in the United States to independent direct-store delivery distributors for resale to supermarkets and other retail outlets and through large wholesalers to natural food stores and also directly to supermarkets and other retail outlets. For the year ended December 31, 1997, the Company had Pro Forma net sales of approximately $70 million.

     The Company was founded in 1989 originally to market the Frookie cookie product, one of the first all-natural, low-fat cookies produced with fruit juice sweeteners. Through the acquisition of Delicious Cookie Company, Inc. ("Delicious") in 1994, the Company broadened its product offering into three lines: (i) high-quality, value priced snack products ("Value-Oriented"); (ii) licensed and co-branded snack products ("Co-Branded"); and (iii) all-natural snack products ("All-Natural"). All of the Company's products are produced by independent food processors ("co-packers") using the Company's proprietary specifications and formulations.

     On April 3, 1998, the Company completed the purchase of substantially all of the assets of Salerno for $3.5 million in cash, a $1.5 million promissory note and the assumption of substantially all of the liabilities of Salerno (the "Salerno Acquisition"). The purchase price is subject to certain post-closing adjustments. Salerno's cookie, cracker and other snack products are targeted to value-oriented customers and are regionally focused with sales concentrated in supermarkets in the mid-western United States. Salerno was the tenth largest cookie company in the United States based on retail sales for the 52 weeks ended December 28, 1997 according to IRI.

TURNAROUND INITIATIVES

     In recent periods, the Company has experienced declining product sales and financial results. In response to these trends, during late 1997, the Company began to implement turnaround initiatives, including hiring a new management team, electing a new board of directors, repositioning core product lines and raising new capital.

     In August 1997, Michael J. Kirby, a seasoned executive with over 20 years of diversified experience in the food industry, was hired to serve as the Company's Chief Executive Officer. Upon joining, Mr. Kirby undertook an evaluation of the Company and determined that its competitive strengths include:
(i) strong
brand name recognition; (ii) well-established distributor relationships; (iii) co-branding and licensing agreements; and (iv) unique product niches.

     Under the leadership of Mr. Kirby, the Company has developed an operational strategy designed to utilize the Company's core strengths and increase its appeal to its existing broad customer base. This operational strategy is intended to increase the Company's sales volume, improve its financial performance and enhance its market position. The Company will seek to achieve these objectives through the following strategies:

     - Improve Margins. The Company is one of the largest wholesale purchasers of cookies and crackers from co-packers in the United States. As a result, the Company has recently been able to negotiate more favorable pricing with some of its co-packers and believes there are additional opportunities for it to lower its purchasing costs. The Company intends to streamline its supplier base from over 20 co-packers to fewer than 10 during the next 12 months. Additionally, recent industry price increases have given the Company the opportunity to raise prices on its products. On March 1, 1998, the Company implemented its first price increases in over two years on a majority of its products. The Company believes these initiatives will lead to lower product costs and improved margins without negatively impacting product volumes.

     - Leverage Frookie Brand Name. The Frookie name is associated with all-natural, high-quality, good tasting products. The Company intends to leverage this brand equity, as well as the growing demand for all-natural products, to further expand distribution and product sales. The Company also plans to introduce additional healthy products that complement the Frookie line, such as fruit bars, individual-sized fruit pies, energy bars and wheat-free, sugar-free and organic products.

     - Pursue Acquisitions. The cookie and cracker markets as well as the natural food market is large and highly fragmented. Many of the companies in these markets have strong positions and retail relationships. The Company intends to pursue acquisitions of such companies that afford operational synergies and complement or provide further opportunities to use its existing brands or product lines. The Salerno Acquisition was the first step in this strategy.

     - Broaden Co-Branding Arrangements. Currently, the Company has licensed several nationally recognized trademarks including Skippy, Land O' Lakes, Butterfinger, Chiquita, Heath, Chuck E. Cheese, Eskimo Pie, Raisinets and Ringling Bros. The Company intends to acquire additional licenses and further expand its product offering under current co-branding arrangements.

     - Expand Non-Supermarket Sales. Approximately 32% of 1996 retail cookie and cracker sales were through non-supermarket channels including mass merchandisers, club stores, convenience stores and drug stores. Until recently, the Company had targeted its distribution and sales primarily to the traditional supermarket channel. However, with the addition of the new management team, the Company has begun to expand its distribution to these non-supermarket channels, such as the club store PriceCostco ("Costco"). The Company has developed, and continues to develop, products, packaging and distribution tailored to these non-supermarket channels.

     - Renew Emphasis on Quality Control and Customer Service. Recently, the Company instituted stricter quality controls and systems and hired new management to improve its product quality standards and customer service.

INDUSTRY OPPORTUNITY

     The cookie and cracker market is large and highly fragmented with over 200 companies as of December 31, 1997. According to IRI, the U.S. cookie and cracker industry had 1997 retail sales of approximately $7.3 billion, with cookie sales of $4.0 billion and cracker sales of $3.3 billion. While consumption per person of cookies in the United States has declined, according to IRI, since 1992, particular product categories, such as crackers and sugar-free, have grown at rates of over 4% or more per year. Additionally, one of the Company's product lines, All-Natural, is part of the natural products industry, which industry experienced over 13% annual growth during each of 1994, 1995 and 1996 according to Natural Foods

Merchandiser. Sales within this industry reached $11.5 billion during 1996. The Company believes this growth is being propelled by several factors, including consumer trends toward healthier eating habits, the increasing awareness of the link between diet and health, concern regarding food purity and safety, an aging population and greater environmental awareness. The Company believes that companies with strong brand name recognition, high-quality products and broad distribution are positioned to increase market share in both of these markets.

     The Company was incorporated under the laws of the State of Delaware in 1989. Its principal executive offices are located at 2070 Maple Street, Des Plaines, Illinois 60018 and its telephone number is (847) 699-3200.

                                  THE OFFERING

Common Stock offered by the Company.........    3,100,000 shares
Common Stock offered by the Selling
  Stockholders..............................    400,000 shares
Common Stock to be outstanding after
  the offering..............................    9,665,656 shares(1)
Use of proceeds.............................    To repay certain outstanding indebtedness
                                                and trade payables and for general corporate
                                                purposes including acquisitions and working
                                                capital. See "Use of Proceeds."
Risk factors................................    An investment in the Common Stock offered
                                                hereby involves certain risks and immediate
                                                substantial dilution. See "Risk Factors" and
                                                "Dilution."
Proposed Nasdaq SmallCap Market symbol......    "DFSB"
Proposed Chicago Stock Exchange symbol......    "DFB"

---------------
(1) All references in this Prospectus to the number of shares of Common Stock outstanding do not include (i) 1,000,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1995 Stock Option Plan, pursuant to which options to purchase 567,500 shares of Common Stock have been granted; (ii) 1,250,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1989 Stock Option Plan, pursuant to which options to purchase 314,570 shares of Common Stock have been granted; (iii) 150,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1994 Formula Stock Option Plan, pursuant to which options to purchase 98,000 shares of Common Stock have been granted;
    (iv) 887,499 shares of Common Stock reserved for issuance upon exercise of other outstanding options; (v) 380,375 shares of Common Stock reserved for issuance upon exercise of outstanding common stock purchase warrants to purchase such shares of Common Stock; (vi) 490,000 shares of Common Stock reserved for issuance upon conversion of the 490,000 shares of Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), issued in exchange for the Company's outstanding 9% Subordinated Convertible Notes (the "9% Notes"), aggregate principal amount $1,960,000,
    on May   , 1998; (vii) 400,000 shares of Common Stock to be sold by the
    Company reserved for issuance upon exercise of the Underwriters' over-allotment option; and (viii) 350,000 shares of Common Stock issuable upon exercise of the Representative's Warrant.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     The following table sets forth certain historical and pro forma financial data for the Company. The historical statement of operations data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, the Company's financial statements audited by Altschuler, Melvoin and Glasser LLP, independent certified public accountants, included elsewhere in this Prospectus. The statement of operations data for the year ended December 31, 1995 are derived from, and are qualified by reference to, the Company's financial statements audited by Cooper, Selvin & Strassberg, LLP, independent certified public accountants, included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993 and 1994 are derived from the Company's audited financial statements not included in this Prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future. The financial data below should be read in conjunction with all the historical and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus and the information under "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma information is not necessarily indicative of what the Company's results of operations or financial condition would have been for the period or the dates indicated.

                                                         YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------------------------
                                                                                              PRO FORMA
                                    1993       1994(1)      1995        1996        1997        1997
                                  ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA:
Net sales.......................  $  15,856   $  50,823   $  52,722   $  36,848   $  30,665   $  69,812
Gross profit....................      5,152      13,242      10,469       7,011       5,472      16,206
Restructuring charge(2).........         --          --          --          --       1,548       1,548
Income (loss) from operations...        697         296      (5,857)       (493)     (2,947)     (3,766)
Net income (loss)...............        543        (493)     (6,955)       (898)     (3,398)     (5,333)
Earnings (loss) per share.......  $    0.13   $   (0.10)  $   (1.29)  $   (0.16)  $   (0.58)  $   (0.87)
Weighted average number of
  common shares outstanding.....      4,174       4,810       5,408       5,628       5,867       6,147

                                                                  AS OF DECEMBER 31, 1997
                                                         -----------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL     PRO FORMA(3)    AS ADJUSTED(4)
                                                         -------    ------------    --------------
BALANCE SHEET DATA:
Working capital (deficit)..............................  $(4,363)     $(10,626)        $ 5,614
Total assets...........................................    6,487        19,249          23,289
Long-term debt.........................................    1,960         1,960              --
Stockholders' equity (deficit).........................   (4,788)       (4,091)         14,109

---------------
(1) In March 1994, the Company acquired all of the outstanding capital stock of Delicious in a transaction accounted for as a purchase.

(2) Represents a restructuring charge recognized by the Company for the year ended December 31, 1997 primarily consisting of the expensing of consulting and non-competition agreements the Company entered into with former executive officers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) As adjusted to reflect (i) the Second Closing (as defined herein) of the October Private Placement (as defined herein) on February 6, 1998 in which the Company sold an aggregate of 280,000 shares of Common Stock for an aggregate price of $840,000, (ii) the consummation of the Acquisition Loan (as defined herein) on March 30, 1998 pursuant to which the Company borrowed $500,000, which loan bears interest at the rate of 12% per annum and (iii) the Salerno Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) As adjusted to reflect (i) the exchange of the 9% Notes for 490,000 shares
    of Series A Preferred Stock on May   , 1998 and (ii) the receipt by the
    Company of estimated net proceeds from the sale of 3,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves certain risks. Prospective investors should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus, prior to making any investment in the Common Stock.

STOCKHOLDERS' DEFICIT; HISTORICAL AND PROJECTED FUTURE LOSSES

     At December 31, 1997, the Company had a Pro Forma stockholders' deficit of $4.1 million, which includes $8.4 million of goodwill. Since 1994, the Company has not operated profitably and incurred a Pro Forma net loss of $5.3 million for the year ended December 31, 1997. The Company expects to incur additional net losses through 1998. There can be no assurance that profitability will ever be achieved or, if it is achieved, that it can be sustained or increased on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the Company's products, the level of product and price competition, the Company's success in expanding its distribution channels, the ability of the Company to develop and market products and to control costs and general economic conditions.

COMPETITION

     The marketing and sale of cookies, crackers and related snack foods is highly competitive. In particular, the Company competes with numerous well-established companies such as Nabisco Biscuit Co., Keebler Foods Company, Pepperidge Farm, Inc., President Baking Co., Archway Cookies, Inc. and Mother's Cake & Cookies, each of which has substantially greater product development, marketing, financial and human resources than the Company, as well as stronger relationships with local, regional, private label and generic manufacturers. Many of the Company's competitors have developed nationally and regionally recognized brand names. In addition, competitors may succeed in developing new or enhanced products that are more popular than any that may be sold or developed by the Company, and competitors may also be more successful than the Company in marketing and selling their respective products, obtaining premium shelf space and entering into arrangements with independent distributors. No assurance can be given that the Company will be able to compete successfully against current and future competitors, maintain its current market share, or achieve a greater market share than it currently possesses. See
"Business -- Competition."

INTEGRATION OF ACQUISITIONS

     On April 3, 1998, the Company completed the Salerno Acquisition. The Company's future success is dependent upon its ability to integrate Salerno and its brands effectively into the Company's existing operations. There can be no assurance as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of the integration process. Further, there can be no assurance that the Company will not experience difficulties with customers, personnel or other parties as a result of this and future acquisitions, that these acquisitions will enhance the Company's competitive position and business prospects or that the combination of the Company and these acquisitions will be successful. See "Business -- Turnaround Initiatives."

ACQUISITION STRATEGY

     The Company's acquisition strategy is based on identifying and acquiring businesses with products and/or brands that complement the Company's existing product positioning. The Company will evaluate specific acquisition opportunities based on prevailing market and economic conditions. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain necessary financing, complete acquisitions or integrate acquired businesses into its operations. The outstanding indebtedness under the Company's bank facility is secured by a first lien on substantially all of the assets of the Company. Such lien may make it more difficult for the Company to obtain additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company may encounter increased competition for acquisitions in the future, which could result in acquisition prices the Company does not consider acceptable. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. See "Business -- Turnaround Initiatives."

RELIANCE ON MAJOR DISTRIBUTORS

     The Company relies on more than 30 third party distributors to sell and deliver certain of its products to supermarkets, mass merchandisers, club stores, drug stores and convenience stores. While the Company currently enjoys satisfactory relationships with its distributors, no assurance can be given that such relationships will continue on terms favorable to the Company, or that if the Company needed to change any of its distributors it would be able to do so on a timely or effective basis. For the year ended December 31, 1997, sales to the Company's largest distributor, Milwaukee Biscuit Company, accounted for approximately 13% of the Company's Pro Forma net sales. The Company anticipates that this distributor will continue to serve as a major distributor of the Company's products in the foreseeable future. However, the loss of this distributor could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Marketing, Distribution and Sales."

RELIANCE ON OUTSIDE PRODUCT MANUFACTURING

     The Company relies exclusively on outside manufacturers to produce and deliver its products to its distributors. For the year ended December 31, 1997, purchases from the Company's four largest suppliers, Mrs. Alison's Cookie Company, Sugar Kake Cookies, Inc., Pate's Bakery LLC ("Pate's") and The Wortz Company, accounted for approximately 13.7%, 12.3%, 10.5% and 10.4%, respectively, of the Company's Pro Forma purchases. The Company does not have any long-term contracts with its manufacturers. While the Company currently enjoys satisfactory relationships with its outside manufacturers, no assurance can be given that such relationships will continue on terms favorable to the Company, or that if the Company needed to change manufacturers, it would be able to do so on a timely or effective basis. Additionally, production problems encountered by these outside manufacturers could have a material adverse effect on the business, results of operations and financial condition of the Company. Any such production problems could have a greater adverse effect on the Company as it streamlines its supplier base. See "Business -- Manufacturing."

INCREASES IN PRICES OF MAIN INGREDIENTS AND OTHER MATERIALS

     The main ingredients that the Company's co-packers use to manufacture the Company's products are flour, sugar, chocolate, shortening and milk. The Company's co-packers also use paper products, such as corrugated cardboard, as well as films and plastics, to package its products. The prices of these materials have been, and the Company expects them to continue to be, subject to significant volatility, which could result in co-packers increasing the prices that the Company pays for its products. The Company may not be able to pass price increases on to its customers.

DEPENDENCE UPON KEY PERSONNEL

     The Company is dependent on the experience, abilities and continued services of Michael J. Kirby, who became the Company's Chief Executive Officer and President on August 13, 1997, and Jeffry W. Weiner, the Company's Chief Financial Officer. Mr. Kirby was not involved in the business of the Company prior to August 13, 1997. Messrs. Kirby and Weiner are employed by the Company under employment agreements that expire on December 31, 2001 and on December 31, 1999, respectively. The loss of the services of Messrs. Kirby or Weiner could have a material adverse effect on the Company. The Company has key-person life insurance policies on the life of each of Mr. Kirby and Mr. Weiner in the amount of $1 million. See "Management." The Company's ability to continue to develop and market its products also depends, in large part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense and no assurance can be given that the Company will be able to retain and attract such personnel.

COLLECTION AND CREDIT RISKS

     The Company's Pro Forma net trade accounts receivable at December 31, 1997 were $4.8 million. Of the Company's Pro Forma gross accounts receivable at December 31, 1997, approximately $2.2 million, or 36%, were due from a total of 10 customers. Delays in collection or uncollectability of accounts receivable could have a material adverse effect on the Company's liquidity and working capital position. For the year ended December 31, 1997, substantially all of the Company's sales were made on standard credit terms. The Company generally offers its customers a 1% discount if invoices are paid in full within 10 days of delivery; otherwise, invoices are payable in full within 20 to 30 days of delivery. In the future, the Company may offer open account terms to additional customers, which will subject the Company to increased credit risks and could require the Company to increase its allowance for doubtful accounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ALL NET PROCEEDS ALLOCATED TO REPAY DEBT AND FOR GENERAL CORPORATE PURPOSES

     Approximately 75.3% ($12.2 million) of the net proceeds to be received by the Company in this offering have been allocated to the repayment of indebtedness and trade payables. In addition, the balance of approximately 24.7% ($4.0 million) of the net proceeds received by the Company in this offering have been allocated to general corporate purposes including acquisitions and working capital. The proceeds allocated to general corporate purposes may be utilized in the discretion of the Board of Directors of the Company. See "Use of Proceeds."

EXPIRATION OF UNION CONTRACTS

     Certain of the Company's employees are represented by the Bakery, Cracker, Pie and Yeast Wagon Driver's Union, Local 734 International Brotherhood of Teamsters of America ("Teamsters Local 734"). The Company's collective bargaining agreements with this union expired on January 31, 1998. The Company has commenced formal negotiations with regard to new collective bargaining agreements. There can be no assurance, however, that the Company will be able to enter into new collective bargaining agreements upon terms and conditions acceptable to the Company. A prolonged slowdown, work stoppage or strike could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Employees."

GOVERNMENT REGULATION

     The Company's products are subject to federal regulations administered by the United States Food and Drug Administration (the "FDA"). The FDA enforces the statutory prohibitions against misbranded and adulterated foods, establishes ingredients and/or manufacturing procedures for certain standard foods, establishes standards of identity for food, and determines the safety of food substances. Although the Company believes that its recipes and the facilities and practices used by its manufacturers and distributors are sufficient to maintain compliance with applicable laws and regulations, there can be no assurance that the Company, its manufacturers and distributors will continue to be able to comply with such laws and regulations in the future or that new laws and regulations will not be introduced that could result in possible compliance costs, seizures, confiscation or recall, or monetary fines, any of which would prevent or inhibit the development, distribution and sale of the Company's products. See "Business -- Government Regulation."

PRODUCT LIABILITY

     As a marketer of food products, the Company is subject to a risk of claims for product liability, including personal injury claims. The Company maintains product liability insurance and generally requires that its manufacturers and distributors maintain product liability insurance with the Company as a co-insured. The Company maintains a general liability insurance policy that is subject to a $1 million per occurrence limit with a $2 million aggregate limit and a $6 million umbrella liability policy. There is no assurance that such coverage will be sufficient to insure against claims which may be brought against the Company, or that the Company will be able to maintain such insurance or obtain additional insurance covering existing or new products or that an adequate level of coverage will be available in the future at a reasonable cost. A partially insured or completely uninsured successful claim against the Company could have a material adverse effect on the business, results of operations and financial condition of the Company.

PENDING LITIGATION

     An action was commenced against the Company and an unaffiliated third party by a former distributor of the Company's products alleging a breach of contract. The plaintiff seeks damages in the amount of $2.5 million and punitive damages in the amount of $1 million. There can be no assurance that this litigation will not discourage companies from distributing the Company's products. An unfavorable decision could have a material adverse effect on the business, results of operations and financial condition of the Company. See
"Business -- Legal Proceedings."

CHANGING CONSUMER PREFERENCES

     The Company is subject to changing consumer preferences for the cookies, crackers and related food products it markets. A significant shift in consumer demand away from such products would have a material adverse effect on the business, results of operations and financial condition of the Company.

INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

     While the Company intends to enforce its trademark and licensing rights against infringement by third parties, no assurance can be given that the trademarks and licenses or the Company's trademark and license rights will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor were to infringe on trademarks or licenses held by the Company, enforcing the Company's rights would likely be costly and would divert funds and resources that could otherwise be used to operate the Company. No assurance can be given that the Company would be successful in enforcing such rights. Although the Company believes it is not infringing on intellectual property rights of third parties, no assurance can be made that the Company's products do not infringe on the patent or intellectual property rights of a third party. See "Business -- Intellectual Property."

ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop in the Common Stock or, if developed, be sustained after this offering. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiation between the Company, the Selling Stockholders and the Representative and will not necessarily relate to or reflect the Company's assets or book value, results of operations or any other established criteria of value. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the shares of Common Stock offered hereby. The market price of the Common Stock could fluctuate substantially after this offering due to a variety of factors, including quarterly operating results of the Company or other pre-packaged snack food companies, changes in general conditions in the economy, the financial markets or the pre-packaged snack food industry, changes in financial analysts' recommendations or earnings estimates, natural disasters or other developments affecting the Company or its competitors. In addition, in recent years the stock market has experienced wide price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. These market fluctuations also may adversely affect the market price of the Common Stock.

POTENTIALLY LIMITED TRADING MARKET

     While the Company will satisfy the Nasdaq SmallCap Market listing and maintenance standards upon completion of the offering, the failure to meet the maintenance criteria in the future may result in the Common Stock no longer being eligible for quotation on the Nasdaq SmallCap Market and trading, if any, of the Common Stock would thereafter be conducted in the over-the-counter market. Under recently implemented Nasdaq rules, in order for the Company to remain eligible for listing on the Nasdaq SmallCap Market, among other things,
(i) the Company's Common Stock must have a minimum bid price of $1.00 and (ii) the Company must have minimum tangible net assets of $2 million or a market capitalization of $35 million or net income of $500,000 in two of the three prior years. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. Furthermore, the regulations of the Securities and Exchange Commission ("Commission") promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), require additional disclosure relating to the market for penny stocks. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. A disclosure schedule explaining the penny stock market and the risks associated therewith is required to be delivered to a purchaser and various sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stock could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the offering, the Company will have 9,665,656 shares of Common Stock outstanding. All of the 3,500,000 shares of Common Stock offered hereby will be freely tradable unless acquired by "affiliates" of the Company as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,165,656 (6,040,656 if the Underwriters' over-allotment option is exercised in full) shares are "restricted" securities as defined in Rule 144 and may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration including an exemption contained in Rule 144. Of these restricted shares, 4,071,656 shares are currently eligible for sale under Rule 144, subject however, to any applicable requirements of Rule 144, and 125,000 of these shares may be sold in this offering by the Selling Stockholders if the Underwriters' over-allotment option is exercised in full. 2,084,000 of the restricted shares not currently available for resale under Rule 144 have been registered for resale in the Concurrent Offering (as defined herein) under the registration statement of which this Prospectus is a part. Each of the directors and officers of the Company and beneficial owners of more than 5,000 shares of Common Stock, who
hold in the aggregate             shares of Common Stock, has agreed not to
offer, sell or otherwise dispose of any shares of Common Stock without the prior consent of the Representative until 12 months after the date of this Prospectus (and various longer periods for two principal stockholders of the Company). Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

IMMEDIATE SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will incur immediate, substantial dilution of approximately 94% of their investment in the Common Stock because the net tangible book value of the

Common Stock after the offering will be approximately $.36 per share as compared with the assumed initial public offering price of $6.00 per share. See "Dilution."

NO DIVIDENDS ON COMMON STOCK ANTICIPATED; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company instead intends to retain any earnings to support the growth of the Company. Any future cash dividends on the Common Stock will depend on the Company's future earnings, capital requirements, financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, under the terms of the Company's financing agreement, as amended, with U.S. Bancorp Republic Commercial Finance, Inc. ("Republic"), the Company may not pay dividends without Republic's prior written consent. Lastly, the holders of shares of Series A Preferred Stock are entitled to receive in preference and prior to the Common Stock, semi-annual dividends of five percent of the aggregate stated value of the Series A Preferred Stock. Any accrued but unpaid dividends on the Series A Preferred Stock must be paid by the Company prior to paying a dividend on the Common Stock. See "Dividend Policy" and "Description of Capital Stock."

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

     After the offering, the Company will have reserved 3,087,944 shares of Common Stock for issuance upon the exercise of outstanding options and warrants and conversion of outstanding convertible securities. The existence of the outstanding options, warrants and convertible securities may hinder future financings by the Company. In addition, the exercise of any such options or warrants or the conversion of any such convertible securities in the future could dilute the net tangible book value per share of the Common Stock. Further, the holders of such options, warrants and convertible securities may exercise or convert them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Management -- Stock Option Plans" and "Description of Capital Stock."

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of which 490,000 shares have been designated as Series A Preferred Stock and are issued and outstanding. The Preferred Stock may be issued in one or more series, on such terms and with such rights, preferences and designations as the Board of Directors of the Company may determine, without action by stockholders. However, the issuance of any Preferred Stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners. See "Description of Capital Stock."

CONCENTRATION OF STOCK OWNERSHIP; CONTROL BY MANAGEMENT

     Edward R. Sousa, a director of the Company, as trustee (the "Voting Trustee") of a voting trust (the "Voting Trust") containing all of the shares of Common Stock owned by Richard and Randye Worth, former principal stockholders, officers and directors of the Company, currently controls an aggregate of 2,022,000 shares of Common Stock (the "Trust Shares"), or 30.8% of the outstanding Common Stock (20.9% upon consummation of the offering). See "Principal Stockholders." Pursuant to a voting agreement with the Company (the "Voting Agreement"), the Voting Trustee has agreed, at any meeting of the stockholders of the Company, however called, or in any written consent of the stockholders of the Company, to vote the Trust Shares, and any other shares of Common Stock that may be deposited in such trust, in accordance with the specific direction of the Board of Directors of the Company or the recommendation of the Board of Directors to the stockholders of the Company generally; provided, however, that the Voting Trustee shall be entitled to vote for the removal of a director of the Company for Cause (as defined in the voting agreement) as permitted by the Delaware General Corporation Law despite a contrary direction or recommendation of the Board of Directors. Thus, management of the Company will likely be able to influence significantly the election of all the members of the Board of Directors of the Company and control the outcome of any issues which may be subject to a vote of the Company's stockholders. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Certain Transactions" and "Principal Stockholders."

RELATED PARTY TRANSACTIONS; POSSIBLE CONFLICTS OF INTEREST

     The Company has engaged in transactions with certain of its officers, directors and principal stockholders, and is a party to consulting agreements with two of its principal stockholders which will continue after the consummation of this offering. Although the Company does not believe there are any conflicts, the terms of such transactions could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in the Company's favor. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

LIMITED LIABILITY FOR DIRECTORS

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions prescribed by Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. See "Management -- Indemnification of Officers and Directors."

ANTI-TAKEOVER PROVISIONS

     The Company, as a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, and, upon consummation of this offering, will be subject to Section 203 thereof. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met. As a result of the application of Section 203 and certain provisions in the Company's Certificate of Incorporation, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,100,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $6.00 per share) are estimated to be approximately $16.2 million (approximately $18.4 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."

     The Company expects to use approximately $4.7 million of the net proceeds to repay indebtedness incurred to pay a portion of the purchase price for the Salerno Acquisition and related fees. Such indebtedness bears interest at a rate of 12% per annum and matures on the earlier of (i) 120 days from the date of the incurrence of such indebtedness (August 1, 1998) (ii) consummation of an initial public offering of Common Stock or other recapitalization (whether through one transaction or a series of transactions) of the Company (whether through a private placement or otherwise) from which the Company receives gross proceeds of at least $7.0 million or (iii) a sale or other transfer of all or substantially all of the assets or equity interests in the Company. The Company expects to use approximately $500,000 of the net proceeds to repay the Acquisition Loan incurred to pay a portion of the purchase price for the Salerno Acquisition. Such indebtedness bears interest at a rate of 12% per annum and matures on the earlier of (i) 120 days from the date of the incurrence of such indebtedness (July 29, 1998) or (ii) consummation of an initial public offering of Common Stock from which the Company receives gross proceeds of at least $7.0 million. The Company expects to use approximately $4.0 million of the net proceeds for the payment of outstanding trade payables. The Company expects to use approximately $3.0 million to reduce the outstanding principal amount of its revolving credit facility with Republic. Borrowings under the financing agreement are due upon demand and bear interest at 1.50% per annum above the reference rate of interest publicly announced from time to time by U.S. Bank National Association (8.25% at December 31, 1997). The Company expects to use the balance of the net proceeds, approximately $4.0 million, for general corporate purposes including working capital. A portion of the net proceeds allocated to general corporate purposes may also be used to acquire one or more companies. The Company may seek to acquire, when feasible, companies whose businesses are compatible with those of the Company. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisitions, and no assurance can be given that any acquisition opportunity will be consummated in the future.

     Any additional net proceeds realized from the exercise of the Underwriters' over-allotment option will be allocated to the Company's general corporate purposes.

     The initial allocation of the net proceeds of this offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the right to reallocate these proceeds within the above-mentioned categories in response to, among other things, changes in its plans, industry or general economic conditions and the Company's future revenues and expenditures.

     Pending application of the net proceeds as described above, the Company will invest the net proceeds in United States government securities, short-term certificates of deposit, money market funds or other short-term, investment-grade, interest-bearing investments.

                                DIVIDEND POLICY

     The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company instead intends to retain any earnings to support the growth of the Company. Any future cash dividends on the Common Stock will depend on the Company's future earnings, capital requirements, financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, under the terms of the Company's financing agreement, as amended, with Republic, the Company may not pay dividends without Republic's prior written consent. Lastly, the holders of shares of Series A Preferred Stock are entitled to receive in preference and prior to the Common Stock, semi-annual dividends of five percent of the aggregate stated value of the Series A Preferred Stock. Any accrued but unpaid dividends on the Series A Preferred Stock must be paid by the Company prior to paying a dividend on the Common Stock. See "Description of Capital Stock." For a description of the financing agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after the offering constitutes the dilution per share of Common Stock to investors in the offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. As of December 31, 1997, based on 6,565,656 shares of Common Stock outstanding, the Company had a net tangible book value (deficit), as adjusted to reflect the Salerno Acquisition and the Second Closing of the October Private Placement, of $(12.8 million), or $(1.95) per share of Common Stock. After giving effect to the sale of the 3,100,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $6.00 per share) and after the deduction of underwriting discounts and estimated offering expenses payable by the Company and the application of the net proceeds therefrom, the pro forma net tangible book value at that date would have been approximately $3.4 million, or $0.36 per share. This represents an immediate increase in pro forma net tangible book value of $2.27 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.64 per share or approximately 94% to investors in this offering. The following table sets forth such per share dilution:

Assumed initial public offering price per share.............            $6.00
  Pro Forma net tangible book value (deficit) per share as
     of December 31, 1997 before the offering...............  $(1.95)
  Increase in Pro Forma net tangible book value per share
     attributable to new investors..........................    2.31
                                                              ------
Pro Forma net tangible book value per share as of December
  31, 1997 giving effect to the offering....................             0.36
                                                                        -----
Dilution per share to new investors.........................            $5.64
                                                                        =====

     The following table summarizes, as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and the new investors:

                                   SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                 --------------------    ----------------------    PRICE PER
                                  NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                 ---------    -------    -----------    -------    ---------
Existing stockholders..........  6,565,656       68%     $ 8,349,459        31%      $1.27
New investors..................  3,100,000       32       18,600,000        69        6.00
                                 ---------      ---      -----------     -----
          Total................  9,665,656      100%     $26,949,459       100%
                                 =========      ===      ===========     =====

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company at December 31, 1997, (i) actual, (ii) pro forma to give effect to the Salerno Acquisition, the Second Closing of the October Private Placement and the Acquisition Loan and the application by the Company of the respective net proceeds therefrom and (iii) pro forma as adjusted to give effect to the exchange of the 9% Notes for 490,000 shares of Series A Preferred Stock and the sale of 3,100,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds to the Company therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses (at an assumed initial public offering price of $6.00 per share of Common Stock). The following table should be read in conjunction with all the financial statements, including the notes thereto, and other financial information included elsewhere in this Prospectus.

                                                                     AS OF DECEMBER 31, 1997
                                                            ------------------------------------------
                                                                                           PRO FORMA
                                                              ACTUAL       PRO FORMA      AS ADJUSTED
                                                            ----------    -----------    -------------
                                                             (IN THOUSANDS, EXCEPT SHARE INFORMATION)
Short-term debt...........................................   $  1,498       $  9,236        $  1,036
                                                             ========       ========        ========
Long-term debt............................................   $  1,960       $  1,960        $     --
Stockholders' equity (deficit):
  Preferred Stock $.01 par value; 510,000 shares
     authorized, no shares issued and outstanding.........         --             --              --
  Series A Convertible Preferred Stock, $.01 par value;
     490,000 shares authorized; no shares issued and
     outstanding actual, pro forma; 490,000 shares issued
     and outstanding pro forma as adjusted liquidation
     value $1,960.........................................         --             --               5
  Common Stock, $.01 par value; 25,000,000 shares
     authorized; 6,285,656 shares issued and outstanding,
     actual; 6,565,656 shares issued and outstanding, pro
     forma; 9,665,656 shares issued and outstanding pro
     forma, as adjusted...................................         63             66              97
  Additional paid-in capital..............................      6,778          7,472          25,636
  Accumulated deficit.....................................    (11,629)       (11,629)        (11,629)
                                                             --------       --------        --------
     Total stockholders' equity (deficit).................     (4,788)        (4,091)         14,109
                                                             --------       --------        --------
          Total capitalization............................   $ (2,828)      $ (2,131)       $ 14,109
                                                             ========       ========        ========

                       SELECTED HISTORICAL FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     The following selected financial data of the Company are qualified by reference to and should be read in connection with the financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, the Company's financial statements audited by Altschuler, Melvoin and Glasser LLP, independent certified public accountants, included elsewhere in this Prospectus. The statement of operations data for the year ended December 31, 1995 are derived from, and are qualified by reference to, the Company's financial statements audited by Cooper, Selvin & Strassberg, LLP, independent certified public accountants, included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data as of December 31, 1993, 1994 and 1995 are derived from the Company's audited financial statements not included in this Prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                            YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                1993      1994(1)     1995      1996      1997
                                               -------    -------    -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $15,856    $50,823    $52,722   $36,848   $30,665
Cost of sales................................   10,704     37,581     42,253    29,837    25,193
                                               -------    -------    -------   -------   -------
Gross profit.................................    5,152     13,242     10,469     7,011     5,472
Operating expenses:
  Promotion and selling......................    3,060     10,559     12,381     3,172     3,932
  General and administrative.................    1,395      2,387      3,944     4,331     2,938
  Restructuring charge(2)....................       --         --         --        --     1,548
                                               -------    -------    -------   -------   -------
Income (loss) from operations................      697        296     (5,857)     (493)   (2,947)
Other (income) expense:
  Interest expense...........................       63        269        597       409       417
  Other, net.................................      (17)      (151)      (162)       (3)       34
                                               -------    -------    -------   -------   -------
Income (loss) before provision for
  income taxes...............................      651        178     (6,292)     (898)   (3,398)
Provision for income taxes...................      247         86        662        --        --
                                               -------    -------    -------   -------   -------
Income (loss) before cumulative effect of
  change in accounting principle.............      404         92     (6,955)     (898)   (3,398)
Cumulative effect of change in
  accounting principle.......................      139(3)    (585)(4)      --       --        --
                                               -------    -------    -------   -------   -------
Net income (loss)............................  $   543    $  (493)   $(6,955)  $  (898)  $(3,398)
                                               =======    =======    =======   =======   =======
Earnings (loss) per share....................  $  0.13    $ (0.10)   $ (1.29)  $ (0.16)  $ (0.58)
                                               =======    =======    =======   =======   =======
Weighted average number of common shares
  outstanding................................    4,174      4,810      5,408     5,628     5,867

                                                               AS OF DECEMBER 31,
                                            ---------------------------------------------------------
                                              1993       1994(1)      1995        1996        1997
                                            ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
  Working capital (deficit)...............  $    (186)  $   3,163   $  (2,870)  $  (2,451)  $  (4,363)
  Total assets............................      2,988      11,701       9,719       7,592       6,487
  Long-term debt, excluding current
     portion..............................         --       3,428       2,151       2,110       1,960
  Stockholders' equity (deficit)..........        971       4,258      (2,798)     (2,349)     (4,788)

---------------
(1) In March 1994, the Company acquired all of the outstanding capital stock of Delicious in a transaction accounted for as a purchase.

(2) Represents a restructuring charge recognized by the Company for the year ended December 31, 1997 primarily consisting of the expensing of consulting and non-competition agreements the Company entered into with former executive officers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) Represents a change in accounting principle for income taxes whereby the Company adopted the provisions of FASB 109 "Accounting for Income Taxes."

(4) Represents a change in accounting principle whereby slotting, product development and packaging design costs which were previously deferred and amortized are now expensed as incurred.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in understanding the Company's historical financial position at December 31, 1995, 1996 and 1997, and results of operations and cash flows for each of the years ended December 31, 1995, 1996 and 1997. The Company's historical financial statements and notes thereto included elsewhere in this Prospectus contain detailed financial information that should be referred to in conjunction with the following discussion.

GENERAL

     The Company is a marketer of pre-packaged cookies, crackers and snacks which are sold primarily in the United States under the Company's own Delicious, Salerno, Mama's and Frookie labels. The products are distributed through independent direct-store-delivery distributors, directly to retailers and through large wholesalers.

     The Company was incorporated in 1989. In March 1994, the Company acquired all of the stock of Delicious, an Illinois corporation. Effective December 29, 1995, Delicious was merged with and into the Company with the Company remaining as the surviving entity.

     Effective August 13, 1997, Richard Worth, the Company's former Chairman, Chief Executive Officer and President, and Randye Worth, a former Executive Vice President and Director of the Company, resigned and entered into agreements to provide consulting services to the Company. These consulting agreements require the Worths to be available to provide consulting services to the Company through August 1998 and include a non-competition clause. The agreements cumulatively provide for: (i) consulting fees aggregating $200,000 per year for five years;
(ii) automobile and office allowances aggregating $83,600 per year for three years; (iii) life and health insurance coverage for five years; and (iv) forgiveness of debts aggregating $88,030. In addition, the Company exchanged with Richard Worth its Cool Fruits Fruit Juice Freezers product line (the "Cool Fruits Product Line") and assigned the Company's license agreement for the Chiquita Tropical Freezers product line (together with the Cool Fruits Product line, the "Freezer Pop Lines") for the cancellation of options to purchase 500,000 shares of Common Stock held by him. The cost of the benefits being paid to the former executives was charged to expense and reflected as part of the restructuring charge in 1997 and accrued using a present value method over the expected term of the agreements.

     On April 3, 1998, the Company completed the Salerno Acquisition for $3.5 million in cash, a $1.5 million promissory note and the assumption of substantially all of the liabilities of Salerno. The purchase price is subject to certain post-closing adjustments. The Salerno Acquisition has been accounted for as a purchase and the results of Salerno's activities will be included in the Company's financial statements subsequent to the date of acquisition.

RESULTS OF OPERATIONS

  Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

     Net Sales. Net sales decreased 16.8% to $30.7 million for the year ended December 31, 1997 from $36.8 million for the year ended December 31, 1996. This reduction of sales occurred ratably between Delicious and Frookie product categories. Increased competition in all product categories coupled with an industry-wide slow down in pre-packaged baked goods resulted in a decrease in sales. In addition, the Company's 1997 results were also adversely impacted by a change in the Company's marketing strategy to an outside commissioned broker network from an internal sales force which resulted in certain operational inefficiencies and lower sales. Also, production problems at a key supplier resulted in missed sales.

     Gross Profit. Gross profit decreased 22.0% to $5.5 million for the year ended December 31, 1997 from $7.0 million for the year ended December 31, 1996. This decrease was primarily a result of reduced sales. Gross profit as a percentage of sales decreased from 19.0% in 1996 to 17.8% in 1997 due primarily to a $300,000 charge for the write-off of discontinued packaging.

     Promotions and Selling. Promotions and selling expenses increased 24.0% to $3.9 million for the year ended December 31, 1997 from $3.2 million for the year ended December 31, 1996 primarily due to a $700,000 increase in marketing expenditures to compensate for the elimination of the Company's internal sales force.

     General and Administrative. General and administrative expenses decreased 32.2% to $2.9 million for the year ended December 31, 1997 from $4.3 million for the year ended December 31, 1996. This decrease was primarily due to a $379,000 reduction in personnel and travel and entertainment costs and $250,000 of lower professional fees. In 1996, the Company incurred a charge-off of $246,000 related to goodwill associated with a discontinued business venture. Further, 1996 results included a $500,000 bad-debt provision for the potential expensing of a customer's indebtedness.

     Restructuring Charge. The Company recognized a one-time $1.5 million restructuring charge primarily consisting of the expensing of consulting agreements the Company entered into with former executive officers, Richard and Randye Worth.

     Net Loss. Net loss increased to $3.4 million for the year ended December 31, 1997 from a net loss of $898,134 for the year ended December 31, 1996, as a result of the factors discussed above.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Sales. Net sales decreased 30.1% to $36.8 million for year ended December 31, 1996 from $52.7 million for the year ended December 31, 1995 primarily due to management's decision to reduce promotional and marketing expenditures. In 1995, the Company aggressively spent funds to gain additional product distribution which resulted in greater sales but significantly less profitability. In 1996, promotion and selling expenditures were reduced by approximately $9.2 million which resulted in a significant loss of product distribution and lower sales.

     Gross Profit. Gross profit decreased 33.0% to $7.0 million for the year ended December 31, 1996 from $10.5 million for the year ended December 31, 1995 primarily due to lower sales volumes. Gross profit as a percentage of sales decreased to 19.0% for 1996 from 19.9% for 1995 due to the Company's inability to pass along certain supplier price increases to its customers, as well as a slight shift in the Company's sales mix to lower margin items.

     Promotions and Selling. Promotions and selling expenses decreased 74.4% to $3.2 million for the year ended December 31, 1996 from $12.4 million for the year ended December 31, 1995. This decrease was due to the Company's decision to significantly reduce promotional allowances, market development funds and package design expenditures.

     General and Administrative. General and administrative expenses increased 9.8% to $4.3 million for the year ended December 31, 1996 from $3.9 million for the year ended December 31, 1995. While general and administrative expenses did not vary significantly between periods, 1996 included a $500,000 bad debt provision.

     Provisions for Income Tax. In 1995, although the Company incurred a loss, a provision for income taxes of $662,000 was recorded consisting primarily of a reduction in deferred tax assets established in a previous year.

     Net Loss. Net loss decreased to $898,134 for the year ended December 31, 1996 from a net loss of $7.0 million for the year ended December 31, 1995, as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     In recent periods, the Company has utilized its working capital to cover operating deficits. At December 31, 1997, the Company had accumulated a working capital deficit of $4.4 million. Because the Company purchases its products from co-packers, it does not intend to invest in plant or equipment relating to the manufacture of products for sale. Further, the Company believes that its existing fleet of leased trucks is sufficient for the foreseeable future. Consequently, additions to property and equipment are not expected to be material in future periods. The Company believes the amount available under its revolving credit facility, together with the net proceeds from the offering, will be sufficient for the foreseeable future to finance its operations, service interest payments on its debt and fund capital expenditures.

     On July 2, 1996, holders of 8% Subordinated Promissory Notes aggregating $1.3 million converted such notes plus accrued interest of approximately $87,000 into a total of 449,055 shares of Common Stock.

     On December 22, 1997, the Company consummated the first closing of a private placement (the "First Closing") of a minimum of 175,000 shares of Common Stock and a maximum of 700,000 shares of Common Stock (the "October Private Placement"). At the First Closing, the Company issued an aggregate of 420,000 shares of Common Stock for an aggregate price of $1.3 million. The net proceeds of $956,171 from the First Closing were applied by the Company to increase cash balances and reduce outstanding trade payables balances. On February 6, 1998, the Company consummated a second closing of the October Private Placement (the "Second Closing") pursuant to which it issued an aggregate of 280,000 shares of Common Stock for an aggregate price of $840,000. The net proceeds of $696,700 from the Second Closing were applied by the Company to increase cash balances and reduce outstanding trade payables balances. The shares of Common Stock issued and sold in the October Private Placement are being registered for resale under the Securities Act in the registration statement of which this Prospectus is a part; provided, however, that the holders of such shares have agreed not to sell such shares for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative.

     On March 30, 1998, the Company borrowed $500,000 (the "Acquisition Loan"). Such indebtedness bears interest at the rate of 12% per annum and matures on the earlier of (i) 120 days from the date of the incurrence of such indebtedness (July 28, 1998) or (ii) consummation of an initial public offering of Common Stock from which the Company receives gross proceeds of at least $7.0 million. Upon default of repayment of the Acquisition Loan, such loan is convertible into such number of shares of Common Stock as is equal to the principal amount of the Acquisition Loan, plus all interest accrued thereon, divided by $3.00. The Company expects to repay such indebtedness with a portion of the net proceeds of this offering. See "Use of Proceeds."

     On April 3, 1998, the Company entered into an amendment to a revolving credit facility with Republic for a revolving line of credit of up to $7.0 million. Borrowings under the revolving credit facility are due upon demand and bear interest at 1.50% per annum above the reference rate of interest publicly announced from time to time by U.S. Bank National Association (8.25% at December 31, 1997). Borrowings under the revolving credit facility in 1996 and 1997 were $1.9 million and $1.5 million, respectively. Borrowings under the revolving credit facility are collateralized by a first lien on substantially all of the assets of the Company.

     On April 3, 1998, the Company consummated the Salerno Acquisition. The purchase price for Salerno consisted of (i) $3.5 million in cash, (ii) a $1.5 million promissory note from the Company to Salerno (the "Salerno Promissory Note") secured by a second lien on substantially all of the Company's assets, and (iii) the assumption of substantially all of the liabilities of Salerno. The Company assigned its obligations under the Salerno Promissory Note to American Pacific Financial Corporation ("APFC") and its principal stockholder, Larry Polhill. In connection therewith, the Company entered into a loan agreement with APFC pursuant to which the Company borrowed $4.6 million from APFC (the "APFC Loan") consisting of $3.0 million in cash used by the Company to fund a portion of the cash purchase price for Salerno, $1.5 million in the form of APFC assuming primary liability under the Salerno Promissory Note and $100,000 as a fee for the APFC Loan. In addition, the Company issued to APFC a promissory note in the principal amount of $100,000, bearing interest at a rate of 12% per annum, as a fee for assuming the Salerno Promissory Note (the "Fee Note"). The Salerno Promissory Note, the APFC Loan and the Fee Note each mature on the earlier of (i) 120 days from the date such indebtedness was incurred (August 1, 1998), or (ii) consummation of an initial public offering of Common Stock or other recapitalization (whether through one transaction or a series of transactions) of the Company (whether through a private placement or otherwise) from which the Company receives (whether from such one transaction or on a cumulative basis from such series of transactions) gross proceeds of at least $7.0 million, or (iii) a sale or other transfer of all or substantially all of the assets or equity interests in the Company. The APFC Loan is secured by a third lien on substantially all of the Company's assets. The Company expects to repay the APFC Loan with a portion of the net proceeds of this offering. See "Use of Proceeds."

     On May   , 1998, holders of the 9% Notes in the aggregate principal amount
$2.0 million exchanged such notes for an aggregate of 490,000 shares of Series A Preferred Stock. Annual dividends of 10% paid semi-annually are payable on the shares of Series A Preferred Stock.

SEASONALITY

     The Company has generally experienced reduced sales of pre-packaged cookies during the fourth quarter due primarily to the increase in holiday home baking during this period. As a result of the Salerno Acquisition, on an ongoing basis, the Company believes it will have limited seasonality influences.

INFLATION

     The Company does not believe that inflation had a significant impact on the Company's results of operations for the periods presented.

                                    BUSINESS

GENERAL

     The Company develops, markets and sells cookies, crackers and related food products under the Delicious, Salerno, Mama's and Frookie labels, as well as licensed names including Skippy, Land O' Lakes, Butterfinger, Chiquita, Heath, Chuck E. Cheese, Eskimo Pie, Raisinets and Ringling Bros. Pro Forma, the Company is the seventh largest cookie company in the United States based on retail sales for the 52 weeks ended December 28, 1997 according to IRI. The Company's product lines include more than 17 different cookie, cracker and snack categories comprising more than 260 SKUs. These products are sold primarily in the United States to independent direct-store delivery distributors for resale to supermarkets and other retail outlets and through large wholesalers to natural food stores and also directly to supermarkets and other retail outlets. For the year ended December 31, 1997, the Company had Pro Forma net sales of approximately $70 million.

     The Company was founded in 1989 originally to market the Frookie cookie product, one of the first all-natural, low-fat cookies produced with fruit juice sweeteners. Through the acquisition of Delicious in 1994, the Company broadened its product offering into three lines: (i) Value-Oriented; (ii) Co-Branded; and
(iii) All-Natural. All of the Company's products are produced by co-packers using the Company's proprietary specifications and formulations.

     On April 3, 1998, the Company completed the Salerno Acquisition. Salerno's cookie, cracker and other snack products are targeted to value-oriented customers and are regionally focused with sales concentrated in supermarkets in the mid-western United States. Salerno was the tenth largest cookie company in the United States based on retail sales for the 52 weeks ended December 28, 1997 according to IRI.

INDUSTRY OPPORTUNITY

     The cookie and cracker market is large and highly fragmented with over 200 companies as of December 31, 1997. According to IRI, the U.S. cookie and cracker industry had 1997 retail sales of approximately $7.3 billion, with cookie sales of $4.0 billion and cracker sales of $3.3 billion. While consumption per person of cookies in the United States has declined, according to IRI, since 1992, particular product categories, such as crackers and sugar-free, have grown at rates of over 4% or more per year. The six largest cookie companies represented approximately 72% of total retail dollar sales of cookies for the 52 weeks ended December 28, 1997.

     The following table provides the estimated retail sales to supermarket chains of the top 10 cookie companies in the United States, according to IRI, for the 52 weeks ended December 28, 1997.

                          COMPANY                             RETAIL SALES
                          -------                             -------------
                                                              (IN MILLIONS)
Nabisco Biscuit Co. ........................................     $1,230
Keebler Foods Company.......................................        571
Pepperidge Farm, Inc. (Campbell Foods)......................        195
President Baking Co. .......................................        166
Archway Cookies, Inc. ......................................        159
Mother's Cake & Cookies (Specialty Foods)...................        144
Stella D'Oro Biscuit Co. (Nabisco)..........................         42
The Delicious Frookie Company, Inc. ........................         37
Entenmanns (Bestfoods)......................................         31
Salerno Foods, L.L.C. ......................................         30

     One of the Company's product lines, All-Natural, is part of the natural products industry, which industry experienced over 13% annual growth during each of 1994, 1995 and 1996 according to Natural Foods Merchandiser. Sales within this industry reached $11.5 billion during 1996. The Company believes this growth is being propelled by several factors, including consumer trends toward healthier eating habits, the increasing awareness of the link between diet and health, concern regarding food purity and safety, an aging population and greater environmental awareness. The Company believes that companies with strong brand name recognition, high-quality products and broad distribution are positioned to increase market share.

TURNAROUND INITIATIVES

     In recent periods, the Company has experienced declining product sales and financial results. In response to these trends, during late 1997, the Company began to implement turnaround initiatives, including hiring a new management team, electing a new board of directors, repositioning core product lines and raising new capital.

     In August 1997, Michael J. Kirby, a seasoned executive with over 20 years of diversified experience in the food industry, was hired to serve as the Company's Chief Executive Officer. Upon joining, Mr. Kirby undertook an evaluation of the Company and determined that its competitive strengths include:
(i) strong brand name recognition; (ii) well-established distributor relationships; (iii) co-branding and licensing agreements; and (iv) unique product niches.

     Under the leadership of Mr. Kirby, the Company has developed an operational strategy designed to utilize the Company's core strengths and increase its appeal to its existing broad customer base. This operational strategy is intended to increase the Company's sales volume, improve its financial performance and enhance its market position. The Company will seek to achieve these objectives through the following strategies:

     - Improve Margins. The Company is one of the largest wholesale purchasers of cookies and crackers from co-packers in the United States. As a result, the Company has recently been able to negotiate more favorable pricing with some of its co-packers and believes there are additional opportunities for it to lower its purchasing costs. The Company intends to streamline its supplier base from over 20 co-packers to less than 10 during the next 12 months. Additionally, recent industry price increases have given the Company the opportunity to raise prices on its products. On March 1, 1998, the Company implemented its first price increases in over two years on a majority of its products. The Company believes these initiatives will lead to lower product costs and improved margins without negatively impacting product volumes.

     - Leverage Frookie Brand Name. The Frookie name is associated with all-natural, high-quality, good tasting products. The Company intends to leverage this brand equity, as well as the growing demand for all-natural products, to further expand distribution and product sales. The Company also plans to introduce additional healthy products that complement the Frookie line, such as fruit bars, individual-sized fruit pies, energy bars and wheat-free, sugar-free and organic products.

     - Pursue Acquisitions. The cookie and cracker markets as well as the natural food market is large and highly fragmented. Many of the companies in these markets have strong positions and retail relationships. The Company intends to pursue acquisitions of such companies that afford operational synergies and complement or provide further opportunities to use its existing brands or product lines. The Salerno Acquisition was the first step in this strategy.

     - Broaden Co-Branding Arrangements. Currently, the Company has licensed several nationally recognized trademarks, including Skippy, Land O' Lakes, Butterfinger, Chiquita, Heath, Chuck E. Cheese, Eskimo Pie, Raisinets and Ringling Bros. The Company intends to acquire additional licenses and further expand its product offering under current co-branding arrangements.

     - Expand Non-Supermarket Sales. Approximately 32% of 1996 retail cookie and cracker sales were through non-supermarket channels including mass merchandisers, club stores, convenience stores and drug stores. Until recently, the Company had targeted its distribution and sales primarily to the traditional supermarket channel. However, with the addition of the new management team, the Company has begun to expand its distribution to these non-supermarket channels, such as the club store Costco. The Company has developed, and continues to develop, products, packaging and distribution tailored to these non-supermarket channels.

     - Renew Emphasis on Quality Control and Customer Service. Recently, the Company instituted stricter quality controls and systems and hired new management to improve its product quality standards and customer service.

PRODUCTS

     The Company's product lines, Value-Oriented, Co-Branded and All-Natural, consist of over 260 SKUs under the labels listed below.

                                CO-BRANDED
  VALUE-ORIENTED          (UNDER DELICIOUS LABEL)          ALL-NATURAL
  --------------          -----------------------          -----------
  Delicious               Butterfinger                     Frookie
  Mama's                  Chiquita
  Salerno                 Chuck E. Cheese
                          Eskimo Pie
                          Heath
                          Land O' Lakes
                          Raisinets
                          Ringling Bros.
                          Skippy

  Value-Oriented

     The Company's Value-Oriented products, sold under the Delicious, Mama's and Salerno labels, are primarily high-quality, value-priced cookies, crackers and snack products. Typically, these products retail between $0.99 and $1.99 with package sizes ranging from four ounces to two pounds. The Company distributes its Value-Oriented products to leading supermarkets with a variety of value-priced, value-sized products including cookies, crackers, animal crackers, breadsticks, pretzels and ice cream cones. The Company is also initiating a new line of Value-Oriented products which will be sold to non-supermarket channels, primarily discount department stores, with average retail prices below one dollar. As of December 31, 1997, Pro Forma Value-Oriented product sales represented over 80% of the Company's net sales.

     On April 3, 1998, the Company completed the Salerno Acquisition. Salerno's cookie, cracker and other snack products are targeted to value-oriented customers and are regionally focused with sales concentrated in supermarkets in the mid-western United States. As of December 28, 1997, Salerno was the tenth largest cookie company in the United States based on retail sales for the 52 weeks ended December 28, 1997 according to IRI.

  Co-Branded

     The Company's Co-Branded products are premium cookie, cracker or related snack food products which the Company packages under both a licensed label and the Delicious label. The Company seeks to establish co-branding agreements with companies which have nationally recognized brand names associated with high quality. Currently, the Company has licensed several nationally recognized trademarks including Skippy, Land O' Lakes, Butterfinger, Chiquita, Heath, Chuck
E. Cheese, Eskimo Pie, Raisinets and Ringling Bros. The license agreements are typically three or more years in length and require the Company to pay a royalty percentage based on sales. Additionally, many licensor agreements include provisions that require the Company to use specific licensor-manufactured products (for example, Land O' Lakes butter, Skippy peanut butter) in the Company's products. Products under the Co-Branded line include cookies, animal crackers, crackers and other related snack products.

     The Company seeks to establish new selected licensors and continually evaluates new licensor arrangements. Additionally, the Company intends to further broaden its product offering with its current licensors and plans to introduce new products under the Chuck E. Cheese, Land O' Lakes and Skippy labels during the first six months of 1998. The Company distributes its Co-Branded product line primarily to leading supermarkets. The Company has developed new sizes of its leading products to enable it to expand into non-supermarket channels. As its first entry into these channels, the Company recently began shipping to Costco in the northeast. The Company believes initial results from Costco have been positive, and it has begun expanding into other Costco regions.

  All-Natural

     The Company develops and markets its All-Natural products under the Frookie label. The Frookie cookie line was the Company's first product line and one of the first all-natural, low-fat cookie produced with fruit juice sweeteners. The Frookie products are "good for you," all-natural, low fat, healthy alternatives to sweet, high fat snacks. The Frookie line includes products which are made with organic ingredients and natural sweeteners such as fruit juice, pure crystalline fructose and unprocessed sugars, as well as fat-free/reduced fat, cholesterol, additive and preservative free snacks. The Frookie line is targeted to health and nutrition-conscious consumers looking for lower fat, natural or organic snacks and special health consumers such as diabetic or sugar-sensitive consumers. Frookie products include all-natural cookies, crackers and ice cream cones, organic cookies and crackers, yogurt cream filled cookies, sugar-free cookies and fat free/ reduced fat cookies and crackers. The Frookie product line generally has higher price points than the Company's other product lines due to the higher quality and special ingredients and manufacturing processes that are necessary to create these products.

     The Company is focusing new Frookie product introductions on line extensions which are complementary to the all-natural emphasis of this line, such as wheat-free products, sugar-free products, energy bars and fruit bars and individual-sized fruit pies. The Company distributes its All-Natural product line to leading supermarkets, as well as natural food stores and supermarkets.

MARKETING, DISTRIBUTION AND SALES

     Marketing. The Company's advertising and promotional programs include packaging, trade and consumer advertising, and sales promotion, including couponing and temporary price reductions. Additionally, the Company emphasizes the "good for you" aspect of its All-Natural product line as an alternative to traditional sugary, high fat snacks. The Company's marketing strategy is to heighten the awareness of its brands by increasing the distribution and visibility of its products throughout all retail channels. The Company intends to update its packaging to emphasize healthy characteristics and increase visibility and create impulse buying through increased end-aisle displays and advertised features. The Company also intends to increase the number of cooperative marketing events undertaken with the Company's distributors. The Company is actively pursuing "cross-couponing" with select co-branding partners. In "cross-couponing," each co-branding partner places coupons for the other's products on its respective packaging.

     Distribution and Sales. The Company's products are distributed through independent direct-store delivery distributors, directly to retailers and also through large wholesalers. To distribute the Delicious (including Co-Branded) products, the Company uses a network of more than 30 independent direct-store delivery distributors that focus primarily on supermarket sales. While a majority of the Company's Delicious products have been sold by distributors to supermarkets, the Company is focusing on expanding its sales into non-supermarket retail channels including drug and club stores. The Company's All-Natural product line is sold to natural foods retailers through large wholesalers and through independent direct-store distributors to supermarkets. The Delicious and Frookie product lines are primarily distributed from one warehouse location or directly from the Company's co-packers. The Company employs four regional sales managers for the Delicious and Frookie product lines, each of whom is responsible for a specific geographic region and for managing relationships with all of the Company's customers within that region. The regional sales managers' duties include supporting existing customers, developing new business and administering any advertising or promotional programs instituted by the Company. The regional sales managers also serve as liaisons between the Company and distributors of these product lines.

     The Company's Salerno and Mama's product lines are distributed directly to retailers through Company-owned routes, by independent distributors that distribute only Salerno and Mama's product lines and by multi-line, independent direct-store distributors. The Company leases 30 trucks for direct-store delivery of these product lines. The Salerno and Mama's product lines are distributed from five strategically-located leased warehouses. The Company maintains a direct sales staff to market the Salerno and Mama's product lines for the Company-owned routes.

     The Company's largest distributor, Milwaukee Biscuit Company, represented approximately 13% of the Company's Pro Forma net sales for the year ended December 31, 1997.

MANUFACTURING

     All of the Company's products are manufactured by non-affiliated co-packers. The co-packers produce, supply or package the Company's products and must comply with strict ingredient and processing standards established by the Company. Pursuant to its co-packing arrangements, the Company purchases substantially all of its products as finished goods. The Company currently uses over 20 co-packers; however, it intends to establish several key relationships with a select number of suppliers which will allow it to streamline its supplier base to fewer than 10 during the next 12 months. The Company has recently negotiated more favorable pricing with some of its co-packers and believes there are additional opportunities for it to lower purchasing costs. Packaging production is outsourced to third-party vendors based upon the Company's designs and is purchased from such vendors by the manufacturers of the Company's products. Generally, the Company is required to reimburse the manufacturers for the costs of such packaging in the event the product is discontinued. For the year ended December 31, 1997, purchases from the Company's four largest suppliers, Mrs. Alison's Cookie Company, Sugar Kake Cookies, Inc., Pate's and The Wortz Company, accounted for approximately 13.7%, 12.3%, 10.5% and 10.4%, respectively, of the Company's Pro Forma purchases.

RESEARCH AND DEVELOPMENT

     The Company's four-person research and development team works to create new products and line extensions and improve existing products. The Company's packaging design is created by an in-house design staff. The Company intends to focus a majority of its research and development efforts to extend and enhance its All-Natural product line.

QUALITY ASSURANCE AND CONTROL

     Recently, the Company has instituted stricter quality controls and systems and hired new management to further improve its product quality standards. The Company regularly inspects all co-packing facilities and warehouses to ensure that they conform to good manufacturing practice standards. The Company uses code dating on all products and products are retained from product runs. Systematic procedures are in place and regulated by an experienced technical staff based on-site at the Company and supplemented by independent laboratory analysis.

COMPETITION

     The cookie, cracker and snack food industry is highly competitive and is based primarily on brand recognition, quality and price. In particular, the Company competes with large domestic and international companies such as Nabisco Biscuit Co., Keebler Foods Company, Pepperidge Farm, Inc., President Baking Co., Archway Cookies, Inc. and Mother's Cake and Cookies, which have substantially greater product development, marketing, financial and human resources than the Company, as well as stronger relationships with local, regional, private label and generic manufacturers. Many of the Company's competitors have developed nationally and regionally recognized brand names. The Company's competitors may succeed in developing new or enhanced products that are more popular than any that may be sold or developed by the Company, and such competitors may also be more successful than the Company in marketing and selling such products. Substantial advertising and promotional expenditures are required to maintain or improve a brand's market position or to introduce a new product. Consequently, the Company anticipates much of its competition will come from larger, well-capitalized businesses that have significantly greater financial and other resources than the Company. No assurance can be given that the Company will be able to compete successfully with any of these businesses or maintain or increase its market share.

     The Company competes in the cookie, cracker and snack food industry by (i) capitalizing on its strengths as a major supplier to independent cookie and cracker distributors and as a major purchaser of contract-manufactured cookies,
(ii) developing and marketing what it believes are innovative cookie and cracker products, many of which address health concerns, (iii) filing for patent and trademark protection in the United States for its proprietary products and marks, (iv) procuring licenses to use well-known trademarks in co-branded products and (v) using efficient manufacturing, sales and distribution methods in an effort to increase productivity and lower costs.

INTELLECTUAL PROPERTY

     The Company has filed for and obtained trademark protection for a number of its products and trade names, including the names "Delicious," "Frookie," "Frookies," "Fruitin," "Salerno," "Mama's" and "R.W. Frookies." The Company generally files its trademark applications in the United States and several foreign countries, including Canada, France, Great Britain and Japan. In connection with its Co-Branded product line, the Company has entered into license agreements with major companies which own the trademarks that are licensed to the Company.

     While the Company intends to enforce its trademark and licensing rights against infringement by third parties, no assurance can be given that the trademarks and licenses or the Company's trademark and license rights will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor were to infringe on trademarks or licenses held by the Company, enforcing the Company's rights would likely be costly and would divert funds and resources that could otherwise be used to operate the Company. No assurance can be given that the Company would be successful in enforcing such rights, or that the Company's products do not infringe on the patent or intellectual property rights of a third party.

GOVERNMENT REGULATION

     The Company's products are subject to the rules and regulations of various federal, state and local health agencies, including the FDA, governing the production, sale, advertising, labeling and ingredients of food products. The Company believes that its recipes and manufacturing techniques and the facilities and practices used by its subcontracted manufacturers are sufficient to maintain compliance with applicable regulations, however, there can be no assurance that the Company and its subcontracted manufacturers will be able to comply with such laws and regulations in the future or that new governmental laws and regulations will not be introduced which would prevent or temporarily inhibit the development, distribution and sale of the Company's products to consumers. If any of the Company's subcontracted manufacturers were to violate any such law or regulation, it could result in fines, recalls, seizure or confiscation of products marketed by the Company. There can be no assurance that future changes in applicable laws, regulations or the interpretation thereof will not necessitate significant expenditures or otherwise have a material adverse impact on the Company.

EMPLOYEES

     As of March 31, 1998, Pro Forma, the Company had 123 full-time employees, 25 of which are represented by Teamsters Local 734. The Company's collective bargaining agreements with Teamsters Local 734 expired on January 31, 1998. The Company has commenced formal negotiations with regard to new collective bargaining agreements. There can be no assurance, however, that the Company will be able to enter into new collective bargaining agreements upon terms and conditions acceptable to the Company. A prolonged slowdown, work stoppage or strike could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company believes its relations with its employees to be good.

PROPERTIES

     The Company's headquarters is located in 5,700 square feet of leased office space in Des Plaines, Illinois. The Company's annual rent is approximately $85,000. The Company's lease expires May 31, 1998. Upon expiration of the lease, the Company plans to consolidate its operations into Salerno's former headquarters located in 54,000 square feet of leased office and warehouse space in Des Plaines, Illinois. The annual rent for Salerno's headquarters is approximately $312,000. The lease expires in September 1999.

LEGAL PROCEEDINGS

     On September 22, 1994, a former distributor of the Company's products commenced an action against the Company and an unaffiliated third party in the Supreme Court of the State of New York, Kings County, alleging breach of contract. The plaintiff alleges that the Company (i) improperly terminated the distribution agreement by and between the Company and the plaintiff, (ii) withheld its approval of plaintiff's attempted purchase of a distributorship for a second route, (iii) failed to perform its obligations under the distribution agreement and (iv) failed to pay plaintiff sums due to him under the distribution agreement for product sales made in plaintiff's distribution route. The plaintiff seeks damages in the amount of $2.5 million and punitive damages in the amount of $1 million. The Company believes it has valid defenses to these claims and believes these claims are without merit. An unfavorable decision could have a material adverse effect on the business, results of operations and financial condition of the Company.

     The Company is not currently involved in any other material legal proceedings. From time to time however, the Company may be subject to claims and lawsuits arising in the normal course of business.

                                   MANAGEMENT

     The following are the members of the Company's Board of Directors and the Company's executive officers:

            NAME               AGE                           POSITION
            ----               ---                           --------
Donald C. Schmitt............  66     Chairman of the Board of Directors
Michael J. Kirby.............  48     Chief Executive Officer, President and Director
Jeffry W. Weiner.............  47     Vice President, Chief Financial Officer and Secretary
Jay G. Shoemaker.............  45     Director
Edward R. Sousa..............  41     Director
John H. Wyant................  51     Director

     Donald C. Schmitt has been a director of the Company since 1989 and Chairman of the Board since August 1997. Since 1977, Mr. Schmitt has been the chairman of the board, president, chief executive officer and a principal stockholder of The Shur-Good Biscuit Co., Inc. ("Shur-Good"), distributor of cookies, crackers and salty snack foods. Shur-Good is a distributor of the Company. See "Certain Transactions." Mr. Schmitt is also vice chairman of the board of Miller Buckeye Biscuit Co., a director of Core Resources Inc., both of which are privately-owned, and the former president of the Biscuit and Crackers Distributor Association. He won the Xavier University Executive Achievement Award in 1993. Mr. Schmitt was also awarded a Papal appointment to the Equestrian Order of Holy Sepulchre by the Catholic Church in 1995. Mr. Schmitt holds a B.A. in Accounting from Xavier University.

     Michael J. Kirby has been the Company's Chief Executive Officer and President and a director since August 1997. From February 1997 to August 1997, Mr. Kirby was a private consultant. From February 1994 until January 1997, Mr. Kirby was president of Concorde Brands, a division of Nestle USA. From November 1992 until February 1994, Mr. Kirby was president and chief executive officer of National Oats, Inc. From 1989 until November 1992, Mr. Kirby was president and chief operating officer of Willow Foods. From 1984 until 1989, Mr. Kirby was president and chief executive officer of Royal American Foods, Inc. until its sale to Pepperidge Farm, Inc. during Mr. Kirby's tenure. Mr. Kirby has also held senior marketing positions at the Kellogg Company, Win Schuler Foods, Inc. and H.P. Hood. Mr. Kirby holds a B.S. in Business from The State University of New York-Albany (formerly Regent's College of New York-Albany).

     Jeffry W. Weiner has been the Company's Vice President and Chief Financial Officer since March 1996. Mr. Weiner was a consultant in the consumer electronics industry from 1994 until March 1996. From 1977 to 1994, Mr. Weiner was employed in several positions, most recently as senior vice president of finance and administration, by Cobra Electronics Corporation, a publicly held marketer of radar detectors, cordless telephones and answering machines to retail stores. Mr. Weiner holds a B.S. in Accounting from the University of Illinois, and is a Certified Public Accountant.

     Jay G. Shoemaker has been a director of the Company since December 1997. Mr. Shoemaker has been the chief operating officer of Niebaum Coppola Winery and American Zoetrope Studios since 1996. Mr. Shoemaker was the president, chief executive officer, chief operating officer and acting chairman of the board of Earth's Best, Inc., an organic baby food company, from 1991 until its sale to the Heinz Co. in 1996. From 1990 until 1991, Mr. Shoemaker was president of Whitman's Chocolates. Mr. Shoemaker holds a B.A. in Experimental Social Psychology from Williams College and a M.B.A. from Harvard University.

     Edward R. Sousa has been a director of the Company since February 1998. Mr. Sousa has been a practicing attorney in New York for more than five years. Mr. Sousa holds a B.A. from Brandeis University and a J.D. from the University of Pennsylvania.

     John H. Wyant has been a director of the Company since December 1997. Mr. Wyant was a co-founder and has been the managing partner of Blue Chip Venture Company, a venture capital firm with approximately $180 million under management that concentrates on financing companies primarily based in the mid-western United States, since its inception in 1990. Mr. Wyant serves as a director of various private companies and two publicly-traded companies, Zaring National Corporation and Ciao Cucina Corporation. Mr. Wyant was a director of the Company from 1990 to 1996. Mr. Wyant holds a B.A. in Political Science from Denison University and a J.D. from Salmon P. Chase College of Law.

BOARD COMMITTEES

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent accountants of the Company; review with the independent accountants the scope of the annual audit and review their final report relating thereto; review with the independent accountants the accounting practices and policies of the Company; review with the internal and independent accountants the overall accounting and financial controls of the Company; be available to independent accountants during the year for consultation; and review related party transactions by the Company on an ongoing basis and review potential conflicts of interest situations where appropriate. The Compensation Committee recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee administers the Company's stock option plans. The members of the Audit Committee are Messrs. Schmitt, Shoemaker and Wyant. The members of the Compensation Committee are Messrs. Schmitt, Shoemaker and Wyant. The members of the Stock Option Committee are Messrs. Shoemaker and Wyant.

DIRECTORS' COMPENSATION

     Each non-employee director receives an annual grant of options to purchase 3,000 shares of Common Stock pursuant to the Formula Plan at an exercise price equal to fair market value on the date of grant and $1,500 per Board meeting attended. See "Stock Option Plans." All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for the year ended December 31, 1997 of the Company's Chief Executive Officer and each other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                             ---------------------------------------   ---------------------------
                                                                         AWARDS        PAYOUTS
                                                                       ----------   --------------
                                                                       SECURITIES     LONG-TERM
                                                      OTHER ANNUAL     UNDERLYING   INCENTIVE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($)    BONUS($)   COMPENSATION($)   OPTIONS(#)     PAYOUTS($)     COMPENSATION($)
---------------------------  ---------    --------   ---------------   ----------   --------------   ---------------
Michael J. Kirby...........    48,750(1)       --            (1)        180,000          --               8,000(2)
  Chief Executive Officer
Jeffry W. Weiner...........   113,750      30,000          --                --          --               7,500(3)
  Chief Financial Officer
Richard S. Worth(4)........   114,125          --          --                --          --               7,050(5)
  Former Chairman of the
  Board and Chief Executive
  Officer

---------------
(1) Mr. Kirby began employment with the Company in August 1997 at a base salary of $130,000 per annum. Mr. Kirby's base salary increased to $200,000 per annum on April 3, 1998. Additionally, Mr. Kirby receives an auto allowance of $600 per month.

(2) Consists of a relocation allowance of $5,000 and automobile expenses of $3,000.

(3) Consists of a payout of accrued vacation time.

(4) Mr. Worth resigned as Chairman of the Board and Chief Executive Officer of the Company effective August 13, 1997.

(5) Consists of automobile and insurance expenses.

OPTION GRANTS TABLE

     The following table sets forth certain information regarding stock option grants made to each of the Named Executive Officers during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                    INDIVIDUAL GRANTS                               RATES OF ANNUAL
                            ------------------------------------------------------------------        STOCK PRICE
                                                   PERCENT OF TOTAL                                APPRECIATION FOR
                            NUMBER OF SECURITIES   OPTIONS GRANTED    EXERCISE OR                   OPTION TERM(1)
                             UNDERLYING OPTIONS    TO EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
           NAME                  GRANTED(#)         FISCAL YEAR(%)      ($/SH)         DATE        5%($)      10%($)
           ----             --------------------   ----------------   -----------   ----------   ---------   ---------
Michael J. Kirby..........        180,000                 74              3.00-      3/11/08        --        290,000
                                                                         12.00(2)
Jeffry W. Weiner..........             --                 --                --            --        --             --
Richard S. Worth..........             --                 --                --            --        --             --

---------------
(1) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compounded rates of appreciation on the Company's Common Stock over the term of the option. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or difference in vesting periods.

(2) Mr. Kirby was granted options to purchase (i) 50,000 shares of Common Stock at an exercise price of $3.00 per share, (ii) 100,000 shares of Common Stock at an exercise price of $6.00 per share and (iii) 30,000 shares of Common Stock at an exercise price of $12.00 per share.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

     No stock options were exercised by the Named Executive Officers during the year ended December 31, 1997. The following table sets forth certain information regarding unexercised options held by each of the Named Executive Officers at December 31, 1997.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                   OPTIONS HELD AT                 AT DECEMBER 31,
                                                 DECEMBER 31, 1997(#)                 1997($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Michael J. Kirby...........................     50,000         130,000          150,000              --
Jeffry W. Weiner...........................    150,000              --          450,000              --
Richard S. Worth...........................    515,500              --        2,197,600              --

---------------
(1) Represents the total gain that would be realized if all in-the-money options held at December 31, 1997 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the assumed initial public offering price of $6.00 per share. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement, as amended, with Michael J. Kirby pursuant to which Mr. Kirby has agreed to serve as Chief Executive Officer and President of the Company, commencing as of August 11, 1997 and expiring on December 31, 2001. The agreement provides for annual base compensation of $200,000. Mr. Kirby has been granted options to purchase an aggregate of 180,000 shares of Common Stock. In addition, Mr. Kirby may be paid a cash bonus the first year of his employment based on the extent to which the Company's performance exceeds Mr. Kirby's budget as approved by the Board. After the first year, the Board and Mr. Kirby will mutually agree upon a reasonable performance bonus for Mr. Kirby, provided that if Mr. Kirby has met or exceeded his budget in the first year, then the maximum bonus to be earned during the second year of his employment shall be greater than $30,000. Mr. Kirby shall receive a car allowance of $600 per month. Through the term of Mr. Kirby's employment, the Company will also pay the premiums for a term life insurance policy, for up to a $1,000,000 death benefit, the beneficiary of which will be Mr. Kirby's estate or the beneficiary chosen by Mr. Kirby. The employment agreement provides that Mr. Kirby will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the employment agreement and for a period of one year thereafter. The agreement also provides that if Mr. Kirby is terminated without cause (including as a result of liquidation, dissolution or a change of control), Mr. Kirby will be entitled to receive severance equal to Mr. Kirby's then-effective base salary for twelve months, and, in the event of a liquidation, dissolution or a change of control, his stock options will immediately vest.

     The Company entered into an amended and restated employment agreement with Jeffry W. Weiner on December 15, 1997 pursuant to which Mr. Weiner agreed to continue to serve as Vice President and Chief Financial Officer of the Company until December 31, 1999. The agreement may be terminated for any reason with or without cause. The agreement provides for an annual base salary of $135,000, which may be increased by the Board after the end of each fiscal year. Mr. Weiner is eligible for an annual incentive cash bonus in an amount to be determined by the Board of Directors. Mr. Weiner was granted options to purchase 150,000 shares of Common Stock at an exercise price of $3.00 per share, all of which vested upon consummation of the First Closing of the October Private Placement. The Company's agreement with Mr. Weiner provides that if Mr. Weiner is terminated other than for cause or change of control of the Company, Mr. Weiner will be entitled to receive severance equal to 12 months' base salary (which cannot exceed $135,000). If Mr. Weiner is terminated upon a merger, consolidation or reorganization by way of a cash buyout of at least 80% of the Company's stockholders where the Company is not the surviving corporation or upon the sale of all of the Company's assets, Mr. Weiner will be entitled to receive a one-time severance payment of $130,000.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has obtained directors and officers liability insurance. The Company has also entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

STOCK OPTION PLANS

     1989 and 1995 Stock Option Plans. In 1989, the Company adopted a stock option plan (the "1989 Plan") and in 1995 the Company adopted a second stock option plan (the "1995 Plan," and, together with the 1989 Plan, the "Option Plans") pursuant to which 1,250,000 shares of Common Stock and 1,000,000 shares of Common Stock, respectively, have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Code, or (ii) nonqualified stock options ("NQSOs"). ISOs and NQSOs may be granted under the Option Plans to employees of the Company. NQSOs may be granted to consultants, directors (whether or not they are employees) and any other non-employee.

     The purpose of each of the Option Plans is to encourage stock ownership by directors, officers and employees of the Company and other persons instrumental to the success of the Company. The Option Plans are intended to qualify under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and will be administered by the Stock Option Committee of the Board of Directors, which consists of Messrs. Wyant and Shoemaker. The Committee, within the limitations of the Option Plans, determines the persons to whom options will be granted, the number of shares to be covered by each option, the option purchase price per share and the manner of exercise, and the time, manner and form of payment upon exercise of an option.

     ISOs granted under the Option Plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. NQSOs granted under the 1989 Plan may not be granted at a price less than the lesser of (i) the book value of the shares issuable upon exercise of the end of the fiscal year of the Company immediately preceding the date of the grant or (ii) 50% of the fair market value of the Common Stock on the date of such grant. NQSOs granted under the 1995 Plan may not be granted at a price less than the par value of the Common Stock. The term of options granted under the Option Plans may not exceed 10 years (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such persons which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

     1994 Formula Stock Option Plan. Effective January 1994, the Company's Board of Directors and stockholders adopted the 1994 Formula Stock Option Plan (the "Formula Plan") to provide an incentive for non-employee directors. Non-employee directors who hold more than 5% of the outstanding shares of stock of the Company or who are in control of such a holder are ineligible to receive stock option grants under the Formula Plan. Non-employee directors may also irrevocably elect to be ineligible to receive stock option grants under the Formula Plan. Options to purchase up to 150,000 shares of Common Stock may be granted under the Formula Plan.

     Under the Formula Plan, options are granted pursuant to a formula that determines the timing, pricing and amount of the option awards using only objective criteria, without discretion on the part of the administration of the Formula Plan. The Formula Plan provides that its provisions may not be amended more than once every six months, other than to comply with changes in the Code, ERISA, or the rules thereunder. Also, any provision for forfeiture or termination of an option award will be specific and objective, rather than general, subjective, or discretionary.

     Beginning on January 1, 1994, and annually thereafter on each January 1, options are granted under the Formula Plan, without approval or discretion on the part of the Board, to non-employee directors as follows: Each non-employee director, on the date such non-employee director is elected will receive options to purchase 3,000 shares of Common Stock, which vest and become exercisable in three equal installments, one-third on the date of grant and one-third on each of the first and second anniversaries of such grant. Each non-employee director who has been a director of the Company for at least one year and has met certain other requirements will receive on each January 1 options to purchase an additional 3,000 shares of Common Stock, which will vest and become exercisable in two equal installments, one-half on the date of grant and one-half on the first anniversary of such grant.

     The exercise price of such options will be the fair market value of the shares of Common Stock on the grant date, and such options will be exercisable subject to the directors' continued service as a director of the Company on such date.

     No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event that the optionee ceases to be a director for any reason other than death, the option will be exercisable only to the extent of the options, if any, that have vested as of the date of such cessation; provided, that upon any such cessation of service, the remaining options shall in any event terminate upon the expiration of the original term of the option. Upon termination of service as a director by reason of death, such director's options remain exercisable until the expiration of the original term of the options. However, any such exercise is limited to the options that have vested as of the date when such director ceased to be a director whether by death or otherwise.

     Options under the Formula Plan must be granted within ten years from the effective date of the Formula Plan. The options granted under the Formula Plan cannot be exercised more than ten years from the date of grant.

     As of the date of this Prospectus, options to purchase 314,570, 567,500 and 98,000 shares of Common Stock are outstanding under the 1989 Plan, the 1995 Plan and the Formula Plan, respectively. There are also options outstanding to purchase 887,499 shares that were not issued pursuant to the Option Plans or the Formula Plan. The Company has agreed that the exercise price of any options issued within three years after the date of this Prospectus will not be less than the market price per share of Common Stock on the date of grant.

                              CERTAIN TRANSACTIONS

     On August 13, 1997, the Company entered into separate consulting agreements with each of Richard and Randye Worth, pursuant to which the Worths will provide consulting services to the Company for one year (the "Consulting Period") and will receive compensation from the Company for five years. Each agreement provides that the Company may require the Worths' services for up to 10 hours per week during the Consulting Period. The Company will pay Mr. Worth and Ms. Worth $111,345 and $106,261 per year, respectively, for five years, with $11,345 and $6,261, respectively, credited each year toward repayment of monies owed to the Company of $56,725 and $31,305, respectively. If the consulting agreements are terminated early, any amounts still outstanding on the obligations will be forgiven and deemed compensation to Richard and Randye Worth. Each agreement also provides for insurance coverage commensurate with coverage received by the Company's executive officers, an automobile allowance, and reimbursement of all business expenses incurred while providing services to the Company. Mr. Worth will also receive a non-accountable office expense allowance of $70,000 for the three years, and Ms. Worth will receive a non-accountable telephone allowance of $5,000 for one year. Each agreement also contains confidentiality and non-competition provisions and early termination provisions. Simultaneously with the First Closing of the October Private Placement, the Company exchanged with Richard Worth the Freezer Pop Lines for the cancellation of options to purchase 500,000 shares of Common Stock held by Richard Worth.

     The Company's products are distributed by Shur-Good on an exclusive basis in parts of Ohio, Kentucky and Indiana. Donald C. Schmitt, Chairman of the Board of Directors of the Company, is the president and principal stockholder of Shur-Good. During the year ended December 31, 1997, the Company sold approximately $2.7 million of products to Shur-Good.

     During the year ended December 31, 1997, the Company sold approximately $272,000 of products to an affiliate of Consolidated Biscuit Co. ("Consolidated"). The Company also made purchases totaling approximately $78,000 from Consolidated. James Appold, a director of the Company until December 1997, is the president and sole stockholder of Consolidated. The Company is obligated to Consolidated in the amount of approximately $1,400,000 for discontinued packaging materials. Of such amount, $350,000 will be paid out of a portion of the net proceeds of this offering. The remaining balance will be paid in various monthly increments through March 2000. Total payments to be made during 1998, 1999 and 2000 will be $620,000, $580,000 and $200,000, respectively. The agreement stipulates that if the Company defaults on any payment and does not cure the default within 90 days, an additional $200,000 will be added to the unpaid balance and simple interest at an annual rate of 10% will begin to accrue.

     Edward R. Sousa, a director of the Company, as the Voting Trustee of the Voting Trust containing all of the shares of Common Stock owned by Richard and Randye Worth, former principal stockholders and officers of the Company, currently controls an aggregate of 2,022,000 Trust Shares, or 30.8% of the outstanding Common Stock (20.9% upon consummation of this offering). Pursuant to the Voting Agreement with the Company, the Voting Trustee has agreed, at any meeting of the stockholders of the Company, however called, or in any written consent of the stockholders of the Company, to vote the Trust Shares, and any other shares of Common Stock that may be deposited in such trust, in accordance with (i) the specific direction of the Board of Directors of the Company or (ii) the recommendation of the Board of Directors to the stockholders of the Company generally; provided, however, that the Voting Trustee shall be entitled to vote for the removal of a director of the Company for Cause (as defined in the voting agreement) as permitted by the Delaware General Corporation Law despite a contrary direction or recommendation of the Board of Directors.

     On May   , 1998, Richard Worth, Randye Worth, Donald C. Schmitt and his
mother and adult children exchanged $50,000, $50,000, $130,000 and $196,000, respectively, principal amount of the 9% Notes for 12,500, 12,500, 32,500 and 49,000 shares, respectively, of Series A Preferred Stock.

     The Company believes all of the arrangements described above are on terms at least as favorable as could be obtained from unaffiliated parties. The Company's bylaws provide that all future transactions between the Company and its officers, directors, principal stockholders or affiliates will be approved in advance by a majority of the Board of Directors, including all of the independent and disinterested directors, or, if required by law, a majority of disinterested stockholders, and must be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company as of the date of this Prospectus for (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Named Executive Officers of the Company, (iii) each of the Company's directors and (iv) all directors and officers as a group.

                                                                                PERCENT OF CLASS(2)
                                                       SHARES            ---------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)         BENEFICIALLY OWNED(2)    BEFORE OFFERING    AFTER OFFERING
---------------------------------------         ---------------------    ---------------    --------------
Michael J. Kirby(3)...........................           50,000                  *                  *
Jeffry W. Weiner(4)...........................          150,000                2.2                1.5
Donald C. Schmitt(5)..........................          207,500                3.1                2.1
Jay G. Shoemaker(6)...........................            1,000                  *                  *
John H. Wyant(7)..............................           51,000                  *                  *
Edward Sousa(8)...............................        2,022,000               30.8               20.9
Richard S. Worth(8)(9)(10)....................        1,549,000               21.8               15.2
  1497 Rail Head Blvd., Unit 2
  Naples, Florida 74110-8444
Randye Worth(8)(9)(11)........................        1,136,000               17.0               11.6
  3757 Ascot Bend Court
  Bonita Springs, Florida 34134
Robert L. Moody, Jr.(12)......................          406,837                6.2                4.2
  2302 Post office, Suite 601
  Galveston, Texas 77550
Swiss Bank Corp...............................          420,000                6.4                  0(13)
  Paradeplatz 6
  CH-8010 Zurich, Switzerland
All directors and officers as a group (6
  persons)(3)(4)(5)(6)(7)(8)..................        2,511,500               35.9               24.9

---------------
  *  Less than one percent (1%) of outstanding Common Stock.

 (1) Except as otherwise indicated, the address for each of the named individuals is c/o The Delicious Frookie Company, Inc., 2070 Maple Street, Des Plaines, Illinois 60018.

 (2) Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Pursuant to the rules and regulations of the Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of warrants or options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

 (3) Consists of 50,000 shares of Common Stock issuable upon exercise of options exercisable through August 11, 2008, at a price of $3.00 per share. Excludes 130,000 shares of Common Stock issuable upon exercise of options not exercisable currently or within 60 days of the date of this Prospectus, at prices ranging from $6.00 to $12.00 per share.

 (4) Consists of (i) 100,000 shares of Common Stock issuable upon exercise of options exercisable through March 18, 2001, at a price of $3.00 per share and (ii) 50,000 shares of Common Stock issuable upon exercise of options exercisable through March 14, 2003, at a price of $3.00 per share.

 (5) Includes (i) 500 shares of Common Stock issuable upon exercise of options exercisable through February 21, 1999, at a price of $.80 per share; (ii) 50,000 shares of Common Stock, issuable upon exercise of options exercisable through November 8, 2004, at a price of $3.00 per share; (iii) 73,500 shares of Common Stock issuable upon exercise of options exercisable through August 4, 2004 with respect to 13,000 shares, through December 31, 2004 with respect to 3,000 shares, through

     December 31, 2005 with respect to 3,000 shares, through December 31, 2006 with respect to 3,000 shares, through December 17, 2007 with respect to 50,000 shares and through December 31, 2007 with respect to 1,500 shares, all at a price of $3.00 per share; (iv) 26,000 shares of Common Stock issuable upon exercise of warrants exercisable through April 27, 2001, at a price of $2.00 per share, of which warrants to purchase 8,000 shares of Common Stock are held by an individual retirement account ("IRA") for the benefit of Mr. Schmitt, warrants to purchase 10,000 shares of Common Stock are held by Mr. Schmitt together with his wife and 8,000 shares are held by an IRA for the benefit of Mr. Schmitt's wife, of which shares Mr. Schmitt disclaims beneficial ownership; and (v) 32,500 shares of Common Stock issuable upon conversion of 32,500 shares of Series A Preferred Stock,
     which automatically convert on May   , 2001 if not earlier converted, of
     which 10,000 shares of Series A Preferred Stock are held by an IRA for the benefit of Mr. Schmitt, 12,500 shares of Series A Preferred Stock are held by Mr. Schmitt together with his wife and 10,000 shares of Series A Preferred Stock are held by an IRA for the benefit of Mr. Schmitt's wife, of which shares Mr. Schmitt disclaims beneficial ownership. Excludes (i) 1,500 shares of Common Stock exercisable upon exercise of options not exercisable currently or within 60 days of the date of this Prospectus;
     (ii) 81,500 shares of Common Stock held by Donald Schmitt's adult children, of which shares Mr. Schmitt disclaims beneficial ownership; (iii) 39,200 shares of Common Stock issuable upon exercise of warrants exercisable through April 27, 2001, at a price of $2.00 per share, held by Mr. Schmitt's adult children and his mother, of which shares Mr. Schmitt disclaims beneficial ownership; and (iv) 49,000 shares of Common Stock issuable upon conversion of 49,000 shares of Series A Preferred Stock,
     which automatically convert on May   , 2001 if not earlier converted, held
     by Mr. Schmitt's adult children and his mother, of which shares Mr. Schmitt disclaims beneficial ownership.

 (6) Consists of 1,000 shares of Common Stock issuable upon exercise of options exercisable through December 21, 2007, at a price of $3.00 per share. Excludes 2,000 shares of Common Stock exercisable upon exercise of options not exercisable currently or within 60 days of the date of this Prospectus at a price of $3.00 per share.

 (7) Consists of (i) 12,500 shares of Common Stock issuable upon exercise of options exercisable through December 9, 2000, at a price of $1.40 per share; (ii) 20,000 shares of Common Stock issuable upon exercise of options exercisable through December 21, 1999, at a price of $.20 per share; and
     (iii) 18,500 shares of Common Stock issuable upon exercise of options exercisable through August 14, 2004 with respect to 13,000 shares, through December 31, 2004 with respect to 3,000 shares, through December 31, 2005 with respect to 1,500 shares and through December 21, 2007 with respect to 1,000 shares, all at a price of $3.00 per share. Excludes 2,000 shares of Common Stock issuable upon exercise of options not exercisable currently or within 60 days of the date of this Prospectus at a price of $3.00 per share.

 (8) Simultaneously with the consummation of the First Closing of the October Private Placement on December 22, 1997, (i) Richard and Randye Worth sold an aggregate of 315,000 shares of Common Stock to private investors (together with an aggregate of 69,000 shares of Common Stock sold by the Worths on March 31, 1998 to private investors, the "Worth Shares") and options to purchase an additional 1,000,000 shares of Common Stock owned by them at a purchase price of $3.00 per share (the "Worth Options") at a price of $3.00 per Worth Share and $.0001 per Worth Option, respectively, and (ii) all of the remaining shares of Common Stock held by Richard and Randye Worth, including the shares underlying the Worth Options (the "Trust Shares") were deposited into the Voting Trust, and will be held in the Voting Trust for a period of two years (but the terms of the Voting Trust shall be extended to four years when the Worths have received at least $4,000,000 of gross proceeds from the sale of their shares of Common Stock (including the sale of the Worth Shares and Worth Options)). Pursuant to the Voting Agreement with the Company, the Voting Trustee has agreed, at any meeting of the stockholders of the Company, however called, or in any written consent of the stockholders of the Company, to vote the Trust Shares, and any other shares of Common Stock that may be deposited in such trust, in accordance with the specific direction of the Board of Directors of the Company or the recommendation of the Board of Directors to the stockholders of the Company generally; provided, however, that the Voting Trustee shall be entitled to vote for the removal of a director of the Company for Cause (as defined in the Voting Agreement) as permitted by the Delaware General Corporation Law despite a contrary direction or recommendation of the Board of Directors.

 (9) Richard S. Worth and Randye Worth are former husband and wife. Each of them disclaims any beneficial ownership of the other's Common Stock.

(10) Includes (i) 10,000 shares of Common Stock issuable upon exercise of warrants exercisable through April 27, 2001, at a price of $2.00 per share;
     (ii) 50,500 shares of Common Stock issuable upon exercise of options exercisable through February 21, 1999 with respect to 500 shares and through September 25, 1999 with respect to 50,000 shares, all at a price of $.80 per share; (iii) 110,000 shares of Common Stock issuable upon exercise of options exercisable through October 31, 2000 with respect to 100,000 shares, and December 29, 2002 with respect to 10,000 shares, all at a price of $1.40 per share; (iv) 20,000 shares of Common Stock issuable upon exercise of options exercisable through December 2, 2002, at a price of $1.25 per share; (v) 235,000 shares of Common Stock issuable upon exercise of options exercisable through January 2, 2004, at a price of $1.60 per share; (vi) 100,000 shares of Common Stock issuable upon the exercise of options exercisable through July 5, 2005, at a price of $3.00 per share; and (vii) 12,500 shares of Common Stock issuable upon conversion of 12,500
     shares of Series A Preferred Stock, which automatically convert on May   ,
     2001 if not earlier converted.

(11) Includes (i) 37,500 shares of Common Stock issuable upon exercise of options exercisable through October 31, 2000, at a price of $1.40 per share; (ii) 5,000 shares of Common Stock issuable upon exercise of options exercisable through December 29, 2002, at a price of $1.40 per share; (iii) 60,000 shares of Common Stock issuable upon exercise of options exercisable through January 2, 2004, at a price of $1.60 per share; (iv) 10,000 shares of Common Stock issuable upon exercise of warrants exercisable through April 27, 2001, at a price of $2.00 per share; and (v) 12,500 shares of Common Stock issuable upon conversion of 12,500 shares of Series A
     Preferred Stock, which automatically convert on May   , 2001 if not earlier
     converted.

(12) Includes 203,407 shares of Common Stock held by Moody Insurance Group, Inc., a corporation controlled by Robert L. Moody, Jr.

(13) Assumes the sale by Swiss Bank Corp. of 420,000 shares of Common Stock in the Concurrent Offering. See "Concurrent Offering."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders. None of the Selling Stockholders is currently an affiliate of the Company and none of them has had a material relationship with the Company during the past three years.

                                                                                        SHARES BENEFICIALLY
                                                                                               OWNED
                                               SHARES                                   AFTER OFFERING(1)(2)
                                      BENEFICIALLY OWNED PRIOR        NUMBER OF         --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER       TO OFFERING(1)           SHARES OFFERED      NUMBER       PERCENT
------------------------------------  ------------------------      --------------      -------      -------
CEPA, S.A.........................            406,815                  135,000          271,815        2.8
  31 rue Aeroport
  Centre Swiss Cointern
  CH-1215 Geneva, Switzerland
H.T. Ardinger.....................            273,430                   67,000          136,430(3)     1.4
  c/o H.T. Ardinger & Sons
  9040 Governors Row
  Dallas, TX 75247
ABN-AMRO Bank.....................            193,237                   65,000          128,237        1.3
  Talstrasse 41
  CH-8022 Zurich, Switzerland
Bordier & Cie.....................            122,618                   41,000           81,618          *
  16 rue de Hollande
  CH-1211 Geneva, Switzerland
Fred Kassner......................             81,372                   27,000           54,372          *
  c/o Liberty Travel
  69 Spring Street
  Ramsey, NJ 07446
Douglas Adkins, Esq.(4)...........             81,159                   27,000           54,159          *
  c/o Gardere & Wynne
  3000 Thanksgiving Tower
  Dallas, TX 75201
Donald A. Worth(5)................            262,000                   25,000          237,000        2.5
  1390 Ocean Drive, Apt. 207
  Miami Beach, FL 33139
William Heim......................             20,343                    6,500           13,843          *
  8845 South Pleasant Street
  Chicago, IL 60620
Christian Brunnschweiler..........             20,343                    6,500           13,843          *
  Intermark Fibers Inc.
  580 Sylvan Avenue
  Englewood Cliffs, NJ 07632

---------------
 *  Less than one percent (1%) of outstanding Common Stock.

(1) Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Pursuant to the rules and regulations of the Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of warrants or options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Does not include up to 125,000 shares of Common Stock issuable upon the exercise of the over-allotment options granted to the Underwriters granted by the Selling Stockholders.

(3) Assumes the sale by Mr. Ardinger of 70,000 shares of Common Stock in the Concurrent Offering. See "Concurrent Offering."

(4) Includes 40,686 shares of Common Stock owned by the Gardere & Wynne Savings Retirement Plan for Douglas Adkins, of which Mr. Adkins is a beneficiary.

(5) Includes 500 shares issuable upon exercise of options exercisable through February 21, 1999, at a price of $.80 per share.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, $.01 par value per share. There are currently outstanding 6,565,656 shares of Common Stock and options, warrants and convertible securities outstanding to purchase an additional 2,737,944 shares of Common Stock.

     The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of Preferred Stock from time to time in one or more series. As of the date of this Prospectus, the Company had 490,000 shares of Series A Preferred Stock issued and outstanding.

     The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock, because the terms of the Preferred Stock that might be issued could conceivably prohibit the Company's consummation of any merger, reorganization, sale of substantially all its assets, liquidation or other extraordinary corporate transaction absent approval of the outstanding shares of Preferred Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any additional shares of Preferred Stock.

     On April   , 1998, the Board of Directors of the Company authorized the issuance of up to 490,000 shares of Preferred Stock, $.01 par value per share, designated the Series A Convertible Preferred Stock ("Series A Preferred Stock"). Each share of Series A Preferred Stock will, (i) at the option of the holder or (ii) automatically on the third anniversary of the date of issuance, be converted into one share of Common Stock. Holders of shares of Series A Preferred Stock are entitled to cumulative dividends of 10% per annum, payable on January 31 and July 31 of each year. The Series A Preferred Stock is subject to certain anti-dilution protections and has liquidation preference over the Common Stock in the event of any liquidation or sale of the Company. Except a otherwise provided by law, the holders of Series A Preferred Stock are not entitled to vote.

CHANGE OF CONTROL PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying a change in control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

     Upon consummation of this offering, the Company will be subject to the provisions of Section 203 regulating corporate takeovers. Section 203 prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of Section 203.

     The provisions of Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AND WARRANT AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

QUOTATION ON NASDAQ SMALLCAP MARKET; LISTING ON CHICAGO STOCK EXCHANGE

     The Company has applied for, and it is anticipated that upon effectiveness of the offering, the shares of Common Stock will be approved for, quotation on the Nasdaq SmallCap Market under the symbol "DFSB." In addition, the Company has applied for, and it is anticipated that upon effectiveness of the offering, the shares of Common Stock will be approved for, listing on the Chicago Stock Exchange under the symbol "DFB."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have outstanding 9,665,656 shares of Common Stock, not including shares of Common Stock issuable upon exercise of outstanding options and warrants and conversion of outstanding convertible securities. Of those shares, the 3,500,000 shares of Common Stock sold to the public in this offering (4,025,000 if the Underwriters' over-allotment is exercised in full) may be freely traded without restriction or further registration under the Securities Act, except for any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) which may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 adopted under the Securities Act.

     Of the 6,565,656 shares of Common Stock outstanding prior to this offering, 6,165,656 shares (6,040,656 if the Underwriters' over-allotment option is exercised in full) are restricted securities as that term is defined in Rule 144 ("Restricted Shares") and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. In general, under Rule 144, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any restricted securities for at least one year (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and executive officers of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities, unless such sale is registered under the Securities Act or another exemption from registration applies. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned restricted securities for at least two years, will be entitled to sell such restricted securities under Rule 144 without regard to the volume limitations described above.

     Of the Restricted Shares, 4,071,656 shares are currently eligible for sale under Rule 144, subject however, to any applicable requirements of Rule 144, and 125,000 of these shares may be sold in this offering by the Selling Stockholders if the Underwriters' over-allotment option is exercised in full. 2,084,000 of the Restricted Shares not currently available for resale under Rule 144 have been registered for resale in the Concurrent Offering under the registration statement of which this Prospectus is a part. Each of the directors and officers of the Company and beneficial owners of more than 5,000 shares of Common Stock,
other than Richard and Randye Worth, who hold in the aggregate           shares
of Common Stock, has agreed not to offer, sell or otherwise dispose of any shares of Common Stock without the prior consent of the Representative until 12 months after the date of this Prospectus. Richard and Randye Worth have agreed not to offer, sell or otherwise dispose of any shares of Common Stock without the prior consent of the Representative for a period of 36 months after the date of this Prospectus, however, Richard and Randye Worth will be able to sell up to 10% of their aggregate holdings between the first and second anniversaries of the date of this Prospectus and up to an additional 20% of their aggregate holding between the second and third anniversaries of the date of this Prospectus without the prior written consent of the Representative.

     Prior to this offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then-prevailing market price.

                              CONCURRENT OFFERING

     The registration statement of which this Prospectus forms a part also includes a prospectus with respect to an offering of 2,084,000 shares of Common Stock (the "Concurrent Offering"), including 1,000,000 shares of Common Stock underlying the Worth Options, owned by certain selling securityholders (the "Holders"). Such shares of Common Stock may be sold in the open market, in privately negotiated transactions or otherwise, directly by the Holders. The Company will not receive any proceeds from the sale of such shares. Expenses of the Concurrent Offering, other than fees and expenses of counsel to the Holders and selling commissions, will be paid by the Company. Sales of such shares of Common Stock by the Holders or the potential of such sales may have an adverse effect on the market price of the securities offered hereby. See "Risk
Factors -- Shares Eligible for Future Sale."

     All of the Holders have agreed not to sell or dispose of any securities issued by the Company, including Common Stock or securities convertible into or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock for a period of 12 months from the effective date of the registration statement of which this Prospectus forms a part, without the prior written consent of the Representative.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Gaines, Berland Inc. is acting as the Representative, have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names:

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
Gaines, Berland Inc.........................................

                                                                 ---------
          Total.............................................     3,500,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other considerations. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

     The Underwriters, through the Representative, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow
to selected dealers a concession of $          per share; and that such dealers
may reallow a concession of $          per share to other dealers. After the
initial public offering of the Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company and the Selling Stockholders have granted to the Underwriters a 30-day over-allotment option to purchase up to 400,000 additional shares of Common Stock from the Company and 125,000 additional shares of Common Stock from the Selling Stockholders on a pro rata basis, exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the table above bears to the 3,500,000 shares of Common Stock offered by the Company and the Selling Stockholders hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     Each of the directors and officers of the Company and beneficial owners of more than 5,000 shares of Common Stock, other than Richard and Randye Worth, who
hold in the aggregate        shares of Common Stock, has agreed not to offer,
sell or otherwise dispose of any shares of Common Stock without the prior consent of the Representative until 12 months after the date of this Prospectus. Richard and Randye Worth have agreed not to offer, sell or otherwise dispose of any shares of Common Stock without the prior consent of the Representative for a period of 36 months after the date of this Prospectus, however, Richard and Randye Worth will be able to sell up to 10% of their aggregate holdings between the first and second anniversaries of the date of this Prospectus and up to an additional 20% of their aggregate holding between the second and third anniversaries of the date of this Prospectus without the prior written consent of the Representative.

     In connection with the offering made hereby, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrant to purchase from the Company up to 350,000 shares of Common Stock. The Representative's Warrant is exercisable, in whole or in part, at an exercise price equal to 120% of the price to public at any time during the four-year period commencing one year after the effective date of the registration statement, of which this Prospectus is a part. The Representative's Warrant contains provisions providing for the adjustment of the exercise price and the type and number of securities issuable upon exercise of the Representative's Warrant should one or more of specified events occur. The Representative's Warrant grants to the holders thereof demand and piggyback registration rights for the securities issuable upon the exercise of the Representative's Warrant. The Representative's Warrant may not be sold, transferred, assigned, pledged or hypothecated until one year after the effective date of the offering, except to officers or partners of the Representative and other members of the underwriting or selling group and officers or partners thereof in compliance with the applicable provisions of the Corporate Financing Rule of the NASD.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof. The Company and the Selling Stockholders have agreed to pay the Representative a non-accountable expense allowance equal to $630,000 (at an assumed initial public offering price of $6.00 per share) to be paid on a pro rata basis by the Company and the Selling Stockholders ($724,500 if the Underwriters' over-allotment option is exercised in full).

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representative. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future net sales of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to, the Company. The range of the initial public offering price set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters may also create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 525,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to the Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which may otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     The legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Certain legal matters in connection with the sale of such securities will be passed on for the Selling Stockholders by
                    . Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriters in connection with this offering.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 and the financial statements of Salerno as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of Altschuler, Melvoin & Glasser LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Company for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Cooper, Selvin & Strassberg, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Salerno as of December 31, 1996 and for the period January 23, 1996 (Date of Inception) through December 31, 1996 included in this Prospectus have been so included in reliance on the report of Friedman Eisenstein Raemer and Schwartz, LLP ("FERS"), independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. Prior to January 23, 1996, Salerno's business was conducted as part of a division of Sunshine Biscuits, Inc. and its financial results are not presently available to the Company. The Company has agreed to indemnify and hold FERS and each partner, employee, agent and controlling person of FERS harmless against and from any and all losses, claims, damages or liabilities to which FERS may become subject in connection with its issuance of the consent letter relating to Salerno's 1996 financial statements under any of the federal securities laws; provided, however, that the foregoing indemnity does not apply in the case of negligence, dishonesty or fraudulent acts of FERS or the failure of FERS to follow generally acceptable professional or regulatory standards.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof, copies of which may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a home page on the World Wide Web that contains reports, proxy and information statements and other information. The address of such site is http://www.sec.gov. Copies of such Registration Statement may also be requested from the Company, attention Mr. Jeffry W. Weiner, Chief Financial Officer, 2070 Maple Street, Des Plaines, Illinois 60018.

     The Company intends to furnish its stockholders with annual reports containing financial statements which will be audited by its independent public accounting firm, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRO FORMA FINANCIAL STATEMENTS
Introduction to Pro Forma Financial Information.............   F-2
Pro Forma Balance Sheet, December 31, 1997..................   F-3
Pro Forma Statement of Operations, Year Ended December 31,
  1997......................................................   F-4
Notes to the Pro Forma Financial Statements.................   F-5

THE DELICIOUS FROOKIE COMPANY, INC.
Report of Altschuler, Melvoin and Glasser LLP...............   F-6
Report of Cooper, Selvin & Strassberg, LLP..................   F-7
Balance Sheets, December 31, 1996 and 1997..................   F-8
Statement of Operations, Years Ended December 31, 1995, 1996
  and 1997..................................................   F-9
Statement of Stockholders' Equity (Deficit), Years Ended
  December 31, 1995, 1996 and 1997..........................  F-10
Statement of Cash Flows, Years Ended December 31, 1995, 1996
  and 1997..................................................  F-11
Notes to the Financial Statements...........................  F-12

SALERNO FOODS, L.L.C.
Report of Altschuler, Melvoin and Glasser LLP...............  F-22
Balance Sheet, December 31, 1997............................  F-23
Statement of Operations, Year Ended December 31, 1997.......  F-24
Statement of Changes in Members' Equity (Deficit), Year
  Ended December 31, 1997...................................  F-25
Statement of Cash Flows, Year Ended December 31, 1997.......  F-26
Notes to the Financial Statements...........................  F-27
Report of Friedman, Eisenstein Raemer and Schwartz, LLP.....  F-32
Balance Sheet, December 31, 1996............................  F-33
Statement of Operations and Members' Equity, January 23,
  1996 (Date of Inception) through December 31, 1996........  F-34
Statement of Cash Flows, January 23, 1996 (Date of
  Inception) through December 31, 1996......................  F-35
Notes to Financial Statements...............................  F-36

                      THE DELICIOUS FROOKIE COMPANY, INC.

                         PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma financial statements of The Delicious Frookie Company, Inc. (the "Company") give effect to the acquisition of Salerno Foods, L.L.C., the second closing of the private placement whereby the Company sold 280,000 shares of common stock and the closing of a $500,000 loan, bearing interest at a rate of 12% per annum, incurred in connection with the above-mentioned acquisition.

     The pro forma balance sheet gives effect to the above mentioned events as if the transactions had occurred as of the Company's most recent balance sheet date, December 31, 1997. The pro forma statement of operations for the year ended December 31, 1997 gives effect to the above-mentioned transactions as if the transactions had occurred on January 1, 1997.

     The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                            PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1997
                                  (UNAUDITED)

                                        THE DELICIOUS
                                           FROOKIE         SALERNO       PRO FORMA
                                        COMPANY, INC.   FOODS, L.L.C.   ADJUSTMENTS      PRO FORMA
                                        -------------   -------------   -----------     ------------
ASSETS
Current Assets:
  Cash................................  $    808,349     $    5,239     $ (500,000)(a)  $  1,510,588
                                                                           697,000(b)
                                                                           500,000(c)
  Accounts receivable, net............     1,924,390      2,847,757                        4,772,147
  Inventory...........................       152,399      2,167,950                        2,320,349
  Due from distributors...............       172,176                                         172,176
  Prepaid expenses and other current
     assets...........................       141,925         84,565                          226,490
                                        ------------     ----------     ----------      ------------
                                           3,199,239      5,105,511        697,000         9,001,750
                                        ------------     ----------     ----------      ------------
Property and Equipment, net...........       177,852        967,840                        1,145,692
                                        ------------     ----------                     ------------
Other Assets:
  Intangible assets, net..............     2,698,174        233,212      5,440,288(a)      8,371,674
  Other...............................       411,340        118,265        200,000(a)        729,605
                                        ------------     ----------     ----------      ------------
                                           3,109,514        351,477      5,640,288         9,101,279
                                        ------------     ----------     ----------      ------------
                                        $  6,486,605     $6,424,828     $6,337,288      $ 19,248,721
                                        ============     ==========     ==========      ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Bank loan payable...................  $  1,498,382     $2,537,269                     $  4,035,651
  Notes payable.......................                                  $4,700,000(a)      5,200,000
                                                                           500,000(c)
  Accounts payable and accrued
     expenses.........................     4,617,552      3,807,516        360,000(a)      8,785,068
  Due to distributors.................       326,012                                         326,012
  Accrued royalties...................                      160,331                          160,331
  Current portion of long-term
     liabilities......................     1,120,544                                       1,120,544
                                        ------------     ----------     ----------      ------------
                                           7,562,490      6,505,116      5,560,000        19,627,606
                                        ------------     ----------     ----------      ------------
Long-term Liabilities:
  Subordinated debt...................     1,960,000                                       1,960,000
  Restructuring liability.............       880,573                                         880,573
  Packaging loss liability............       870,075                                         870,075
  Other...............................         1,919                                           1,919
                                        ------------                                    ------------
                                           3,712,567                                       3,712,567
                                        ------------                                    ------------
Stockholders' Deficit:
  Preferred stock.....................             0                                               0
  Common stock........................        63,835                         2,800(b)         66,635
  Additional paid-in capital..........     6,937,898                       694,200(b)      7,632,098
  Accumulated deficit.................   (11,629,136)                                    (11,629,136)
  Members' deficit....................                      (80,288)        80,288(a)              0
                                        ------------     ----------     ----------      ------------
                                          (4,627,403)       (80,288)       777,288        (3,930,403)
  Less, common stock in treasury at
     cost.............................      (161,049)                                       (161,049)
                                        ------------     ----------     ----------      ------------
          Total stockholders'
            deficit...................    (4,788,452)       (80,288)       777,288        (4,091,452)
                                        ------------     ----------     ----------      ------------
                                        $  6,486,605     $6,424,828     $6,337,288      $ 19,248,721
                                        ============     ==========     ==========      ============

           See accompanying notes to pro forma financial statements.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                    THE DELICIOUS
                                       FROOKIE          SALERNO        PRO FORMA
                                    COMPANY, INC.    FOODS, L.L.C.    ADJUSTMENTS         PRO FORMA
                                    -------------    -------------    ------------       ------------
Net Sales.........................   $30,664,723      $39,147,701                        $ 69,812,424
Cost Of Sales.....................    25,193,264       28,412,752                          53,606,016
                                     -----------      -----------                        ------------
Gross Profit......................     5,471,459       10,734,949                          16,206,408
                                     -----------      -----------                        ------------
Operating Expenses:
  Promotion and selling...........     3,932,089        9,221,584                          13,153,673
  General and administrative......     2,938,325        2,060,753     $   272,014(a)        5,271,092
  Restructuring charge............     1,548,035                                            1,548,035
                                     -----------      -----------     -----------        ------------
                                       8,418,449       11,282,337         272,014          19,972,800
                                     -----------      -----------     -----------        ------------
Loss from Operations..............    (2,946,990)        (547,388)       (272,014)         (3,766,392)
                                     -----------      -----------     -----------        ------------
Other Income (Expense):
  Interest expense................      (416,913)        (321,035)       (824,000)(b)      (1,561,948)
  Other, net......................       (34,223)          29,798                              (4,425)
                                     -----------      -----------     -----------        ------------
                                         451,136          291,237         824,000           1,566,373
                                     -----------      -----------     -----------        ------------
Net Loss..........................   $(3,398,126)     $  (838,625)    $(1,096,014)       $ (5,332,765)
                                     ===========      ===========     ===========        ============
Weighted Average Shares
  Outstanding.....................                                               (c)        6,147,218
Net Loss Per Share................                                                       $      (0.87)
                                                                                         ============

           See accompanying notes to pro forma financial statements.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                  NOTES TO THE PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

     (a) Adjustments to reflect the purchase price adjustments and related debt associated with the acquisition of Salerno Foods, L.L.C. ("Salerno"). The portion of the consideration assigned to goodwill ($5,440,288) in the transaction accounted for under the purchase accounting method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 20 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

     (b) Represents proceeds received, net of expenses, in connection with the second closing of a private placement whereby the Company sold 280,000 shares of common stock.

     (c) Represents proceeds received in connection with a $500,000 loan, bearing interest at a rate of 12% per annum, incurred in connection with the acquisition of Salerno.

2.  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     (a) Adjustment to reflect the increase in amortization expense relating to goodwill, recorded in purchase accounting related to the acquisition of Salerno, as if the acquisition had occurred on January 1, 1997.

     (b) Adjustment to reflect (i) the increase in interest expense related to a $4,600,000 12% promissory note and a $100,000 12% promissory note issued in connection with the acquisition of Salerno and the $500,000 12% promissory note issued in connection with the loan discussed above and (ii) the amortization of related financing costs. Such increase was computed as if these promissory notes were outstanding for the entire year ended December 31, 1997.

     (c) The weighted average shares outstanding used to calculate pro forma loss per share is based upon 6,147,218 shares of common stock assumed to be outstanding for the period. This is based on the weighted average number of shares of common stock outstanding for the year ended December 31, 1997 of 5,867,218 plus 280,000 shares of common stock issued in connection with the second closing of a private placement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
The Delicious Frookie Company, Inc.

     We have audited the accompanying balance sheets of THE DELICIOUS FROOKIE COMPANY, INC. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of The Delicious Frookie Company, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         /s/ ALTSCHULER, MELVOIN AND GLASSER LLP
                                         ---------------------------------------
                                         ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
January 22, 1998, except for Notes 1, 4, 12 and 13
  as to which the date is April 3, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
The Delicious Frookie Company, Inc.

     We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of THE DELICIOUS FROOKIE COMPANY, INC. (the "Company") for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the aforementioned financial statements present fairly, in all material respects, the results of operations and cash flows of The Delicious Frookie Company, Inc. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ COOPER SELVIN & STRASSBERG, LLP
                                          --------------------------------------
                                          Cooper Selvin & Strassberg, LLP

Great Neck, New York
July 18, 1996

                      THE DELICIOUS FROOKIE COMPANY, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                 1996            1997
                                                              -----------    ------------
ASSETS
Current Assets:
  Cash......................................................  $   661,706    $    808,349
  Accounts receivable, net of allowances of $572,872 and
     $575,000, respectively.................................    1,943,134       1,924,390
  Inventory (Note 2)........................................      768,647         152,399
  Due from distributors (Note 2)............................      187,829         172,176
  Prepaid expenses and other current assets.................      382,577         141,925
                                                              -----------    ------------
                                                                3,943,893       3,199,239
                                                              -----------    ------------
Property and Equipment, Net of Accumulated Depreciation
  (Notes 2 and 3)...........................................      339,600         177,852
                                                              -----------    ------------
Other Assets:
  Goodwill (Note 2).........................................    2,860,878       2,698,174
  Other.....................................................      447,883         411,340
                                                              -----------    ------------
                                                                3,308,761       3,109,514
                                                              -----------    ------------
                                                              $ 7,592,254    $  6,486,605
                                                              ===========    ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Bank loan payable (Note 4)................................  $ 1,929,086    $  1,498,382
  Accounts payable and accrued expenses.....................    4,179,753       4,617,552
  Due to distributors (Note 2)..............................      167,552         326,012
  Current portion of long-term liabilities..................      118,533       1,120,544
                                                              -----------    ------------
                                                                6,394,924       7,562,490
                                                              -----------    ------------
Long-term Liabilities:
  Subordinated debt (Note 5)................................    2,110,000       1,960,000
  Restructuring liability (Note 11).........................            0         880,573
  Packaging loss liability (Note 6).........................    1,413,111         870,075
  Other.....................................................       23,016           1,919
                                                              -----------    ------------
                                                                3,546,127       3,712,567
                                                              -----------    ------------
Commitments and Contingencies (Note 10)

Stockholders' Deficit (Notes 8 and 12):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, no shares issued and outstanding...........            0               0
  Class A common stock, voting, $.01 par value, 25,000,000
     shares authorized, 5,891,210 and 6,383,506 shares
     issued in 1996 and 1997, respectively..................       58,912          63,835
  Class B common stock, non-voting, no shares authorized at
     December 31, 1997 and 62,296 shares issued at December
     31, 1996...............................................          623               0
  Additional paid-in capital................................    5,983,727       6,937,898
  Accumulated deficit.......................................   (8,231,010)    (11,629,136)
                                                              -----------    ------------
                                                               (2,187,748)     (4,627,403)
  Less, common stock in treasury at cost....................     (161,049)       (161,049)
                                                              -----------    ------------
          Total stockholders' deficit.......................   (2,348,797)     (4,788,452)
                                                              -----------    ------------
                                                              $ 7,592,254    $  6,486,605
                                                              ===========    ============

         The accompanying notes are an integral part of this statement.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                            STATEMENT OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Net Sales...........................................  $52,721,868    $36,847,650    $30,664,723
Cost of Sales.......................................   42,252,593     29,837,075     25,193,264
                                                      -----------    -----------    -----------
Gross Profit........................................   10,469,275      7,010,575      5,471,459
                                                      -----------    -----------    -----------
Operating Expenses:
  Promotion and selling.............................   12,380,999      3,171,857      3,932,089
  General and administrative........................    3,944,852      4,331,375      2,938,325
  Restructuring charge (Note 11)....................            0              0      1,548,035
                                                      -----------    -----------    -----------
                                                       16,325,851      7,503,232      8,418,449
                                                      -----------    -----------    -----------
Loss from Operations................................   (5,856,576)      (492,657)    (2,946,990)
                                                      -----------    -----------    -----------
Other Income (Expense):
  Interest expense..................................     (597,480)      (408,873)      (416,913)
  Other, net........................................      161,598          3,396        (34,223)
                                                      -----------    -----------    -----------
                                                         (435,882)      (405,477)      (451,136)
                                                      -----------    -----------    -----------
Loss before Provision for Income Taxes..............   (6,292,458)      (898,134)    (3,398,126)
Provision for Income Taxes (Note 7).................      662,180              0              0
                                                      -----------    -----------    -----------
Net Loss............................................  $(6,954,638)   $  (898,134)   $(3,398,126)
                                                      ===========    ===========    ===========
Earnings per Share (Note 2):
  Basic:
     Net loss per common share......................  $     (1.29)   $     (0.16)   $     (0.58)
                                                      ===========    ===========    ===========
     Weighted average number of common shares
       outstanding..................................    5,408,327      5,628,131      5,867,218
  Diluted:
     Net loss per common share......................  $     (1.29)   $     (0.16)   $     (0.58)
                                                      ===========    ===========    ===========
     Weighted average number of common shares
       outstanding..................................    5,408,327      5,628,131      5,867,218

         The accompanying notes are an integral part of this statement.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                              COMMON STOCK
                                 --------------------------------------
                                       CLASS A             CLASS B        ADDITIONAL                      TREASURY STOCK
                                 -------------------   ----------------    PAID-IN     ACCUMULATED    ----------------------
                                  SHARES     AMOUNT    SHARES    AMOUNT    CAPITAL      (DEFICIT)      SHARES      AMOUNT
                                 ---------   -------   -------   ------   ----------   ------------   --------   -----------
Balance, January 1, 1995.......  5,442,155   $54,422    62,296   $ 623    $4,641,052   $  (378,238)    (34,850)  $   (60,250)
Purchase of Treasury Stock.....                                                                        (63,000)     (100,799)
Net Loss.......................                                                         (6,954,638)
                                 ---------   -------   -------   -----    ----------   ------------   --------   -----------
Balance, December 31, 1995.....  5,442,155   54,422     62,296     623     4,641,052    (7,332,876)    (97,850)     (161,049)
Conversion of 8% Subordinated
  Debentures to Class A Common
  Stock........................    449,055    4,490                        1,342,675
Net Loss.......................                                                           (898,134)
                                 ---------   -------   -------   -----    ----------   ------------   --------   -----------
Balance, December 31, 1996.....  5,891,210   58,912     62,296     623     5,983,727    (8,231,010)    (97,850)     (161,049)
Change in Authorized Capital
  Structure....................     62,296      623    (62,296)   (623)
Proceeds from Issuance of
  Common Stock, Net of $303,829
  in Expenses..................    420,000    4,200                          951,971
Issuance of Stock for
  Services.....................     10,000      100                            2,200
Net Loss.......................                                                         (3,398,126)
                                 ---------   -------   -------   -----    ----------   ------------   --------   -----------
Balance, December 31, 1997.....  6,383,506   $63,835         0   $   0    $6,937,898   $(11,629,136)   (97,850)  $  (161,049)
                                 =========   =======   =======   =====    ==========   ============   ========   ===========


                                     TOTAL
                                 STOCKHOLDERS'
                                    EQUITY
                                   (DEFICIT)
                                 -------------
Balance, January 1, 1995.......   $ 4,257,609
Purchase of Treasury Stock.....      (100,799)
Net Loss.......................    (6,954,638)
                                  -----------
Balance, December 31, 1995.....    (2,797,828)
Conversion of 8% Subordinated
  Debentures to Class A Common
  Stock........................     1,347,165
Net Loss.......................      (898,134)
                                  -----------
Balance, December 31, 1996.....    (2,348,797)
Change in Authorized Capital
  Structure....................
Proceeds from Issuance of
  Common Stock, Net of $303,829
  in Expenses..................       956,171
Issuance of Stock for
  Services.....................         2,300
Net Loss.......................    (3,398,126)
                                  -----------
Balance, December 31, 1997.....   $(4,788,452)
                                  ===========

         The accompanying notes are an integral part of this statement.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                            STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Cash Flows from Operating Activities:
  Net loss..........................................  $(6,954,638)   $  (898,134)   $(3,398,126)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..................      412,434        560,106        352,320
     Provision for bad debts........................      100,001        583,337         40,487
     Loss on disposal of property and equipment.....            0              0         50,899
     Restructuring charge...........................            0              0      1,548,035
     Issuance of common stock for services..........            0              0          2,300
     Deferred income taxes..........................      678,800              0              0
     Increase (Decrease) in cash from changes in:
       Accounts receivable..........................    1,334,473        537,559        (76,217)
       Inventory....................................   (1,094,349)       798,807        616,248
       Due from distributors........................       17,341        (42,654)        15,653
       Prepaid expenses and other current assets....     (315,769)       307,834        240,652
       Refundable income taxes......................      542,922         71,678              0
       Other assets.................................       51,058         11,420        (90,020)
       Accounts payable and accrued expenses........    2,485,484     (1,197,562)       437,799
       Due to distributors..........................      166,802       (408,750)       158,460
       Accrued restructuring liabilities............            0              0       (399,128)
       Other liabilities............................    1,337,000       (222,778)       186,964
                                                      -----------    -----------    -----------
  Net cash provided by (used in) operating
     activities.....................................   (1,238,441)       100,863       (313,674)
                                                      -----------    -----------    -----------
Cash Flows from Investing Activities:
  Purchase of property and equipment................     (247,192)       (88,131)       (47,730)
  Purchase of product line..........................     (255,678)             0              0
                                                      -----------    -----------    -----------
  Net cash used in investing activities.............     (502,870)       (88,131)       (47,730)
                                                      -----------    -----------    -----------
Cash Flows from Financing Activities:
  Payments of long-term debt........................      (15,879)       (16,953)       (17,420)
  Proceeds (Payments) of bank loan payable, net.....    1,099,409        617,801       (430,704)
  Proceeds from issuance of common stock............            0              0      1,260,000
  Purchase of treasury stock........................     (100,799)             0              0
  Payment of stock issuance costs...................            0              0       (303,829)
                                                      -----------    -----------    -----------
  Net cash provided by financing activities.........      982,731        600,848        508,047
                                                      -----------    -----------    -----------
Increase (Decrease) in Cash.........................     (758,580)       613,580        146,643
Cash, Beginning of Year.............................      806,706         48,126        661,706
                                                      -----------    -----------    -----------
Cash, End of Year...................................  $    48,126    $   661,706    $   808,349
                                                      ===========    ===========    ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
     Income taxes...................................  $    86,862    $         0    $         0
                                                      ===========    ===========    ===========
     Interest.......................................  $   464,738    $   338,197    $   420,296
                                                      ===========    ===========    ===========

Supplemental Disclosure of Noncash Activities:

        During 1997, in satisfaction for a payment of trade accounts receivable, $150,000 of subordinated debt was redeemed and cancelled.

        During 1996, in exchange for 8% Subordinated Promissory Notes of
           $1,260,000 and related accrued interest of $87,165, the Company issued 449,055 shares of Class A common stock.

         The accompanying notes are an integral part of this statement.

                      THE DELICIOUS FROOKIE COMPANY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF ACTIVITIES

     The Delicious Frookie Company, Inc. (the "Company"), a Delaware corporation, was incorporated in 1989. In March 1994, the Company acquired all of the stock of The Delicious Cookie Company, Inc. ("Delicious"), an Illinois corporation. Effective December 29, 1995, Delicious was merged with and into the Company with the Company remaining as the surviving entity.

     The Company is a marketer of pre-packaged cookies, crackers and snacks which are sold throughout the United States under the Company's own "Delicious" and "Frookie" labels. The products are sold through a combination of independent direct store delivery distributors, natural food distributors, brokers and direct to retail.

     The Company grants credit to its customers in the normal course of business. Sales to one customer approximated 17%, 20% and 21% of total Company sales for the years ended December 31, 1995, 1996, and 1997, respectively. No other customer accounted for more than 10% of the Company's sales. Amounts due from such customer represented approximately 18% and 20% of the Company's net trade accounts receivable at December 31, 1996, and 1997, respectively. Approximately 40%, 49% and 52% of the Company's inventory purchases for the years ended December 31, 1995, 1996, and 1997, respectively, were from two major vendors.

     The Company has several customers and vendors who are also holders of the Company's common stock or subordinated convertible notes. During 1995, 1996 and 1997, respectively, net sales to these customers were approximately $7,310,000, $5,656,000 and $5,325,000 while purchases from such vendors were approximately $3,393,000, $744,000 and $395,000. Management believes all of these transactions were on terms at least as favorable as could be obtained from unaffiliated parties.

     The Company has suffered recurring losses since 1994, and at December 31, 1997 has negative working capital and a stockholders' deficit. During 1997, the Company initiated several actions to improve its financial condition and operating performance including the restructuring of management (Note 11), a private placement of the Company's common stock (Note 12) which provided working capital and extended credit terms with its major vendors. In 1998, the Company raised an additional $697,000 in a private placement of common stock, borrowed $500,000 by issuing a short term 12% note and amended its revolving bank line of credit agreement (See Notes 4 and 13). Additionally, the Company plans to (a) complete an initial public offering of the Company's common stock, (b) exchange the 9% Convertible Subordinated Notes (Note 5) for convertible preferred stock,
(c) increase sales prices and (d) implement cost reductions already negotiated with the Company's vendors. Management believes that the condition of its trade accounts receivable is satisfactory and that the Company is current with its obligations to vendors.

     There can be no assurance that the Company will be able to successfully implement its plans for growth or, if such plans are implemented, that the Company will achieve its goals. The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result in the event the Company's plans are not successful.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORY -- Inventory is stated at the lower of cost or market with cost determined by the first-in, first-out (FIFO) method.

     ADVERTISING AND PROMOTION -- All costs associated with advertising, promotion, marketing and slotting are charged to operations as incurred. Such expenses are included in promotion and selling in the statement of

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) operations and amounted to $8,348,409, $2,184,433 and $2,227,242 for the years ended December 31, 1995, 1996 and 1997, respectively.

     AMOUNTS DUE TO/FROM DISTRIBUTORS -- The Company offers its distributors promotional allowances which can be earned based on percentages of their purchases from the Company. Amounts due from distributors represent overspent allowances. These will either be earned by the distributors in the future or paid to the Company. Amounts due to distributors represent promotional allowances earned but unspent by the distributors.

     PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost. For financial reporting purposes, depreciation is provided using the straight-line method over the estimated useful lives of the assets. For income tax reporting purposes, depreciation is computed under accelerated methods, as permitted under the Internal Revenue Code. When capital assets are sold, retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the respective accounts and any gains or losses are included in operations. Major improvements are capitalized and repairs and maintenance are charged to operations as incurred.

     GOODWILL -- Goodwill represents the excess of cost over the fair value of net assets of acquired businesses, and is being amortized on a straight-line basis over a period of twenty years. Accumulated amortization amounted to $650,270 and $555,905 at December 31, 1996 and 1997, respectively. On an on-going basis, the Company reassesses the recorded values of long-lived assets based on estimated undiscounted expected future cash flows. If the results of these periodic assessments indicate that an impairment may be likely, the Company recognizes a charge to operations at that time.

     DEFERRED FINANCING COSTS -- Costs incurred in connection with obtaining financing are amortized over the life of the related debt.

     INCOME TAXES -- Deferred income taxes are provided for temporary differences between financial and income tax reporting.

     STOCK OPTION PLANS -- The Company has adopted only the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and continues to account for stock options in accordance with APB Opinion 25.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain amounts reported in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation without affecting previously reported net losses.

     EARNINGS PER SHARE -- The Company adopted Financial Standards Board No. 128, "Earnings per Share" (FAS 128), which requires retroactive application to all periods presented. Under FAS 128, "Basic Earnings per Share" is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period. "Diluted Earnings per Share" reflects the potential dilution that could occur if warrants and options or other contracts to issue common stock were exercised and resulted in the issuance of additional common shares. For the years ended December 31, 1995, 1996 and 1997, diluted earnings per share and basic earnings per share are identical because of the losses incurred during those years. All options and warrants discussed in Notes 5 and 8 were omitted from the

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) computation of diluted earnings (loss) per share because the options and warrants are antidilutive when net losses are reported.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- Because the interest rate of the revolving loan with U.S. Bancorp Republic Commercial Finance, Inc. (formerly known as Republic Acceptance Corporation) ("U.S. Bancorp") adjusts with changes in the market rate of interest, management believes the fair value is equivalent to the carrying value. Management believes that the fair value of the 9% subordinated debt (Note 5) is approximately $1,895,000, which is $65,000 less than its carrying value. Management has estimated the fair value by discounting expected cash flows using an interest rate (12%) that management believes is approximately equal to the interest rate available for similar debt.

     RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1997, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. FAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of this standard is expected to have no impact on the Company's results of operations, financial position or cash flows.

     In June 1997, the FASB issued Financial Accounting Standards No. 131, "Disclosures about Segments of and Enterprise and Related Information" (FAS
131). FAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosure for prior periods are required to be restated. The Company has not determined what effect, if any, the adoption of FAS 131 will have on financial statement disclosures.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1997 consists of the following:

                                                                            ESTIMATED
                                                    1996        1997          LIFE
                                                  --------    --------    -------------
Office equipment................................  $361,537    $275,666    5 to 10 years
Molds and dies..................................   230,666     232,074       3 years
Promotion and display equipment.................    84,153      44,444       5 years
                                                  --------    --------
                                                   676,356     552,184
Less accumulated depreciation...................   336,756     374,332
                                                  --------    --------
                                                  $339,600    $177,852
                                                  ========    ========

     Depreciation expense amounted to $142,425, $152,378 and $158,578 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 4 -- BANK LOAN PAYABLE

     The Company is obligated to U.S. Bancorp under a Financing Agreement (the "Agreement"), dated November 27, 1996 as last amended April 3, 1998, for a revolving line of credit limited to the lesser of $7,000,000 or the sum of eligible accounts receivable and eligible inventories as defined. Borrowings under the Agreement are due upon demand and bear interest at 1.50% per annum (prior to the last amendment, 3.25%) above the reference rate of interest publicly announced by U.S. Bank National Association (8.25% at

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 4 -- BANK LOAN PAYABLE -- (CONTINUED)
December 31, 1997). Borrowings under the Agreement, which expires on November 30, 1999, are collateralized by substantially all of the assets of the Company. Availability under the Agreement as of December 31, 1997 approximated $418,000. The Agreement requires a minimum interest charge of $12,500 per month and the payment of a prepayment penalty ranging from 2 to 3% of the loan facility in the event the Agreement is terminated prior to its expiration.

     The weighted average interest rates on the aforementioned borrowings were 10.3%, 10.5% and 11.7% for the years ended December 31, 1995, 1996, and, 1997 respectively.

NOTE 5 -- SUBORDINATED DEBT

     At December 31, 1996 and 1997, the Company was obligated to noteholders of the Company's 9% Subordinated Convertible Notes aggregating $2,110,000 and $1,960,000, respectively. The notes are due April 27, 1999 with interest payable semiannually in January and July at 9% per annum. The notes are convertible into the Company's common stock at the rate of $4 per share in the event of a default by the Company. When the notes were originally issued on April 28, 1994, a total of 290,375 common stock purchase warrants were issued. The warrants are exercisable for five years and each warrant gives the holder the right to purchase one share of common stock at an exercise price of $2 per share. At December 31, 1997, 280,375 of these warrants were available to be exercised through April 27, 1999.

     On April 30, 1996, the Company defaulted on the repayment of 8% Subordinated Promissory notes (the "Notes") aggregating $1,260,000. As a result of such default, effective May 1, 1996, the interest rate on the Notes increased to 16%. In July and August 1996, the holders of the Notes converted such Notes plus accrued interest of $87,165 into a total of 449,055 shares of common stock.

NOTE 6 -- PACKAGING LOSS LIABILITY

     Packaging for the Company's products is generally purchased directly by the Company's suppliers based upon the Company's projected sales of a product. Upon discontinuance of a product or in instances where sales do not meet expectations, the Company may incur a liability to its suppliers for unused packaging. At December 31, 1996 and 1997, the Company has accrued $1,514,222 and $1,701,186, respectively, to provide for future potential liability including certain amounts already agreed to with certain suppliers (see below). Of this amount, management estimates that $831,111 will be paid during 1998.

     During 1997, the Company entered into an agreement to settle various disputes with one of its suppliers, whose sole shareholder is a shareholder of the Company and was a director of the Company until December 1997, that requires the Company to pay the supplier $1,400,000 (included in the above mentioned accrual), of which $300,000 was provided in 1997 and charged to cost of sales. The agreement stipulates that if the Company defaults on any payment and does not cure the default within 90 days, an additional $200,000 will be added to the unpaid balance and simple interest at an annual rate of 10% will begin to accrue. Principal payments are scheduled as follows:

1998.............................................  $  620,000
1999.............................................     580,000
2000.............................................     200,000
                                                   ----------
                                                   $1,400,000
                                                   ==========

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 7 -- INCOME TAXES

     The Company uses the asset and liability method for determining deferred income taxes. The provision (benefit) for income taxes consists of the following:

                                                  1995          1996          1997
                                               -----------    ---------    -----------
Federal and state:
  Current....................................  $   (16,620)   $       0    $         0
  Deferred (net).............................   (2,310,100)    (618,300)    (1,439,800)
  Increase in valuation allowance............    2,988,900      618,300      1,439,800
                                               -----------    ---------    -----------
                                               $   662,180    $       0    $         0
                                               ===========    =========    ===========

     A reconciliation of the provision for income taxes on income and the amount computed by applying the federal income tax rate to net loss before income tax expense is as follows:

                                                    1995         1996         1997
                                                 -----------   ---------   -----------
Computed income tax expense (benefit) at
  federal statutory rate.......................  $(2,139,000)  $(305,000)  $(1,155,000)
State income taxes.............................     (295,000)    (35,000)     (156,000)
Non-deductible amortization of intangible
  assets.......................................       55,000      55,000        55,000
Adjustment to net operating loss
  carryforward.................................       52,280    (333,300)     (183,800)
Increase in valuation allowance................    2,988,900     618,300     1,439,800
                                                 -----------   ---------   -----------
                                                 $   662,180   $       0   $         0
                                                 ===========   =========   ===========

     At December 31, 1996 and 1997, the Company's net deferred income tax asset consisted of:

                                                               1996           1997
                                                            -----------    -----------
Gross deferred tax assets:
  Net operating loss carryforwards........................  $ 3,276,900    $ 4,155,000
  Allowance for doubtful accounts.........................      217,700        342,000
  Amortization of goodwill................................       85,300         79,000
  Restructuring liability.................................            0        366,000
  Other...................................................       52,400        136,000
                                                            -----------    -----------
  Total gross deferred tax assets.........................    3,632,300      5,078,000
  Less valuation allowance................................   (3,607,200)    (5,047,000)
                                                            -----------    -----------
  Net deferred tax assets.................................       25,100         31,000
                                                            -----------    -----------
Gross deferred tax liabilities:
  Depreciation and amortization expense...................       25,100         31,000
                                                            -----------    -----------
  Net deferred taxes......................................  $         0    $         0
                                                            ===========    ===========

     Deferred income tax assets and liabilities result from the recognition of temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.

     At December 31, 1997, the Company has available for tax reporting purposes approximately $10,394,000 of net operating loss carryforwards expiring in varying amounts through 2012. Management believes, based on the Internal Revenue Code, that utilization of these net operating loss carryforwards will be restricted due to

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 7 -- INCOME TAXES -- (CONTINUED)
the changes in ownership that have occurred or will occur of a two year period. A portion of the valuation allowance discussed above relates to this item.

NOTE 8 -- STOCK OPTIONS

     Pursuant to the 1989 Stock Option Plan (the "1989 Plan") and the 1995 Stock Option Plan (the "1995 Plan"), the Company is authorized to grant stock options for a maximum of 2,250,000 shares, collectively, of the Company's common stock. Incentive stock options and nonqualified stock options may be granted to employees and employee directors and nonqualified stock options may be granted to consultants, nonemployee directors and other nonemployees.

     The exercise price of incentive stock options shall not be less than 100% of the fair market value of the shares at the time of grant (110% in the cases of persons owning 10% or more of the Company's voting stock) and the term of incentive stock options shall not exceed ten years from the date of the grant. Incentive stock options may be granted to an employee owning more than ten percent of the combined voting powers of all classes of stock only if such options are exercisable within five years from the date of grant. The exercise price of nonqualified options under the 1989 Plan shall not be less than the lesser of either the book value of the shares covered by the options or 50% of the fair market value of those shares. The exercise price of nonqualified options under the 1995 Plan shall not be less than par value.

     Pursuant to the 1994 Formula Stock Option Plan (the "1994 Plan") the Company is authorized to grant, to nonemployee directors who are not holders of more than 5% of the outstanding shares of stock of the Company, nonqualified stock options to purchase up to 150,000 shares of the Company's common stock. Options granted pursuant to the plan shall be at the fair market value of the stock and all options shall be for a term of ten years.

     Pursuant to the 1994 Plan, each eligible director who becomes a director will receive on the date of the eligible director's election options to purchase a total of 3,000 shares that vest and become exercisable in three equal installments, one-third on the date of grant and one-third on each of the first and second anniversaries of such grant. Each eligible director on January 1 of each year who has served as director for at least one full year and has met other specified requirements will receive options to purchase a total of 3,000 shares that vest and become exercisable in two equal installments, one-half on the date of grant and one-half on the first anniversary of such grant. The exercise price of these options shall be the fair market value of the shares of Common Stock on the date of grant. In addition, on August 15, 1994, eligible directors were granted options for a total of 55,000 shares of common stock representing options for 1994 as well as for past service. Options granted to individuals who were directors on August 15, 1994 vested and became exercisable in two equal installments on the date of grant and on the first anniversary of the grant.

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 8 -- STOCK OPTIONS -- (CONTINUED)
     Following is a table indicating the activity during 1995, 1996 and 1997 for such plans:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                      EXERCISE
                                                          SHARES       PRICE
                                                         ---------    --------
Options outstanding at January 1, 1995.................    377,770     $ 1.70
                                                                       ======
  Granted during year..................................    797,000       3.00
  Exercised during year................................          0
  Forfeited............................................   (105,700)      2.92
                                                         ---------
Options outstanding at December 31, 1995...............  1,069,070     $ 2.55
                                                                       ======
  Granted during year..................................    171,000       3.00
  Exercised during year................................          0
  Forfeited............................................    (10,500)      2.62
                                                         ---------
Options outstanding at December 31, 1996...............  1,229,570     $ 2.61
                                                                       ======
  Granted during year..................................    300,000       4.90
  Exercised during year................................          0
  Forfeited............................................   (556,333)     (3.00)
                                                         ---------
  Options outstanding at December 31, 1997.............    973,237     $ 3.09
                                                         =========     ======

     The following table summarizes information about outstanding and exercisable stock options as of December 31, 1997:

                                WEIGHTED
                                 AVERAGE     WEIGHTED
                  REMAINING    CONTRACTUAL   AVERAGE                  AVERAGE
   RANGE OF        NUMBER         LIFE       EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES  OUTSTANDING    (MONTHS)      PRICE     EXERCISABLE    PRICE
---------------  -----------   -----------   --------   -----------   --------
$.20 to $.80       114,210          19        $  .69      114,210      $ .69
$1.40 to $1.60     164,900          36        $ 1.40      164,900      $1.40
$3.00              528,667          95        $ 3.00      513,666      $3.00
$4.48               35,460          22        $ 4.48       35,460      $4.48
$6.00              100,000         127        $ 6.00           --      $  --
$12.00              30,000         127        $12.00           --      $  --

     In addition to the stock options issued pursuant to the above plans, the Company has granted options which are not covered by a formal plan for the purchase of shares of its common stock. At December 31, 1997 there was 887,499 of these options outstanding, all of which are exercisable, with a weighted average contractual life of 48 months and a weighted average exercise price of $1.59.

     As permitted under generally accepted accounting principles, grants under the plans are accounted for following provisions of APB Opinion 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation been determined based on the fair value method prescribed in SFAS No. 123, the reported net loss for 1996 and 1997 would have been approximately $182,000 ($.03 per share) and $133,000 ($.02 per share), respectively, greater than that which is presented in the

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 8 -- STOCK OPTIONS -- (CONTINUED)
statement of operations. In determining the compensation based on the fair value method prescribed by SFAS No. 123, the following assumptions were used:

Risk-free interest rate......................  5.71%
Expected option life.........................  84 months
Expected volatility..........................  Not Applicable
Expected dividends...........................  None

NOTE 9 -- EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) savings plan for the benefit of all eligible employees, as defined. Participants may elect to contribute a percentage of their salary to the plan. The Company may make matching and discretionary contributions at its discretion, subject to limitations imposed by the plan. No Company contributions were made in 1995, 1996 or 1997.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Company leases office space under an operating lease expiring in 1998. Minimum future rental payments under noncancellable operating leases as of December 31, 1997, are as follows:

             YEAR ENDING DECEMBER 31,
             ------------------------
1998...............................................  $50,586
1999...............................................    7,862
2000...............................................    5,523
2001...............................................    1,140
                                                     -------
                                                     $65,111
                                                     =======

Total rent expense for the years ended December 31, 1995, 1996, and 1997 was $96,954, $93,307 and $91,656, respectively.

     The Company is obligated under the terms of a consulting agreement which expires August 31, 1999 to pay the consultant an annual fee of $72,000 in monthly installments of $6,000. The payments are charged to expense each month when paid.

     An action was commenced against the Company and an unaffiliated third party by a former distributor of the Company's products alleging a breach of contract. The plaintiff seeks damages in the amount of approximately $2,500,000 and punitive damages in the amount of $1,000,000. There can be no assurance that this litigation will not discourage companies from distributing the Company's products. An unfavorable decision could have a material adverse effect on the Company's business, its results of operations and financial position. Additionally, the Company is a party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position of the Company.

NOTE 11 -- RESTRUCTURING

     Effective August 13, 1997, two Company executives/stockholders resigned and entered into agreements to provide consulting services to the Company. The agreements require the former executives to be available to provide consulting services to the Company through August 1998 and include a clause restricting the former executives from competing with the Company. The agreements cumulatively provide for

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 11 -- RESTRUCTURING -- (CONTINUED)
(a) consulting fees aggregating $200,000 per year for five years, (b) automobile and office allowances aggregating $83,600 per year for three years, (c) life and health insurance coverage for five years and (d) forgiveness of debts aggregating $88,030. In addition, the Company exchanged its Cool Fruits Fruit Juice Freezers product line and assigned the Company's license agreement for Chiquita Tropical Freezers product line to one of the individuals for the cancellation of options to purchase 500,000 shares of the Company's common stock.

     It is management's opinion that the Company will not utilize the services of the former executives during the one-year consulting period and there is no value to the non-compete clause. The cost of the benefits being paid to the former executives was charged to expense in 1997 and accrued using a present value method over the expected term of the agreements. For the year ended December 31, 1997, the Company recognized $1,548,035 as a restructuring charge and $44,908 as related interest expense principally related to the activities described above. At December 31, 1997, the balance sheet reflected a liability of $1,148,907 of which $268,334 was included in the current portion of long-term liabilities.

NOTE 12 -- COMMON STOCK

     During 1997, and in anticipation of the proposed initial public offering, the Company amended its articles of incorporation to (a) combine the two classes of common stock into one class, (b) increase the number of authorized shares of $.01 par value common stock to 25,000,000 shares, (c) authorize 1,000,000 shares of $.01 par value preferred stock and (d) initiated a private placement to sell a minimum 175,000 shares of common stock and a maximum 700,000 shares of common stock at a price of $3 per share. On December 22, 1997, an initial closing of this private placement took place whereby the Company sold 420,000 shares of common stock and received proceeds of approximately $956,000 net of expenses of approximately $304,000. On February 6, 1998, a second closing of this private placement took place whereby the Company sold 280,000 shares of common stock and received proceeds of approximately $697,000 net of expenses of approximately $143,000.

     Simultaneously with the initial closing of the private placement, the former executives (Note 11) agreed to sell an aggregate of 384,000 shares of common stock and options to purchase 1,000,000 shares of common stock owned by them to a group of outside investors and deposit into a voting trust controlled by a director of the Company all remaining shares of common stock owned by them for a period of two years.

NOTE 13 -- ACQUISITION OF ASSETS OF SALERNO FOODS, L.L.C.

     On April 3, 1998, the Company acquired substantially all of the assets of Salerno Foods, L.L.C. ("Salerno") The purchase price consisted of (a) $3,500,000 in cash, (b) a $1,500,000 promissory note bearing interest at 12% per annum ("Salerno Promissory Note") secured by a second lien on substantially all of the Company's assets and (c) the assumption of substantially all of the liabilities of Salerno. The Company assigned its obligations under the Salerno Promissory Note to American Pacific Financial Corporation ("APFC") and its principal stockholder, who is also a principal member of Salerno. In connection therewith, the Company entered into a loan agreement with APFC pursuant to which the Company borrowed $4,600,000 from APFC (the "APFC Loan") consisting of $3,000,000 in cash used by the Company to fund a portion of the cash purchase price for Salerno, $1,500,000 in the form of APFC assuming primary liability under the Salerno Promissory Note and $100,000 as a fee for the APFC Loan. In addition, the Company issued APFC a 12% promissory note in the amount of $100,000 as a fee for assuming the Salerno Promissory Note. The Salerno Promissory Note and the APFC Loan each mature on the earlier of (a) 120 days from the date of the incurrence of such indebtedness (August 1, 1998), or (b) consummation of an initial public offering of common stock or other recapitalization from which the Company receives gross proceeds of at least $7,000,000 or (c) a sale or other transfer of all or substantially all of the Company's assets or equity interests.

                      THE DELICIOUS FROOKIE COMPANY, INC.

NOTE 13 -- ACQUISITION OF ASSETS OF SALERNO FOODS, L.L.C. -- (CONTINUED)
The APFC Loan is secured by a third lien on substantially all of the Company's assets. The Company expects to repay the APFC Loan with a portion of the net proceeds of the proposed initial public offering.

     In anticipation of the above-mentioned acquisition, the Company consummated a loan whereby the Company borrowed $500,000 . Such indebtedness bears interest at the rate of 12% per annum and matures on the earlier of (a) 120 days from the date of the incurrence of such indebtedness or (b) consummation of an initial public offering of the Company's common stock pursuant to which the Company receives gross proceeds of at least $7 million. The loan is convertible into the Company's common stock at a rate of $3 per share in the event of a default by the Company.

                          INDEPENDENT AUDITORS' REPORT

To the Members of
Salerno Foods, L.L.C.

     We have audited the accompanying balance sheet of SALERNO FOODS, L.L.C. as of December 31, 1997, and the related statements of operations, changes in members' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salerno Foods, L.L.C. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As described in Note 1 to the financial statements, on April 3, 1998, substantially all of the Company's assets were sold.

                                          /s/ ALTSCHULER, MELVOIN AND GLASSER
                                                         LLP

                                        ----------------------------------------
                                        ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
March 24, 1998, except for the
  third paragraph of Note 1,
  as to which the date is April 3, 1998

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                                 BALANCE SHEET
                               DECEMBER 31, 1997

ASSETS
Current Assets:
  Cash......................................................  $    5,239
  Accounts receivable, net of allowances of $330,424........   2,847,757
  Inventory (Note 2)........................................   2,167,950
  Prepaid expenses and other current assets.................      84,565
                                                              ----------
                                                               5,105,511
                                                              ----------
Property and Equipment, Net of Accumulated Depreciation and
  Amortization (Notes 2 and 3)..............................     967,840
                                                              ----------
Other Assets:
  Intangible assets, net of accumulated amortization (Notes
     2 and 4)...............................................     233,212
  Other.....................................................     118,265
                                                              ----------
                                                                 351,477
                                                              ----------
                                                              $6,424,828
                                                              ==========
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities:
  Borrowings under revolving bank line of credit (Note 5)...  $2,537,269
  Accounts payable..........................................   3,225,304
  Accrued expenses..........................................     582,212
  Accrued royalties (Note 4)................................     160,331
                                                              ----------
                                                               6,505,116
                                                              ----------
Commitments and Contingencies (Note 8)
Members' Equity (Deficit) (Note 9)..........................     (80,288)
                                                              ----------
                                                              $6,424,828
                                                              ==========

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

Net Sales...................................................  $39,147,701
Cost of Sales...............................................   28,412,752
                                                              -----------
Gross Profit................................................   10,734,949
                                                              -----------
Operating Expenses:
  Selling...................................................    9,221,584
  General and administrative................................    2,060,753
                                                              -----------
                                                               11,282,337
                                                              -----------
Loss from Operations........................................     (547,388)
                                                              -----------
Other Income (Expense):
  Interest expense..........................................     (321,035)
  Other.....................................................       29,798
                                                              -----------
                                                                 (291,237)
                                                              -----------
Net Loss....................................................  $  (838,625)
                                                              ===========

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

               STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
                          YEAR ENDED DECEMBER 31, 1997

                                         PREFERRED A           PREFERRED B             COMMON
                                     -------------------   -------------------   -------------------
                                      UNITS     AMOUNT      UNITS     AMOUNT      UNITS     AMOUNT       TOTAL
                                     -------   ---------   -------   ---------   -------   ---------   ---------
Balance, January 1, 1997...........  401,477   $ 275,649   371,023   $ 254,740   332,000   $ 227,948   $ 758,337
Issuance of Units in Satisfaction
  of the Preferred Priority
  Return...........................   29,703                27,483
Net Loss...........................             (311,270)             (287,682)             (239,673)   (838,625)
                                     -------   ---------   -------   ---------   -------   ---------   ---------
Balance, December 31, 1997.........  431,180   $ (35,621)  398,506   $ (32,942)  332,000   $ (11,725)  $ (80,288)
                                     =======   =========   =======   =========   =======   =========   =========

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash Flows from Operating Activities:
  Net loss..................................................  $(838,625)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    280,966
     Increase (decrease) in cash from changes in:
       Accounts receivable..................................    322,289
       Inventory............................................    381,116
       Prepaid expenses and other current assets............    282,962
       Other assets.........................................    (28,273)
       Accounts payable.....................................   (123,015)
       Accrued expenses.....................................   (160,446)
                                                              ---------
  Net cash provided by operating activities.................    116,974
                                                              ---------
Cash Flows from Investing Activities:
  Purchases of property and equipment.......................   (198,960)
  Payment of additional purchase price (Note 4).............   (165,981)
                                                              ---------
  Net cash used in investing activities.....................   (364,941)
                                                              ---------
Cash Flows from Financing Activities:
  Proceeds from revolving bank line of credit, net..........     70,077
                                                              ---------
  Net cash provided by financing activities.................     70,077
                                                              ---------
Net Decrease in Cash........................................   (177,890)
Cash, Beginning of Year.....................................    183,129
                                                              ---------
Cash, End of Year...........................................  $   5,239
                                                              =========
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for interest....................  $ 324,370
                                                              =========
Supplemental Schedule of Noncash Investing and Financing
  Activities:
  Increase in additional purchase price (see Note 4) for
     accrued and unpaid royalties at December 31, 1997 of
     $143,400 and customer chargebacks of $125,575, which
     reduced such payments

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- NATURE OF ACTIVITIES

     Salerno Foods, L.L.C. (the "Company") markets and distributes cookies and related products, primarily using the Salerno and Mama's brand names, to distributors and retailers located throughout the United States.

     The Company began operations on January 23, 1996 (see Note 4) as a limited liability company (L.L.C.) under the Delaware Limited Liability Company Act. The term of the Company shall continue with perpetuity, unless the Company is earlier dissolved.

     On April 3, 1998, substantially all of the assets of the Company were sold to The Delicious Frookie Company, Inc. in exchange for $3,500,000 in cash, a $1,500,000 promissory note and the assumption of substantially all of the Company's liabilities. The Delicious Frookie Company, Inc. assigned its primary obligations under the promissory note to American Pacific Financial Corporation. A stockholder of American Pacific Financial Corporation is also a member of the Company. The purchase price is subject to adjustments as outlined in the purchase agreement. Simultaneous with the sale, The Delicious Frookie Company, Inc. paid in full the Company's borrowings under the revolving line of credit (see Note 5). The Company is in the process of winding down its affairs and has distributed its available cash to its members. A final distribution will be made at such time as the managing members determine that all affairs of the Company have been completed.

     The Company grants credit to its customers in the ordinary course of business. Sales to one customer approximated 12% of total Company sales for the year ended December 31, 1997. No other customer accounted for more than 10% of the Company's sales. Amounts due from such customer represented approximately 14% of the Company's net trade accounts receivable at December 31, 1997. Approximately 74% of the Company's inventory purchases for the year ended December 31, 1997 were from two major vendors, one of which is related to the Company (see Note 7).

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of significant accounting policies followed by the Company is as follows:

          INVENTORY -- Inventory is valued at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

          ADVERTISING COSTS -- The Company expenses advertising costs as incurred or when the related campaign commences. Slotting fees paid or credited to grocery store chains for shelf space allocations are amortized over the shorter of expected utility or one year.

          PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease.

          When capital assets are sold, retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the respective accounts and gains or losses are included in

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) operations. Major improvements are capitalized and repairs and maintenance are charged to operations as incurred.

          INTANGIBLE ASSETS -- Intangible assets resulting from the business acquisition are amortized using the straight-line method over various lives as described in Note 4.

          INCOME TAXES -- As a limited liability company the Company is not subject to federal income taxes, and its income or loss is allocated to and reported in the tax returns of its members. Accordingly, no liability or provision for federal income taxes and deferred income taxes attributable to the Company's operations are included in the accompanying financial statements; however, the Company's taxable income is subject to Illinois replacement tax.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 consists of the following:

                                                       AMOUNT          LIFE
                                                     ----------    ------------
Office equipment...................................  $  541,020    3 to 5 years
Warehouse equipment................................     695,587      10 years
Leasehold improvements.............................      35,213    3 1/2 years
                                                     ----------
                                                      1,271,820
Less accumulated depreciation and amortization.....    (303,980)
                                                     ----------
                                                     $  967,840
                                                     ==========

     Depreciation and amortization expense related to these assets amounted to $224,881 for the year ended December 31, 1997.

NOTE 4 -- INTANGIBLE ASSETS

     Intangible assets at December 31, 1997 consist of the following:

                                                                   AMORTIZATION
                                                        AMOUNT        PERIOD
                                                       --------    ------------
Acquisition costs....................................  $111,009      5 years
Organization costs...................................    50,361      5 years
Financing costs......................................    62,815      3 years
Goodwill.............................................   113,941      15 years
                                                       --------
                                                        338,126
Less accumulated amortization........................  (104,914)
                                                       --------
                                                       $233,212
                                                       ========

     Amortization expense for the year ended December 31, 1997 was $56,243.

     On January 23, 1996, the Company purchased certain assets and assumed certain liabilities of the Salerno Biscuit Division of Sunshine Biscuits, Inc., a distributor of cookies and related products, for $4,430,390. The purchase price is increased annually based on 1.5% of "Net Product Revenues" through January 22, 1999, as defined in the purchase agreement. The present value of these payments, as of the acquisition date, is reflected as additional purchase price and the difference is recorded as interest expense.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- INTANGIBLE ASSETS -- (CONTINUED)
The additional purchase price reflected through December 31, 1997 is $899,213, including additional amounts recorded during 1997 of $434,956. Company management estimates that the maximum additional purchase price for the period January 1, 1998 through January 22, 1999 to be $550,000.

NOTE 5 -- BORROWINGS UNDER REVOLVING BANK LINE OF CREDIT -- (CONTINUED)

     The Company is obligated to Bank One, Wisconsin under a Forbearance Agreement and First Amendment to Loan and Security Agreement (the "Agreement"), dated December 12, 1997, for a revolving line of credit limited to the lesser of $4,500,000 or the sum of 85% of eligible accounts receivable, as defined, and 60% of eligible inventory, as defined or $2,250,000. Borrowings bear interest at
 .75% above the bank's reference rate (9% at December 31, 1997). Borrowings under the Agreement are collateralized by substantially all of the Company's assets. The Agreement contains covenants which requires the achievement of specified net income and limits capital expenditures and distributions to members.

     During 1997, the Company was in violation of certain financial covenants. The Agreement provided, among other things, for the lender to temporarily forbear exercising their right to accelerate repayment of the loan until May 15, 1998, conditional upon the Company's compliance with the terms and conditions of the Agreement and no additional events of default occurring. The Bank will consider continuation of the financing beyond May 15, 1998 based on their evaluation of financial information and projections to be submitted by the Company's management.

     The Company receives cash from its customers and issues checks to pay its obligations in the ordinary course of business. Such receipts and disbursements are cleared by Bank One, Wisconsin and charged against the revolving line of credit. The Company has included in borrowings under revolving bank line of credit at December 31, 1997 $127,917 of checks issued which have not cleared Bank One, Wisconsin as of such date.

NOTE 6 -- EMPLOYEE BENEFIT PLANS

     INCENTIVE SAVINGS PLAN -- The Company maintains a qualified 401(k) savings plan for the benefit of all eligible employees, as defined. Participants may elect to contribute a percentage of their salary to the plan. The Company may make contributions at its discretion, subject to limitations imposed by the plan. Company contributions were $22,962 for the year ended December 31, 1997.

     PENSION AND WELFARE PLANS -- The Company's two collective bargaining agreements require the Company to participate in two multi-employer, union-administered, defined contribution health and welfare and pension plans covering all union employees. Contributions to these plans by the Company were approximately $189,000 for the year ended December 31, 1997.

NOTE 7 -- RELATED PARTY TRANSACTIONS

     The Company is party to a Manufacturing Agreement with Pate's Bakery LLC ("Pate's"), a company that is related by common ownership. The Manufacturing Agreement provides for Pate's right of first refusal to manufacture certain products for the Company at prices which are established in the Manufacturing Agreement. The Company purchased approximately $7,228,000 of inventory in 1997 from Pate's. Accounts payable to Pate's approximated $596,000 at December 31, 1997.

     The Company also paid $75,090 in consulting fees to a company some of whose owners are also members of the Company.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     The Company leases various warehouse and office facilities and vehicles under agreements expiring in various periods through 2001. Under the terms of some of the facility leases, the Company must provide for insurance, maintenance, utilities and property taxes.

     Future minimum rental commitments under these operating leases are as follows:

             YEAR ENDING DECEMBER 31,                AMOUNT
             ------------------------               --------
1998..............................................  $433,081
1999..............................................   264,143
2000..............................................    71,190
2001..............................................    42,025
                                                    --------
                                                    $810,439
                                                    ========

     Total rent expense charged to operations for 1997 amounted to $964,362.

     As of December 31, 1997, the Company had 107 full-time employees, 26 of which are represented by Teamster Local 734. The Company's collective bargaining agreements with Teamster Local 734 expired on January 31, 1998. Management has commenced formal negotiations with regard to new collective bargaining agreements. There can be no assurance, however, that the Company will be able to enter into new collective bargaining agreements upon terms and conditions acceptable to the Company. A prolonged slowdown, work stoppage or strike could have a material adverse effect on the results of operations and financial condition of the Company. Management believes relations with the Company's employees is good.

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position of the Company.

NOTE 9 -- MEMBERS' EQUITY (DEFICIT)

     A "Member" is any person, as defined, that holds an interest in the Company represented by units and is admitted pursuant to the provisions of the Salerno Foods, L.L.C. Operating Agreement (the "Operating Agreement"). The following is a summary of the significant provisions of the Operating Agreement:

     PREFERRED PRIORITY RETURN -- All Preferred Units rank senior to the Common Units in that they are vested with the right to receive a Preferred Priority Return ("Return"). This Return for any period, is an amount equal to 8% of the average daily balance of the Preferred Member's Unrecovered Preferred Capital, as defined in the Operating Agreement. The Return is in the form of a distribution of additional Preferred Units, within 75 days after the last day of each fiscal quarter, based on the Original Preferred Price per Unit. Preferred Units have been issued in satisfaction of the Preferred Priority Return through December 31, 1997.

     PREFERRED UNIT REDEMPTION RIGHTS -- After the Earliest Preferred Redemption Date, January 23, 2001, at the request of a Preferred Member, the Company shall redeem not less than all the Member's Preferred Units at a price equal to the Preferred Redemption Price, plus the Preferred Priority Return accrued and unpaid thereon to the redemption date plus Common Units equal to the number of Preferred Units being redeemed. On the Mandatory Preferred Redemption Date, January 23, 2003, all Preferred Units then outstanding shall be automatically redeemed at the price described above.

     The Preferred Redemption Price plus the Preferred Priority Return accrued and unpaid (the redemption amount), in the sole discretion of the Managing Members, shall be paid in cash on the Preferred Redemption

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- MEMBERS' EQUITY (DEFICIT) -- (CONTINUED) date or on a payment schedule with at least one-third in cash, and the remainder payable through a promissory note, bearing annual interest at 14%, over two years.

     Any Preferred Member may at any time prior to redemption convert all or any number of the Preferred Units held into a number of Common Units computed by multiplying the number of such Preferred Units to be converted by 1.892061 and dividing the result by the Preferred Conversion Price then in effect.

     After a conversion has been effected, the Company will deliver to the converting Member payment equal to all accrued but unpaid Preferred Priority Return for each Preferred Unit converted, unless the Company has previously issued an optional Preferred Unit payment. No Preferred Units were converted during the year ended December 31, 1997.

     ANTI-DILUTION PROVISIONS -- In order to prevent dilution of the Preferred Conversion Rights, the Preferred Conversion Price is subject to adjustment from time to time. Certain events which may cause an adjustment includes the issuance or sale of Common Units; the granting of rights or options to purchase Common Units or securities that are convertible into Common Units; the subsequent expiration of such rights and options; and subdivision of the outstanding Common Units into a greater number of Units.

     OTHER RIGHTS AND OBLIGATIONS OF MEMBERS -- No Preferred Member has priority over any other Preferred Member and no Common Member has priority over any Common Member. Any payment of a Preferred Priority Return and any return of capital to the Preferred Member shall be solely from Company assets and the Common Members shall not be personally liable for any such return except as otherwise provided by law.

     With certain exceptions, no Member shall have any obligation to restore any portion of any capital account deficit or to contribute to the capital of the Company; nor shall any Member have any personal liability for debts or other obligations of the Company, including without limitation obligations for Federal and State income taxes and any State replacement taxes.

     Generally, no Member may sell or otherwise dispose of that Member's interest in the Company, in whole or in part, to any person other than the Company. In the event of death (or cessation of existence) of the Member, the Company shall have the option and the right (but not any obligation) to purchase, at any time within six months after the Company is notified, the entire interest held by the Member at his or her death. The purchase price shall be equal to the balance in the Member's capital account on the date of death, adjusted to reflect the fair market value of the Company's assets on such date.

                          INDEPENDENT AUDITORS' REPORT

MEMBERS
SALERNO FOODS, L.L.C.
DES PLAINES, ILLINOIS

     We have audited the accompanying balance sheet of SALERNO FOODS, L.L.C. as of December 31, 1996, and the related statements of operations and members' equity and cash flows for January 23, 1996 through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salerno Foods, L.L.C., as of December 31, 1996, and the results of its operations and its cash flows for January 23, 1996 through December 31, 1996 in conformity with generally accepted accounting principles.

     As more fully described in Note 10, subsequent to the issuance of the 1996 financial statements and our report thereon dated March 5, 1997, the Company's assets were acquired by The Delicious Frookie Company, Inc. The financial statements have been revised to correct an overstatement of inventory and gross profit, subsequently discovered by management, to reflect changes in common and preferred units deemed to have been issued and to reclassify certain balance sheet amounts, costs and expenses. Our opinion, as expressed in the third paragraph above, remains unchanged.

                              /s/ FRIEDMAN EISENSTEIN RAEMER AND SCHWARTZ, LLP FRIEDMAN EISENSTEIN RAEMER AND SCHWARTZ, LLP

March 5, 1997, except for Notes 9 and 10, as to which the date is April 3, 1998

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

ASSETS
Current Assets:
  Cash......................................................  $  183,129
  Receivables, net of allowance for uncollectible accounts
     of $202,000............................................   3,295,622
  Inventory.................................................   2,549,066
  Prepaid expenses..........................................     367,526
                                                              ----------
     Total Current Assets...................................   6,395,343
                                                              ----------
Property and Equipment:
  Leasehold improvements....................................      35,213
  Office and data processing equipment and software.........     280,356
  Warehouse equipment.......................................     459,326
                                                              ----------
                                                                 774,895
  Less: Accumulated depreciation and amortization...........      79,617
                                                              ----------
     Net Property and Equipment.............................     695,278
                                                              ----------
Other Assets:
  Intangible assets, net of amortization....................     152,824
  Deposits..................................................      89,992
                                                              ----------
     Total Other Assets.....................................     242,816
                                                              ----------
                                                              $7,333,437
                                                              ==========
LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $3,348,319
  Accrued expenses..........................................     742,658
  Accrued royalties.........................................      16,931
                                                              ----------
     Total Current Liabilities..............................   4,107,908
Noncurrent Liabilities
  Notes payable.............................................   2,467,192
                                                              ----------
     Total Liabilities......................................   6,575,100
Members' Equity.............................................     758,337
                                                              ----------
                                                              $7,333,437
                                                              ==========

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

         JANUARY 23, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996

Net Sales...................................................  $36,925,865
Cost of Sales...............................................   26,149,842
                                                              -----------
Gross Profit................................................   10,776,023
                                                              -----------
Operating Expenses
  Selling...................................................    9,254,691
  Administrative and general................................    1,999,971
                                                              -----------
          Total Operating Expenses..........................   11,254,662
                                                              -----------
Operating Loss..............................................     (478,639)
                                                              -----------
Other Income (Expense)
  Interest expense..........................................     (113,043)
  Gain on sale of property and equipment....................       66,943
  Other.....................................................      (70,706)
                                                              -----------
          Total Other Income (Expense)......................     (116,806)
                                                              -----------
Net Loss....................................................     (595,445)
Members' Equity
  Beginning of period.......................................
  Members' contributions....................................    1,358,782
  Purchase of members' units................................       (5,000)
                                                              -----------
  End of period.............................................  $   758,337
                                                              ===========

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                            STATEMENT OF CASH FLOWS
         JANUARY 23, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996

Cash Flows from Operating Activities:
  Net loss..................................................  $  (595,445)
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation and amortization..........................      128,288
     Gain on sale of property and equipment.................      (66,943)
     Net (increase) decrease in assets
       Receivables..........................................     (861,580)
       Inventory............................................     (821,032)
       Prepaid expenses.....................................     (349,575)
     Net increase (decrease) in liabilities
       Accounts payable.....................................    3,343,319
       Accrued expenses.....................................      562,199
                                                              -----------
          Net cash provided by operating activities.........    1,339,231
                                                              -----------
Cash Flows from Investing Activities:
  Acquisition of assets (Note 2)............................   (4,233,000)
  Purchases of property and equipment.......................     (631,770)
  Proceeds from sale of property and equipment..............       93,600
  Increase in intangible assets.............................     (188,592)
  Deposits..................................................      (22,314)
                                                              -----------
          Net cash used by investing activities.............   (4,982,076)
                                                              -----------
Cash Flows from Financing Activities:
  Net borrowings under bank line of credit agreement........    2,467,192
  Principal payments on notes payable.......................   (1,000,000)
  Proceeds from issuance of debt............................    1,000,000
  Members' equity contributions.............................    1,358,782
                                                              -----------
          Net cash provided by financing activities.........    3,825,974
                                                              -----------
Net Increase in Cash........................................      183,129
Cash
  Beginning of period.......................................            0
                                                              -----------
  End of period.............................................  $   183,129
                                                              ===========
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for interest....................  $    99,607
                                                              ===========
Supplemental Schedule of Noncash Investing and Financing
  Activities
  The Company acquired various assets on January 23, 1996
     (Note 2). In conjunction with the acquisition,
     liabilities were assumed as follows:
     Purchase price of assets...............................  $ 4,430,390
     Cash paid..............................................    4,233,000
                                                              -----------
     Liabilities assumed....................................  $   197,390
                                                              ===========
  The Company also incurred a $5,000 liability upon the
     purchase of units from two members.

         The accompanying notes are an integral part of this statement.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     OPERATIONS AND FORMATION -- The Company markets and distributes cookies and related products, primarily using the Salerno and Mama's brand names, to distributors and retailers located throughout the United States. All sales are made on credit.

     The Company began operations on January 23, 1996 (see Note 2) as a limited liability company under the Delaware Limited Liability Company Act. The term of the Company shall continue with perpetuity, unless the Company is earlier dissolved.

     The Company places its cash accounts with two financial institutions which are Federally insured up to prescribed limits. However, the amount of cash at any one institution may from time to time exceed these Federally insured prescribed limits.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ADVERTISING COSTS -- The Company expenses advertising costs as incurred or when the related campaign commences. Slotting fees paid or credited to grocery store chains for shelf space allocations are amortized over the shorter of expected utility or one year.

     INVENTORY -- The Company values its inventory at the lower of cost, on the first-in, first-out method, or market.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method over estimated useful lives ranging from three to ten years.

     Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease.

     Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gain or loss on dispositions of property and equipment are included in income.

     INTANGIBLE ASSETS -- Intangible assets are amortized using the straight-line method over various lives as described in Note 3.

     INCOME TAXES -- The Company is a limited liability company and is, therefore, taxed under the partnership provisions of the Internal Revenue Code. As a result, Federal income taxes on the net earnings of the Company are payable by the members and no provision is made for Federal income taxes in the accompanying financial statements.

NOTE 2 -- ACQUISITION

     On January 23, 1996, the Company purchased certain assets and assumed certain liabilities of the Salerno Biscuit Division of Sunshine Biscuits, Inc., a distributor of cookies and related products. The fair value of the net assets acquired exceeded the purchase price of $4,430,390 by $785,456, which reduced the noncurrent assets acquired. The purchase price is increased annually based on "Net Product Revenues," as defined in the purchase agreement. Through January 22, 1999, 1.5% of these revenues are paid to the selling company on a monthly basis. The present value of these payments is reflected as additional purchase price and is allocated to the noncurrent assets. The difference is recorded as interest expense. The additional purchase price through December 31, 1996 is $464,257. The maximum total additional purchase price through January 22, 1999, including the amount through December 31, 1996, is estimated to be $1,446,000.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                    AMORTIZATION
                                                   ORIGINAL COST       PERIOD
                                                   -------------    ------------
Acquisition costs................................    $ 88,319         5 Years
Organization costs...............................      50,361         5 Years
Financing costs..................................      62,815         3 Years
                                                     --------
                                                      201,495
Less: Accumulated amortization...................      48,671
                                                     --------
          Total..................................    $152,824
                                                     ========

NOTE 4 -- NOTES PAYABLE

     The Company has a $6,000,000 bank line of credit, expiring December 31, 1998, with interest at .5% over the bank's reference rate (8.25% at December 31, 1996). Substantially all assets of the Company are pledged as collateral for the note. Borrowings are limited to 85% of eligible (as defined) accounts receivable and 60% of eligible inventory, which is limited to $3,000,000. The financing agreement is subject to covenants, including specific annual net income and capital expenditure amounts and limitations on distributions to members.

NOTE 5 -- LEASES

     The Company leases various plant and office facilities and vehicles under agreements expiring through various dates in 1999. Under the terms of some of the facility leases, the Company must provide for insurance, maintenance, utilities and property taxes.

     Future minimum rental commitments under these operating leases are as follows:

YEAR ENDING DECEMBER 31,                                       AMOUNT
------------------------                                      --------
1997........................................................  $275,700
1998........................................................   277,100
1999........................................................   215,600
                                                              --------
Total.......................................................  $768,400
                                                              ========

     Rent expense was approximately $291,000.

NOTE 6 -- EMPLOYEE BENEFIT PLANS

     INCENTIVE SAVINGS PLAN -- The Company has a qualified 401(k) savings plan covering full-time employees, as defined, with a specified period of service. Company contributions are discretionary and were $20,622.

     PENSION AND WELFARE PLANS -- The Company participates in two multiemployer union-administered health and welfare and pension plans covering all union employees. Contributions to these plans by the Company were approximately $138,900.

NOTE 7 -- RELATED PARTY TRANSACTIONS

     The Company purchased approximately $2,500,000 of inventory in 1996 from a company related to the Company through common ownership. Accounts payable to this company was approximately $512,000 at December 31, 1996.

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also paid approximately $193,700 of consulting and organization fees to a company, six stockholders of which are members of the Company. The Company is obligated to make monthly payments of $10,000 to this company under an informal, month-to-month agreement.

NOTE 8 -- MAJOR SUPPLIERS AND CUSTOMERS

     Purchases from two suppliers aggregated approximately $17,039,000. Approximately $1,901,000 was due to those suppliers at December 31, 1996.

     Sales to one customer aggregated approximately $5,207,000. Approximately $265,000 was due from this customer at December 31, 1996.

NOTE 9 -- MEMBERS' EQUITY AND RIGHTS

     A "Member" is any person, as defined, that holds an interest in the Company represented by units and is admitted pursuant to the provisions of the Salerno Foods, L.L.C. Operating Agreement (the Agreement). At December 31, 1996, Common A, Preferred A and Preferred B Units and amounts were as follows:

                                                       NUMBER OF
                                                         UNITS          AMOUNT
                                                    ---------------    --------
Common A..........................................      332,000        $227,948
Preferred A.......................................      401,477         275,649
Preferred B.......................................      371,023         254,740
                                                                       --------
          Total Members' Equity...................                     $758,337
                                                                       ========

     PREFERRED PRIORITY RETURN -- All Preferred Units rank senior to the Common Units in that they are vested with the right to receive a Preferred Priority Return ("Return"). This Return for any period, is an amount equal to 8% of the average daily balance of the Preferred Member's Unrecovered Preferred Capital, as defined in the Agreement. The Return is in the form of a distribution of additional Preferred Units, within 75 days after the last day of each fiscal quarter, based on the Original Preferred Price per Unit.

     PREFERRED UNIT REDEMPTION RIGHTS -- After the Earliest Preferred Redemption Date, January 23, 2001, at the request of a Preferred Member, the Company shall redeem not less than all the Member's Preferred Units at a price equal to the Preferred Redemption Price, plus the Preferred Priority Return accrued and unpaid thereon to the redemption date plus Common Units equal to the number of Preferred Units being redeemed. On the Mandatory Preferred Redemption Date, January 23, 2003, all Preferred Units then outstanding shall be automatically redeemed at the price described above.

     The Preferred Redemption Price plus the Preferred Priority Return accrued and unpaid (the redemption amount), in the sole discretion of the Managing Members, shall be paid in cash on the Preferred Redemption Date or on a payment schedule with at least one-third in cash, and the remainder payable through a promissory note, bearing annual interest at 14%, over two years.

     Any Preferred Member may at any time prior to redemption convert all or any number of the Preferred Units held into a number of Common Units computed by multiplying the number of such Preferred Units to be converted by $1.892061 and dividing the result by the Preferred Conversion Price then in effect.

     After a conversion has been effected, the Company will deliver to the converting Member payment equal to all accrued but unpaid Preferred Priority Return for each Preferred Unit converted, unless the Company has previously issued an optional Preferred Unit payment.

     ANTI-DILUTION PROVISIONS -- In order to prevent dilution of the Preferred Conversion Rights, the Preferred Conversion Price is subject to adjustment from time to time. Certain events which may cause an adjustment include the issuance or sale of Common Units; the granting of rights or options to purchase

                             SALERNO FOODS, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Common Units or securities that are convertible into Common Units; the subsequent expiration of such rights and options; and subdivision of the outstanding Common Units into a greater number of Units.

     OTHER RIGHTS AND OBLIGATIONS OF MEMBERS -- No Preferred Member has priority over any other Preferred Member and no Common Member has priority over any Common Member. Any payment of a Preferred Priority Return and any return of capital to the Preferred Members shall be solely from Company assets and the Common Members shall not be personally liable for any such return except as otherwise provided by law.

     With certain exceptions, no Member shall have any obligation to restore any portion of any capital account deficit or to contribute to the capital of the Company; nor shall any Member have any personal liability for debts or other obligations of the Company, including without limitation obligations for Federal and State income taxes and any State replacement taxes.

     Generally, no Member may sell or otherwise dispose of that Member's interest in the Company, in whole or in part, to any person other than the Company. In the event of the death (or cessation of existence) of the Member, the Company shall have the option and the right (but not any obligation) to purchase, at any time within six months after the Company is notified, the entire interest held by the Member at his or her death. The purchase price shall be equal to the balance in the Member's capital account on the date of death, adjusted to reflect the fair market value of the Company's assets on such date.

NOTE 10 -- SUBSEQUENT EVENTS

     On April 3, 1998, the Company's assets were acquired by The Delicious Frookie Company, Inc. These financial statements have been revised to reflect certain balance sheet reclassifications and recategorization of selected costs and expenses.

     Also, subsequent to the issuance of the Company's financial statements, management became aware of an accounting error that caused inventory and gross profit to be overstated by $155,994 as of December 31, 1996. The removal of these items from the financial statements increases the net loss and decreases inventory and members' equity by $155,994 in the revised financial statements.

     Information reflected in Note 9 regarding preferred and common units issued has also been revised to reflect subsequent changes made as of December 31, 1996.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Cautionary Statement Regarding
  Forward-Looking Statements..........    7
Risk Factors..........................    7
Use of Proceeds.......................   14
Dividend Policy.......................   15
Dilution..............................   15
Capitalization........................   16
Selected Historical Financial Data....   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   23
Management............................   30
Certain Transactions..................   36
Principal Stockholders................   37
Selling Stockholders..................   40
Description of Capital Stock..........   42
Shares Eligible For Future Sale.......   44
Concurrent Offering...................   45
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   48
Available Information.................   48
Index to Financial Statements.........  F-1

  UNTIL ________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================

======================================================

                             THE DELICIOUS FROOKIE
                                 COMPANY, INC.

                                     [LOGO]

                                3,500,000 SHARES

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                              GAINES, BERLAND INC.

                                __________, 1998

======================================================

                        2,084,000 SHARES OF COMMON STOCK

                      THE DELICIOUS FROOKIE COMPANY, INC.

     This Prospectus relates to 2,084,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of The Delicious Frookie Company, Inc., a Delaware corporation (the "Company"), including 1,000,000 outstanding shares of Common Stock to be sold to certain Holders upon exercise of options ("Options") to purchase shares of Common Stock held by certain former principal stockholders of the Company. The Shares may be offered by certain holders (the "Holders") thereof. See "Selling Securityholders."

     The Shares may be offered by the Holders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Holders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). To the extent required, the specific Shares to be sold, the names of the holders, the public offering price, the names of such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     None of the proceeds from the sale of the Shares by the Holders will be received by the Company. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Holders) in connection with the registration and sale of the Shares being offered by the Holders.

     There is currently no public market for the Company's Common Stock. Application has been made for approval for quotation on the Nasdaq SmallCap Market of the Shares under the symbol "DFSB" and for approval for listing on the Chicago Stock Exchange of the Shares under the symbol "DFB."

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK SEE "RISK FACTORS" COMMENCING ON PAGE 7 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

============================================================================================================
                                                          UNDERWRITING DISCOUNTS
                                    PRICE TO PUBLIC           AND COMMISSIONS         PROCEEDS TO HOLDERS
------------------------------------------------------------------------------------------------------------
Per Share.....................             $                         $                         $
------------------------------------------------------------------------------------------------------------
Total.........................             $                         $                         $
============================================================================================================

     The Holders and any broker-dealers, agents or underwriters that participate with the Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  THE OFFERING

Common stock to be outstanding after the
  offering:..................................  9,665,656(1)(2)
Nasdaq SmallCap Market symbol:...............  DFSB
Chicago Stock Exchange symbol:...............  DFB
Risk factors:................................  An investment in the Shares offered hereby involves certain risks. Prospective investors
                                               should carefully consider the risk factors
                                               set forth below, as well as the other
                                               information set forth in this Prospectus.

---------------
(1) All references in this Prospectus to the number of shares of Common Stock outstanding do not include (i) 1,000,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1995 Stock Option Plan, pursuant to which options to purchase 567,500 shares of Common Stock have been granted; (ii) 1,250,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1989 Stock Option Plan, pursuant to which options to purchase 314,570 shares of Common Stock have been granted; (iii) 150,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1994 Formula Stock Option Plan, pursuant to which options to purchase 98,000 shares of Common Stock have been granted;
    (iv) 887,499 shares of Common Stock reserved for issuance upon exercise of other outstanding options; (v) 380,375 shares of Common Stock reserved for issuance upon exercise of outstanding common stock purchase warrants to purchase such shares of Common Stock; (vi) 490,000 shares of Common Stock reserved for issuance upon conversion of the 490,000 Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), issued in exchange for the Company's outstanding 9% Subordinated Convertible
    Notes (the "9% Notes"), aggregate principal amount $1,960,000, on May   ,
    1998; (vii) 400,000 shares of Common Stock to be sold by the Company reserved for issuance upon exercise of the Underwriters' over-allotment option; and (viii) 350,000 shares of Common Stock issuable upon exercise of the Representative's Warrant.

(2) Includes 3,100,000 shares of Common Stock offered by the Company in The Company's Offering. See "The Company's Offering."

                             THE COMPANY'S OFFERING

     On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering by the Company of 3,100,000 shares of Common Stock and by certain selling stockholders of 400,000 shares of Common Stock and up to an additional 525,000 shares of Common Stock (400,000 shares by the Company and 125,000 shares by such selling stockholders in the aggregate on a pro rata basis) to cover over-allotments, if any, was declared effective by the Commission. Sales of Common Stock by the Company and such selling stockholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information with respect to the Holders of Shares. None of the Holders is currently an affiliate of the Company and none of them has had a material relationship with the Company during the past three years.

                                                                                 AFTER THE OFFERING
                                                                               -----------------------
                                                NO. OF           NO. OF        NUMBER OF
              NAME OF HOLDER                 SHARES OWNED    SHARES OFFERED     SHARES      PERCENTAGE
              --------------                 ------------    --------------    ---------    ----------
Swiss Bank Corp............................    420,000          420,000               0          0
     Paradeplatz 6
     CH-8010 Zurich, Switzerland
H.T. Ardinger..............................    206,430(1)        70,000         136,430(1)     1.4
     c/o H.T. Ardinger & Sons
     9040 Governors Row
     Dallas, Texas 75247
Peter Clapp................................     70,000           70,000               0          0
     172 Thornhill Drive
     Danville, Illinois 61832
John Crowl.................................      8,750            8,750               0          0
     Peterkin Hill Road
     South Woodstock, Vermont 05071
Sara D.K. Faulkner.........................      8,750            8,750               0          0
     203 Poplar Heights
     Oxford, Mississippi 38655
Eric Hassall...............................      8,750            8,750               0          0
     4662 Bellevue Drive
     Vancouver, British Columbia V6R1E7
Charles F. Kireker.........................      8,750            8,750               0          0
     303 Cow Hill Road
     Weybridge, Vermont 05753
Peter Strugatz.............................     35,000           35,000               0          0
     83 Bishop's Lane
     Southampton, New York 11968
Terra Trust Investments, A.G...............    280,000          280,000               0          0
     Bahnhofplatz 9
     CH-8023 Zurich, Switzerland
Marc-Edouard Landolt.......................    105,000          105,000               0          0
     Rue du Lion-d'Or 6
     CH-1003 Lausanne, Switzerland
VTZ Versicherungs Treuhand Zurich A.G......    100,000          100,000               0          0
     Bahnhofplatz 9
     CH-8023 Zurich, Switzerland
Yapton Developments, Limited...............    200,000          200,000               0          0
     Celtic House
     Douglas, Isle of Man IM125J
Steven Gillings............................    300,000          300,000               0          0
     95 Elmwood Avenue
     Staten Island, New York 10312

                                                                                 AFTER THE OFFERING
                                                                               -----------------------
                                                NO. OF           NO. OF        NUMBER OF
              NAME OF HOLDER                 SHARES OWNED    SHARES OFFERED     SHARES      PERCENTAGE
              --------------                 ------------    --------------    ---------    ----------
Connie Bruccelari..........................    200,000          200,000               0          0
     101 Boardwalk
     Staten Island, New York 10312
Tuttle Realty Ltd..........................    200,000          200,000               0          0
     St. Andrews Court, Bahamas
     P.O. Box N-4805
Terra Healthy Living.......................     33,000           33,000               0          0
     Bahnhofplatz 9
     CH-8023 Zurich, Switzerland
Ken Stokes.................................     36,000           36,000               0          0
     Fosseway South
     Bath, England, U.K. BA34AN

---------------
(1) Assumes the sale by Mr. Ardinger of 67,000 shares of Common Stock offered in The Company's Offering. See "The Company's Offering."

     There is no assurance that the Holders will sell any or all of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Holder, other additional shares of Common Stock beneficially owned by such Holder, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Holder in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect. The Holders expect to sell the Shares at prices then attainable, less ordinary brokers, commissions and dealers' discounts as applicable.

     The Holders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Holder or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Holder are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Holders or the Company that the Holders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                              PLAN OF DISTRIBUTION

     This Prospectus covers 2,084,000 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Holders. The Company will realize no proceeds from the sale of the Shares by the Holders.

     The Holders may sell the Shares offered hereby from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Holders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Holders and any broker-dealers that participate with the Holders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Holders will pay any transaction costs associated with effecting any sales that occur.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Holders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Holder will be subject to applicable provisions of the Regulation M and the rules and regulations thereunder, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Holders.

     The Holders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Holders are not restricted as to the number of Shares that may be sold at any time subject, however, to certain contractual lock-up agreements, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock. See "Shares Eligible For Future Sale."

     The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Holders.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CRATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................      3
Cautionary Statement Regarding
  Forward-Looking Statements.........      7
Risk Factors.........................      7
Use of Proceeds......................     14
Dividend Policy......................     15
Dilution.............................     15
Capitalization.......................     16
Selected Historical Financial Data...     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     19
Business.............................     23
Management...........................     30
Certain Transactions.................     36
Principal Stockholders...............     37
Selling Securityholders..............     40
Description of Capital Stock.........     42
Shares Eligible For Future Sale......     44
Concurrent Offering..................     45
Underwriting.........................     46
Legal Matters........................     47
Experts..............................     48
Available Information................     48
Index to Financial Statements........    F-1

                            ------------------------
UNTIL        , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                2,084,000 SHARES

                                  COMMON STOCK

                                 THE DELICIOUS
                                    FROOKIE
                                 COMPANY, INC.
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                           , 1998

======================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses (other than underwriting discounts and commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

SEC registration fee........................................  $ 12,519.36
NASD filing fee.............................................     4,743.89
Nasdaq SmallCap Market and Chicago Stock Exchange listing
  expenses..................................................    25,000.00
Blue Sky fees and expenses (including legal and filing
  fees).....................................................    50,000.00
Printing expenses (including printing and engraving of stock
  certificates).............................................   100,000.00
Accounting fees and expenses................................    50,000.00
Legal fees and expenses (other than Blue Sky)...............   200,000.00
Miscellaneous expenses......................................    57,739.75
                                                              -----------
          Total.............................................  $500,000.00
                                                              ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.

     The Company believes that the indemnification of its directors and officers will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Company intends to enter into indemnification agreements with each of its directors and executive officers pursuant to which the Company will agree to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being a director or executive director of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the following securities were sold by the Company without registration under the Securities Act of 1933, as amended (the "Securities Act").

     1.  On May   , 1998, the Company issued an aggregate of 490,000 shares of
Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), in consideration for the surrender of 9% Subordinated Convertible Notes ("9% Notes"), aggregate principal amount $1,960,000, by the holders thereof at a ratio of one share of Series A Preferred Stock for every $4 of principal amount of the 9% Notes.

Such shares were issued pursuant to an exemption from registration contained in
Section 3(a)(9) of the Securities Act.

     2. On April 3, 1998, the Company issued a 12% promissory note, principal amount $1,500,000, to Salerno Foods, L.L.C. ("Salerno"), which promissory note consisted of a portion of the consideration given in respect of the acquisition by the Company of substantially all of the assets of Salerno and the assumption of substantially all of the liabilities of Salerno (the "Salerno Acquisition"). Such promissory note was issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

     3. On April 3, 1998, the Company issued (i) a 12% promissory note, principal amount $4,600,000 to American Pacific Financial Corporation ("APFC") and (ii) a 12% promissory note, principal amount $100,000, to APFC, which promissory notes were issued (i) in consideration for a $4,600,000 loan from APFC to the Company and (ii) for APFC's fee for such loan, respectively. Such promissory notes were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

     4. On March 30, 1998, the Company issued a 12% promissory note, principal amount $500,000, for an offering price of $500,000 to an "accredited investor," as that term is defined Section 2(5) of the Securities Act and Rule 501 thereunder. Such promissory note was issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 thereunder as a transaction by an issuer not involving any public offering.

     5. On February 6, 1998, the Company consummated a second closing (the "Second Closing") of a minimum of five Units and a maximum of 20 Units, each Unit consisting of 35,000 shares of common stock, $.01 par value per share (the "Common Stock") (the "Private Placement"). At the Second Closing, the Company issued an aggregate of eight Units at a price of $105,000 per Unit, for an aggregate offering price of $840,000 (the "Aggregate Offering Price"). Network 1 Financial Securities, Inc. acted as the exclusive placement agent (the "Placement Agent") and received a commission of $84,000 (10% of the Aggregate Purchase Price) and was paid a non-accountable expense allowance of 25,200 (3% of the Aggregate Purchase Price). The Units were offered and sold only to accredited investors. Such shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving any public offering.

     6. On December 30, 1997, the Company issued 10,000 shares of Common Stock to Eric Seidman, a former employee of the Company for services previously rendered to the Company. Such shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

     7. On December 22, 1997, the Company consummated the first closing of the Private Placement (the "First Closing"). At the First Closing the Company issued an aggregate of 12 Units at a price of $105,000 per Unit, for an aggregate purchase price of $1,260,000 (the "First Closing Aggregate Purchase Price"). The Placement Agent received a commission of $126,000 (10% of the First Closing Aggregate Purchase Price) and was paid a non-accountable expense allowance of $37,800 (3% of the First Closing Aggregate Purchase Price). The Units were offered and sold only to accredited investors. Such shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving any public offering.

     8. On July 2, 1996, the Company issued an aggregate of 449,055 shares of Common Stock in consideration of the conversion of 8% Subordinated Promissory Notes, aggregate principal amount $1,260,000, plus $87,000 of interest accrued thereon, by the holders thereof. Such shares were issued pursuant to an exemption from registration contained in Section 3(a)(9) of the Securities Act.

     All certificates representing the securities described herein and currently outstanding have been properly legended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER
-------
    1.1   --  Form of Underwriting Agreement by and between the Company and Gaines, Berland Inc.*
    3.1   --  Certificate of Incorporation, as amended, of the Company.
    3.2   --  By-laws, as amended, of the Company.
    4.1   --  Specimen Certificate of the Company's Common Stock.*
    5.1   --  Opinion of Olshan Grundman Frome & Rosenzweig LLP.*
   10.1   --  Employment Agreement dated as of August 11, 1997 by and between the Company and Michael Kirby.
   10.2   --  Stock Option Agreement, dated as of August 11, 1997, by and between the Company and Michael Kirby.
   10.3   --  Letter Agreement dated December 16, 1997 amending Michael
              Kirby's Employment Agreement and Stock Option Agreement.
   10.4   --  Amended and Restated Employment Agreement dated as of
              December 15, 1997 by and between the Company and Jeffry
              Weiner.
   10.5   --  1989 Stock Option Plan of the Company.
   10.6   --  1995 Stock Option Plan of the Company.
   10.7   --  1994 Formula Stock Option Plan of the Company.
   10.8   --  Trademark Sublicense Agreement dated December 16, 1993 between Nestle Food Company and the Company.
   10.9   --  Trademark License Agreement dated September 25, 1991 by and between Land O' Lakes, Inc. and the Company.
  10.10   --  Trademark License Agreement dated May 3, 1996 by and between
              Showbiz Pizzatime Inc., and the Company.*
  10.11   --  Trademark License Agreement dated May 1, 1996 by and between
              Ringling Brothers and Barnum & Bailey Combined Shows and the
              Company.*
  10.12   --  License Agreement dated November 26, 1996 between Chiquita
              Brands, Inc. and the Company.
  10.13   --  License Agreement dated June 3, 1991 by and between CPC
              International Inc., and the Company.*
  10.14   --  License Agreement dated May 1, 1996 between Eskimo Pie Corp.
              and the Company.
  10.15   --  Amendment to License Agreement dated May 1, 1997 between
              Eskimo Pie Corp. and the Company.
  10.16   --  Consulting Agreement dated August 13, 1997 between the
              Company and Richard Worth.
  10.17  --   Consulting Agreement dated August 13, 1997 between the
              Company and Randye Worth.
  10.18   --  Asset Purchase Agreement dated December 22, 1997 between the
              Company and Richard S. Worth.
  10.19  --   Financing Agreement dated November 27, 1996 between the
              Company and Republic Acceptance Corporation.
  10.20   --  Security Agreement dated November 27, 1996 between the
              Company and Republic Acceptance Corp.
  10.21   --  Distribution Agreement effective March 28, 1997 between the
              Company and the Old Colony Baking Company, Inc.
  10.22   --  Asset Purchase Agreement dated as of April 3, 1998 by and between the Company and Salerno Foods, L.L.C.
  10.23   --  Escrow Agreement dated as of April 3, 1998 by and among the
              Company, Salerno Foods, L.L.C. and American National Bank
              and Trust Company of Chicago.
  10.24   --  Assignment of Intellectual Property Rights dated April 3,
              1998 by and between the Company and Salerno Foods, L.L.C.
  10.25   --  Restrictive Covenant and Confidentiality Agreement dated
              April 3, 1998 by and between the Company and Steve Coates.
  10.26   --  Restrictive Covenant and Confidentiality Agreement dated
              April 3, 1998 by and between the Company and Peter Rogers.
  10.27   --  Restrictive Covenant and Confidentiality Agreement dated
              April 3, 1998 by and between the Company and Ron Davies, Jr.

EXHIBIT
NUMBER
-------
  10.28   --  Manufacturing Agreement dated April 3, 1998 between the
              Company and Pate's Bakery, L.L.C.
  10.29   --  Promissory Note of the Company dated April 3, 1998 in favor of Salerno Foods, L.L.C.
  10.30   --  Security Agreement dated April 3, 1998 of the Company in favor of Salerno Foods, L.L.C.
  10.31   --  Trademark Security Agreement dated April 3, 1998 of the
              Company in favor of Salerno Foods, L.L.C.
  10.32   --  Assignment and Assumption Agreement dated April 3, 1998 by and among the Company, Larry Polhill and American Pacific
              Financial Corporation.
  10.33   --  Subordination Agreement dated as of April 3, 1998 by and between U.S. Bancorp Republic Commercial Finance, Inc.,
              American Pacific Financial Corporation, Lawrence R. Polhill,
              Salerno Foods, L.L.C. and the Company.
  10.34   --  Loan Agreement dated as of April 3, 1998 between the Company and American Pacific Financial Corporation.
  10.35   --  Security Agreement dated as of April 3, 1998 of the Company in favor of American Pacific Financial Corporation.
  10.36   --  Promissory Note dated April 3, 1998 of the Company in favor of American Pacific Financial Corporation in the aggregate principal amount of $4.6 million.
  10.37   --  Promissory Note dated April 3, 1998 of the Company in favor of American Pacific Financial Corporation in the aggregate principal amount of $100,000.
  10.38   --  First Amendment dated as of April 3, 1998 to the Financing
              Agreement by and between the Company and U.S. Bancorp
              Republic Commercial Finance, Inc.
  10.39   --  Agreement between Salerno Foods, L.L.C. and Bakery, Cracker,
              Pie Yeast Wagon Drivers Union, Local 734 International
              Brotherhood of Teamsters of America (Cracker Drivers).
  10.40   --  Agreement between Salerno Foods, L.L.C. and Bakery, Cracker,
              Pie Yeast Wagon Drivers Union, Local 734 International
              Brotherhood of Teamsters of America (Insider Div.).
  10.41   --  Form of Indemnification Agreement between the Company and its officers and directors.*
  10.42   --  Voting Trust Agreement dated December 22, 1997 by and among
              Richard S. Worth, Randye Worth, Graubard, Mollen & Miller,
              the Company and Robert Rubin.
  10.43   --  Form of Voting Agreement by and between the Company and
              Edward R. Sousa, as Voting Trustee.
  10.44   --  Registration Rights Letter Agreement from the Company dated
              October 21, 1997.
  10.45   --  Sublease Amendment Agreement and Consent to Agreement dated as of April 2, 1998 among Maple Properties Company, L.L.C.,
              Salerno Foods, L.L.C. and the Company.
  10.46   --  Form of Trucklease and Service Agreement by and between
              Ryder Transportation Services and the Company.
   23.1   --  Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in Exhibit 5.1).
   23.2   --  Consent of Altschuler, Melvoin & Glasser LLP.
   23.3   --  Consent of Friedman Eisenstein Raemer and Schwartz, LLP.
   23.4   --  Consent of Cooper, Selvin & Strassberg, LLP.
   24.1   --  Powers of Attorney (included on the signature page to this
              Registration Statement).
   27.1   --  Financial Data Schedule.

---------------
*To be filed by amendment.

     (b) Financial Statement Schedules

        Independent Auditors' Reports

        II -- Valuation and Qualifying Accounts.

         All other schedules are omitted as not being required or the information required therein is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the day of April 22, 1998.

                                          THE DELICIOUS FROOKIE COMPANY, INC.

                                          By: /s/ MICHAEL J. KIRBY
                                            ------------------------------------
                                            Michael J. Kirby
                                            President and Chief Executive
                                              Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Kirby and Jeffry W. Weiner his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him an in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                   TITLE                        DATE
                ---------                                   -----                        ----

          /s/ DONALD C. SCHMITT               Chairman of the Board                 April 22, 1998
------------------------------------------
            Donald C. Schmitt

           /s/ MICHAEL J. KIRBY               President, Chief Executive Officer    April 22, 1998
------------------------------------------      and Director (principal
             Michael J. Kirby                   executive officer)

           /s/ JEFFRY W. WEINER               Vice President, Chief Financial       April 22, 1998
------------------------------------------      Officer and Secretary (principal
             Jeffry W. Weiner                   financial and accounting
                                                officer)

           /s/ JAY G. SHOEMAKER               Director                              April 22, 1998
------------------------------------------
             Jay G. Shoemaker

            /s/ JOHN H. WYANT                 Director                              April 22, 1998
------------------------------------------
              John H. Wyant

           /s/ EDWARD R. SOUSA                Director                              April 22, 1998
------------------------------------------
             Edward R. Sousa

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES



To the Board of Directors of
The Delicious Frookie Company, Inc.



In connection with our audit of the financial statements of The Delicious Frookie Company, Inc. referred to in our audit report dated January 22, 1998, which was included in this Form S-1, we have also audited Schedule II as of and for the years ended December 31, 1996 and 1997. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.


                                   /s/ ALTSCHULER, MELVOIN AND GLASSER LLP

                                       ALTSCHULER, MELVOIN AND GLASSER LLP


Chicago, Illinois
April 22, 1998

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES



To the Board of Directors of
The Delicious Frookie Company, Inc.



In connection with our audit of the financial statements of The Delicious Frookie Company, Inc. referred to in our audit report dated July 18, 1996, which was included in this Form S-1, we have also audited Schedule II as of and for the year ended December 31, 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.



                                        /s/  Cooper, Selvin & Strassberg, LLP

                                             Cooper, Selvin & Strassberg, LLP


Great Neck, New York
July 18, 1996

                                  SCHEDULE II

                      THE DELICIOUS FROOKIE COMPANY, INC.


                       VALUATION AND QUALIFYING ACCOUNTS



                                         Column B      Column C                       Column E
                                        Balance at    Charged to                      Balance
      Column A                          Beginning     Costs and        Column D      at End of
    Description                         of Period       Expense        Writeoffs       Period
-----------------------------------     ----------    ----------       ---------     -----------
1997:
  Allowance for doubtful accounts         $572,872        $40,487          $38,359        $575,000
                                        ==========     ==========       ==========      ==========

  Reserve for inventory obsolescence       $56,521       $152,754               $0        $209,275
                                        ==========     ==========       ==========      ==========

  Valuation allowance for deferred
    tax assets                          $3,607,200     $1,439,800               $0      $5,047,000
                                        ==========     ==========       ==========      ==========

1996:
  Allowance for doubtful accounts         $100,000       $583,337         $110,465        $572,872
                                        ==========     ==========       ==========      ==========

  Reserve for inventory obsolescence       $65,000             $0           $8,479         $56,521
                                        ==========     ==========        =========      ==========

  Valuation allowance for deferred
    tax assets                          $2,988,900       $618,300               $0      $3,607,200
                                        ==========     ==========        =========      ==========

1995:
  Allowance for doubtful accounts         $375,000       $100,001         $375,001        $100,000
                                        ==========     ==========       ==========      ==========

  Reserve for inventory obsolescence      $176,000             $0         $111,000         $65,000
                                        ==========     ==========        =========      ==========

  Valuation allowance for deferred
    tax assets                                  $0     $2,988,900               $0      $2,988,900
                                        ==========     ==========        =========      ==========


                                 EXHIBIT INDEX

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
   1.1     --  Form of Underwriting Agreement by and between the Company and Gaines, Berland Inc.*...................................
   3.1     --  Certificate of Incorporation, as amended, of the Company....
   3.2     --  By-laws, as amended, of the Company. .......................
   4.1     --  Specimen Certificate of the Company's Common Stock.*........
   5.1     --  Opinion of Olshan Grundman Frome & Rosenzweig LLP.*.........
  10.1     --  Employment Agreement dated as of August 11, 1997 by and between the Company and Michael Kirby. .....................
  10.2     --  Stock Option Agreement, dated as of August 11, 1997, by and between the Company and Michael Kirby. .....................
  10.3     --  Letter Agreement dated December 16, 1997 amending Michael
               Kirby's Employment Agreement and Stock Option Agreement. ...
  10.4     --  Amended and Restated Employment Agreement dated as of
               December 15, 1997 by and between the Company and Jeffry
               Weiner. ....................................................
  10.5     --  1989 Stock Option Plan of the Company. .....................
  10.6     --  1995 Stock Option Plan of the Company. .....................
  10.7     --  1994 Formula Stock Option Plan of the Company. .............
  10.8     --  Trademark Sublicense Agreement dated December 16, 1993 between Nestle Food Company and the Company. ...............
  10.9     --  Trademark License Agreement dated September 25, 1991 by and between Land O' Lakes, Inc. and the Company. ...............
 10.10     --  Trademark License Agreement dated May 3, 1996 by and between
               Showbiz Pizzatime Inc., and the Company.* ..................
 10.11     --  Trademark License Agreement dated May 1, 1996 by and between
               Ringling Brothers and Barnum & Bailey Combined Shows and the
               Company.*...................................................
 10.12     --  License Agreement dated November 26, 1996 between Chiquita
               Brands, Inc. and the Company. ..............................
 10.13     --  License Agreement dated June 3, 1991 by and between CPC
               International Inc., and the Company.*.......................
 10.14     --  License Agreement dated May 1, 1996 between Eskimo Pie Corp.
               and the Company. ...........................................
 10.15     --  Amendment to License Agreement dated May 1, 1997 between
               Eskimo Pie Corp. and the Company. ..........................
 10.16     --  Consulting Agreement dated August 13, 1997 between the
               Company and Richard Worth. .................................
 10.17    --   Consulting Agreement dated August 13, 1997 between the
               Company and Randye Worth. ..................................
 10.18     --  Asset Purchase Agreement dated December 22, 1997 between the
               Company and Richard S. Worth. ..............................
 10.19    --   Financing Agreement dated November 27, 1996 between the
               Company and Republic Acceptance Corporation. ...............
 10.20     --  Security Agreement dated November 27, 1996 between the
               Company and Republic Acceptance Corp. ......................
 10.21     --  Distribution Agreement effective March 28, 1997 between the
               Company and the Old Colony Baking Company, Inc. ............
 10.22     --  Asset Purchase Agreement dated as of April 3, 1998 by and between the Company and Salerno Foods, L.L.C. ..............
 10.23     --  Escrow Agreement dated as of April 3, 1998 by and among the
               Company, Salerno Foods, L.L.C. and American National Bank
               and Trust Company of Chicago. ..............................

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
 10.24     --  Assignment of Intellectual Property Rights dated April 3,
               1998 by and between the Company and Salerno Foods,
               L.L.C. .....................................................
 10.25     --  Restrictive Covenant and Confidentiality Agreement dated
               April 3, 1998 by and between the Company and Steve
               Coates. ....................................................
 10.26     --  Restrictive Covenant and Confidentiality Agreement dated
               April 3, 1998 by and between the Company and Peter
               Rogers. ....................................................
 10.27     --  Restrictive Covenant and Confidentiality Agreement dated
               April 3, 1998 by and between the Company and Ron Davies,
               Jr. ........................................................
 10.28     --  Manufacturing Agreement dated April 3, 1998 between the
               Company and Pate's Bakery, L.L.C. ..........................
 10.29     --  Promissory Note of the Company dated April 3, 1998 in favor of Salerno Foods, L.L.C. ...................................
 10.30     --  Security Agreement dated April 3, 1998 of the Company in favor of Salerno Foods, L.L.C. .............................
 10.31     --  Trademark Security Agreement dated April 3, 1998 of the
               Company in favor of Salerno Foods, L.L.C. ..................
 10.32     --  Assignment and Assumption Agreement dated April 3, 1998 by and among the Company, Larry Polhill and American Pacific
               Financial Corporation. .....................................
 10.33     --  Subordination Agreement dated as of April 3, 1998 by and between U.S. Bancorp Republic Commercial Finance, Inc.,
               American Pacific Financial Corporation, Lawrence R. Polhill,
               Salerno Foods, L.L.C. and the Company. .....................
 10.34     --  Loan Agreement dated as of April 3, 1998 between the Company and American Pacific Financial Corporation. ................
 10.35     --  Security Agreement dated as of April 3, 1998 of the Company in favor of American Pacific Financial Corporation. ........
 10.36     --  Promissory Note dated April 3, 1998 of the Company in favor of American Pacific Financial Corporation in the aggregate principal amount of $4.6 million. ..........................
 10.37     --  Promissory Note dated April 3, 1998 of the Company in favor of American Pacific Financial Corporation in the aggregate principal amount of $100,000. ..............................
 10.38     --  First Amendment dated as of April 3, 1998 to the Financing
               Agreement by and between the Company and U.S. Bancorp
               Republic Commercial Finance, Inc. ..........................
 10.39     --  Agreement between Salerno Foods, L.L.C. and Bakery, Cracker,
               Pie Yeast Wagon Drivers Union, Local 734 International
               Brotherhood of Teamsters of America (Cracker Drivers). .....
 10.40     --  Agreement between Salerno Foods, L.L.C. and Bakery, Cracker,
               Pie Yeast Wagon Drivers Union, Local 734 International
               Brotherhood of Teamsters of America (Insider Div.). ........
 10.41     --  Form of Indemnification Agreement between the Company and its officers and directors.*................................
 10.42     --  Voting Trust Agreement dated December 22, 1997 by and among
               Richard S. Worth, Randye Worth, Graubard, Mollen & Miller,
               the Company and Robert Rubin. ..............................
 10.43     --  Form of Voting Agreement by and between the Company and
               Edward R. Sousa, as Voting Trustee. ........................
 10.44     --  Registration Rights Letter Agreement from the Company dated
               October 21, 1997. ..........................................
 10.45     --  Sublease Amendment Agreement and Consent to Agreement dated as of April 2, 1998 among Maple Properties Company, L.L.C.,
               Salerno Foods, L.L.C. and the Company. .....................
 10.46     --  Form of Trucklease and Service Agreement by and between
               Ryder Transportation Services and the Company. .............
  23.1     --  Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in Exhibit 5.1). ...........................................

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
  23.2     --  Consent of Altschuler, Melvoin & Glasser LLP. ..............
  23.3     --  Consent of Friedman Eisenstein Raemer and Schwartz, LLP. ...
  23.4     --  Consent of Cooper, Selvin & Strassberg, LLP. ...............
  24.1     --  Powers of Attorney (included on the signature page to this
               Registration Statement). ...................................
  27.1     --  Financial Data Schedule. ...................................

---------------
*To be filed by amendment.

     (b) Financial Statement Schedules

        Independent Auditors' Reports

        II -- Valuation and Qualifying Accounts.

         All other schedules are omitted as not being required or the information required therein is included in the financial statements or notes thereto.